Exhibit 2.1

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

ARKEMA

on the one hand,

AND

TRINSEO

on the other hand,

Dated: March 19, 2021

TABLE OF CONTENTS

Article I	INTERPRETATION	8
1.1	Certain Definitions	8
1.2	Additional Definitions	24
1.3	Principles of Interpretation	27
1.4	Parties to the Agreement	28

Article II	PURCHASE AND SALE	28
2.1	Agreement to Purchase and to Sell	28
2.2	Relevant Purchaser	29
2.3	Purchase Price	29
2.4	Allocation of the Purchase Price	30
2.5	Repayment of the Intragroup Financial Balance	30
2.6	Pre-Closing Certificate	31
2.7	Closing	31
2.8	Breach of Closing Obligations	34
2.9	Post-Closing Adjustments	35
2.10	Final Payments	41
2.11	Withholding Rights	41

Article III	CONDITIONS PRECEDENT TO CLOSING	42
3.1	Conditions to Closing	42
3.2	Frustration of Closing Conditions	43
3.3	Break-Up Fee	43

Article IV	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	44
4.1	Scope and allocation of the representations and warranties	44
4.2	Organization and Due Authorization	44
4.3	Governmental Authorizations	45
4.4	Organization of the Transferred Companies	45
4.5	Ownership of Transferred Shares	45
4.6	Share Capital of the Transferred Companies	45
4.7	No Subsidiaries	45
4.8	Ownership of Transferred Intellectual Property	45

Article V	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	46
5.1	Organization and Due Authorization	46
5.2	Governmental Authorizations	47
5.3	Financing	47
5.4	Acknowledgement	48

Article VI	PRE-CLOSING COVENANTS	49
6.1	Required Antitrust Clearances	49
6.2	Pre-Closing Reorganizations	50
6.3	Ordinary Course of Business	51
6.4	Relocation of Altuglas International Corporate Seat	53
6.5	Corporate meetings of the Transferred Companies on the Closing Date	53
6.6	Termination of Intragroup Agreements	53
6.7	Access and Information	53
6.8	Financing Cooperation	54
6.9	Public Announcements	55
6.10	Substitution and Release of Sellers Guarantees	55
6.11	Exit of Tax Integration Groups and other Tax Matters	56
6.12	Assignability and Material Consents	57
6.13	Shared Contracts	59
6.14	Insurance	60
6.15	IT Separation Costs	61
6.16	South Korean Plant	61
6.17	Environmental Permit Filings	61
6.18	Steering Committee	61

Article VII	LABOR MATTERS	61
7.1	Transfer of Other Business Employees	61
7.2	Performance Shares	62
7.3	Continuation of Employment and Benefits	62
7.4	Transaction Bonuses	63
7.5	Non-Solicitation Undertakings	64
7.6	US Employees	64
7.7	U.S. Defined Benefit Pension Plan	65
7.8	U.S. 401(k) Plan	68
7.9	U.S. Retiree Health and Welfare Benefits	68
7.10	Seller Retained Liabilities and Obligations	69
7.11	US Service Crediting	69
7.12	Inactive Employees	69
7.13	US Flexible Spending Accounts	70
7.14	Third Party Beneficiaries	70
7.15	Limitations to the Transfer of Mexican Employees	70

Article VIII	REPAYMENT AND INDEMNIFICATION OBLIGATIONS	71
8.1	Repayment Obligations of the Sellers	71
8.2	Indemnification Obligations of the Purchaser	71
8.3	Limitations on Liability	71
8.4	Local Sale Agreements and Pre-Closing Reorganization Arrangements	72

Article IX	SPECIFIC INDEMNITIES	72
9.1	Specific Indemnities of the Sellers	72
9.2	Specific Indemnities of the Purchaser	72
9.3	Method of Asserting Claims, etc	72
9.4	Calculation of Damages	76
9.5	Exclusion	77
9.6	Claim Period	77
9.7	Tax Claim for Straddle Period	77

Article X	TERMINATION	78
10.1	Termination	78
10.2	Effect of Termination	79

Article XI	POST CLOSING COVENANTS	79
11.1	Post-Closing Permit Approvals	79
11.2	Porto Marghera Clean-Up Liabilities	80
11.3	Use of Sellers Trademarks and Logos	81
11.4	Non-Compete Undertaking	81
11.5	Collection of Retained Trade Receivables	82
11.6	Wrong-Pocket Provision	83
11.7	CRC Agreement	83
11.8	Subsequent Transfers	84
11.9	Non-Transferred Intellectual Property Rights	84
11.10	REACH	85
11.11	Release; Waiver of Claims	85
11.12	Confidentiality	86
11.13	Intellectual Property	87
11.14	Law firms and contact people	87
11.15	US NewCo Reorganization	87
11.16	EU Allowances in Italy	88
11.17	MMATwo Consortium	88

Article XII	MISCELLANEOUS	88
12.1	Sellers’ Maximum Liability	88
12.2	Further Actions	88
12.3	Records	89
12.4	Brokers and Finders	89
12.5	Costs and Expenses	89
12.6	Professional Advice	89
12.7	Unforeseeability	90
12.8	Specific Performance	90
12.9	Express Waivers	90

12.10	Sellers’ Agent	90
12.11	Waiver of Conflicts	91
12.12	Notices	91
12.13	Entire Agreement	92
12.14	No Third Party Rights; Assignment	93
12.15	Severability	93
12.16	Waivers and Amendments	93
12.17	Transfer Taxes	93
12.18	Governing Law and Submission to Jurisdiction	93
12.19	Debt Financing Sources	94
Annex A	Sellers
Annex B	Distribution Entities
Annex C	Transferred Intellectual Property
Annex D	Transferred Assets
Annex D-1	Transferred R&D Assets in King of Prussia
Annex E	Transferred Liabilities
Annex F	Financial Definitions
Annex G	Ancillary Agreements
Annex H	Other Business Employees
Annex I	Data Room Documentation
Annex J	Intragroup Agreements
Annex K	Intragroup Loan Agreements
Annex L	IP Short Form Assignment Agreement
Annex M	Local Sale Agreements
Annex N	Pre-Closing Reorganizations
Annex O	Post-Closing Permit Approvals
Annex P	Required Antitrust Clearances
Annex Q	Pensions
Annex R	Basis of Preparation
Annex 2.3(a)(vi)	Deferred Capital Expenditures Amount
Annex 2.4(a):	Allocation of the Purchase Price
Annex 2.7(b)(xi):	Resigning Persons and form of resignation letter
Annex 4.3:	Other Governmental Authorizations
Annex 4.7:	Minority shareholdings

Annex 4.8	Exceptions relating to Transferred Intellectual Property
Annex 6.3:	Exceptions to the ordinary course of business covenant
Annex 6.3-A:	Approved capital expenditures
Annex 6.11:	Sellers’ Guarantees
Annex 6.11(a)(ii):	Danish Tax Annex
Annex 6.12:	Material Consents
Annex 6.13:	Shared Contracts
Annex 6.14:	Arkema Group Insurance Policies
Annex 6.15:	IT Separation Costs
Annex 7.2:	Performance Plans
Annex 7.7	Actuarial Assumptions and Methods for Pension Asset Transfer Under ERISA §4044
Annex 7.7(i)	Administrative Services to be provided to the Purchaser DB Plan
Annex 12.12:	Notice

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT, dated March 19, 2021 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, this “Agreement”), is by and between:

(i)	Arkema, a French société anonyme with its registered offices at 420, rue d’Estienne d’Orves, 92700 Colombes, France and registered with the registry of commerce and company of Nanterre under number 445 074 685 (“Arkema”) acting (x) in its name and on its own behalf and (y) in the name and on behalf of its Subsidiaries listed in Annex A (such Subsidiaries, the “Sellers”);

on the one hand,

AND

(ii)	Trinseo S.A., a Luxembourg société anonyme with its registered offices at 26-28 rue Edward Steichen, L-2540, Luxembourg, Grand Duchy of Luxembourg and registered with the registry of commerce and company of Luxembourg under number B 153549 (the “Purchaser”);

on the other hand.

RECITALS:

WHEREAS:

(A)               As of the date hereof, Arkema is engaged, indirectly through certain of its Subsidiaries, in the Business as follows:

(1)                Arkema Inc. is, among other activities, engaged in the Business, and the Business as currently conducted by Arkema Inc. is referred to as the “US Business”;

(2)                Arkema S.r.l. is, among other activities, engaged in the Business, and the Business as currently conducted by Arkema S.r.l. is referred to as the “Italian Business”;

(3)                Arkema Mexico and Arkema Mexico Servicios are, among other activities, engaged in the Business, and the Business as currently conducted by Arkema Mexico and Arkema Mexico Servicios is referred to as the “Mexican Business”;

(4)               Altuglas International Denmark A/S, a Danish company with its registered offices at Industrivej 16, 9700 Brønderslev, Denmark, registered with the registry of commerce and companies of Denmark (CVR-registeret) under number 12505078 (“Altuglas International Denmark”) is exclusively engaged in the Business;

(5)                Altuglas International SAS, a French société par actions simplifiée with its registered offices at 420, rue d’Estienne d’Orves, 92700 Colombes, France, registered with the registry of commerce and companies of Nanterre under number 388 432 171 (“Altuglas International”) is exclusively engaged in the Business;

(6)                certain Subsidiaries of Arkema that are listed in Annex B (the “Distribution Entities”) are, among other activities, engaged in the sale of Products as distributor or agent; and

(7)                Arkema France holds the Intellectual Property Rights identified in Annex C (collectively, “Transferred Intellectual Property”).

(B)               It is contemplated that, as part of the Pre-Closing Reorganizations described in Annex N:

(1)    Arkema Inc., Arkema Mexico, Arkema Mexico Servicios and Arkema S.r.l. will, prior to the Closing, transfer all their assets, properties and rights used primarily in the conduct of, respectively, the US Business, the Mexican Business and the Italian Business, other than the Excluded Assets (as described in Annex D, the “Transferred Assets”), and all their Liabilities to the extent related thereto other than the Excluded Liabilities (as described in Annex E, the “Transferred Liabilities”) to, respectively, US NewCo, Mexican NewCo and Italian NewCo; and

(2)    Italian NewCo and Altuglas International will make employment offers to certain employees of the Distribution Entities dedicated to the Business (as described in Annex N);

(C)               Following completion of the Pre-Closing Reorganizations, it is contemplated that, immediately prior to Closing, the Sellers will hold all the issued and outstanding interests in the share-capital of US NewCo (the “US NewCo Shares”), Mexican NewCo (the “Mexican NewCo Shares”), Italian NewCo (the “Italian NewCo Shares”), Altuglas International (the “Altuglas International Shares”) and Altuglas International Denmark (the “Altuglas International Denmark Shares” and, together with the US NewCo Shares, the Mexican NewCo Shares, the Italian NewCo Shares and the Altuglas International Shares, collectively, the “Transferred Shares”).

(D)               The Purchaser desires to purchase from the Sellers, and the Sellers desire to sell and transfer to the Purchaser, the Transferred Shares and the Transferred Intellectual Property, in accordance with the terms and conditions set forth herein (the “Transaction”).

(E)               The obligations to inform or consult the relevant employees, works councils and trade unions in connection with the Transaction, consistently with applicable Laws, have been complied with and such employees, works councils and trade unions have been provided with all the information necessary or appropriate in the context of such information or consultation.

NOW, THEREFORE, the Parties do hereby agree as follows:

Article I
INTERPRETATION

1.1           Certain Definitions. In addition to such terms as are defined elsewhere in this Agreement, wherever used in this Agreement (including the Recitals):

“1998 MPSA” means the Master Purchase and Sale Agreement dated April 24, 1998 (the "MPSA") by and among Elf Atochem S.A., Chemiris Finance B.V. and Elf Atochem North America, Inc. on the one hand and Rohm and Haas Company and Rohm and Haas Performance Plastics, Inc. on the other hand;

“Accounting Principles” means (a) the principles specifically set forth in Part 1 of Annex F, (b) the accounting policies, principles, practices, evaluation rules and procedures, methods and bases applied by Arkema and its Subsidiaries in their group consolidation accounts as of December 31, 2019, as described in Part 3 of Annex F and (c) to the extent not covered by (a) and (b), in accordance with IFRS. For the avoidance of doubt, clause (a) shall take precedence over clause (b);

“Affiliate” when used with reference to a specified Person, means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person; for the purpose of this Agreement, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that:

(i)                 with respect to the Sellers, the ultimate controlling Person of the Sellers shall be deemed to be Arkema; and

(ii)                the Transferred Companies shall be deemed to be Affiliates of the Sellers until the Closing and to be Affiliates of the Purchaser immediately after the Closing;

“Ancillary Agreements” means, collectively, the agreements identified in Annex G;

“Antitrust Clearance” means the fact that, in accordance with the Antitrust Regulations, any Governmental Authority having jurisdiction with respect to the concentration resulting from the transactions contemplated by this Agreement (i) authorizes such concentration, (ii) does not prevent such concentration within the applicable waiting period which is deemed to be an official waiver from such Governmental Authority under the applicable Antitrust Regulations, or (iii) decides that such concentration falls outside the scope of the relevant Antitrust Regulations; provided that, for the avoidance of doubt, it is acknowledged that an Antitrust Clearance shall be deemed obtained even if subject to the implementation of certain commitments from the Purchaser or its Affiliates;

“Antitrust Regulations” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition;

“Arkema Group” means the group of companies composed of Arkema and its Subsidiaries (other than the Transferred Companies);

“Arkema Korea” means Arkema Co. Ltd, a South Korean company with its registered offices at 7F, 21 Gukhoe Daero 62 Gil- Yeongdeungpo-GU Seoul 07236 South Korea, registered with the Commercial Registry of Seoul under number 10111-0921167;

“Basis of Preparation” means the accounting policies, principles, practices, evaluation rules and procedures, methods and bases applied by Arkema and its Subsidiaries for the preparation of the financial statements of the Business for the purpose of the Required Information, as described in Annex R;

“Brazilian Distribution Agreement” means the distribution agreement to be entered into on the Closing Date by and between Arkema Quimica, on the one hand, and Italian NewCo and US NewCo, on the other hand, pursuant to which Arkema Quimica will act as exclusive distributor of the Products in Brazil, substantially in the form set forth in Annex G-28;

“Bristol Site” means the manufacturing facilities operated by Arkema Inc. in respect of the US Business and located in 100 PA 413, Bristol, Pennsylvania, USA;

“Business” means the business of researching, developing, manufacturing, regenerating, marketing, distributing and selling the Products, but excluding (i) the Retained Business and (ii) the activities conducted at Arkema Group’s research centers;

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banking institutions are open for ordinary banking business in (i) Bristol, Pennsylvania, USA, (ii) Louisville, Kentucky, USA, (iii) King of Prussia, Pennsylvania, USA, (iv) Milan, Italy, (v) Mexico City, Mexico, (vi) Paris, France, (vii) Copenhagen, Denmark and (viii) Luxembourg City, Luxembourg;

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance (including Internal Revenue Service Notice 2020-22 and Internal Revenue Service Notice 2020-65) published with respect thereto by any Governmental Authority and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020;

“CBA” shall have the meaning ascribed to this term in the Warranty Agreement;

“Closing Reference Date” means the later of (i) the last day of the calendar month in which the Antitrust Condition shall be satisfied, or in the event that such Antitrust Condition shall be satisfied fewer than seven (7) Business Days prior to such last day, on the last day of the following calendar month, and (ii) the last day of the calendar month in which the second (2nd) Business Day immediately following the final day of the Marketing Period occurs; provided, however that the Closing Reference Date shall occur no earlier than April 30, 2021 or at such earlier date as mutually agreed by the Purchaser and the Sellers' Agent;

“Code” means the U.S. Internal Revenue Code of 1986;

“Compliant” means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in light of the circumstances under which the statements contained therein were made, not misleading and (b) the historical financial statements and other financial information included in the Required Information are sufficient (including not “stale”) to permit the sources of the Debt Financing Commitments (including underwriters, placement agents or initial purchasers) to receive customary auditor comfort letters with respect to financial information contained in the Required Information (including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included);

“Confidentiality Agreement” means that certain confidentiality letter agreement dated July 9, 2020 entered into by the Purchaser and Arkema France;

“Contract” means any written contract, agreement, obligation, promise, commitment or other undertaking;

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof, or related, associated or similar epidemics, pandemic or disease outbreaks;

“Damages” means any damages, losses or costs (including reasonable attorney's or other advisors' fees and expenses) but excluding any damages or losses which are contingent, potential, indirect, consequential or punitive, any loss of future revenues, income or profits (manque à gagner) or any loss of opportunity (perte d’une chance)); it being specified that no price/earnings or similar multiplier or valuation factor (whether or not implicit in the Purchase Price) shall be used for purposes of computing the amount of any Damages suffered by the Purchaser or any of the Transferred Companies;

“Danish Tax Integration Group” means the Danish corporate income tax integration group (national sambeskatning) whose administration company is A/S LIP Bygningsartikler. Nørre Aaby, a Subsidiary of Arkema;

“Data Room” means the electronic data room hosted by Merrill Corporation to which the Purchaser and its representatives and advisors had access under the name “Mallarmé” from October 9, 2020 to December 10, 2020 (included) and, with respect to folder 23 (Ronsard) only, December 12, 2020 (included);

“Data Room Documentation” means all documents, material and information of any nature whatsoever disclosed to the Purchaser, its advisors, representatives or employees in the Data Room, a list of which is attached as Annex I; it being specified that all the Data Room Documentation has been copied onto a series of secured individual storage devices (the “Storage Devices”) of which (x) one set has been provided to the Purchaser on the Put Option Date, (y) one set has been retained by the Sellers’ Agent on the Put Option Date and (z) one set has been delivered jointly by the Purchaser and the Sellers’ Agent to the notarial office of Rémi Canales, located at 137, rue de l'Université, 75007 Paris, France, on the date hereof;

“Disclosed Information” means, collectively, the Information Memorandum, the VDD Reports, the Data Room Documentation and the Q&A Answers, as well as any other written material and information all of which as included in the Storage Devices;

“Eligible Accounting Firm” means an independent accounting firm of recognized international standing and active in Europe, the United States of America and Mexico;

“Elium Products” means the liquid reactive thermoplastic acrylic resins which may include MMA) which is used in conjunction with fibers (carbon fiber, glass fiber or any other fiber) to produce composite product;

“Encumbrance” means any pledge of real or personal property, lien, right of retention, charge, ownership right or other security or similar Third Party right (including, in the case of real property, rights of way, use restrictions, and other reservations or limitations of any nature) restricting the ownership or transfer of the relevant asset or right and excluding, for the avoidance of doubt: (i) any restrictions or limitations on transfer of any securities set forth in the Organizational Documents of the Transferred Companies, and (ii) any pledge, lien, right, charge or other security created or granted by the Purchaser or any of its Affiliates;

“Entity” means any company, partnership (limited or general), joint venture, trust, investment fund, association, economic interest group or other organization, enterprise or entity (in all cases granted or not with the legal personality (personnalité morale));

“Environment” means ambient air, indoor air, soil gas, surface water, groundwater, land surface, subsurface strata and soil, and any other environmental media, and natural resources, as well as any living organism and ecological system supported by those media;

“Environmental Law” means any Law or Judgment related (i) to protection of the Environment or human health and safety (including public safety and product safety and chemical control (e.g., REACH) Laws, Laws regulating noise levels and other nuisances, and occupational health and safety Laws pertaining to exposures to Hazardous Materials and matters relating to occupational accidents or illnesses (accidents du travail ou maladies professionnelles)), (ii) to minimization, prevention, punishment, or remediation of the consequences of actions or omissions that damage or threaten the Environment or (iii) to regulation of the use, handling, transportation, storage, disposal or arranging for disposal, release, dumping and destruction of, or exposure to, Hazardous Materials; all of the foregoing including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and the Resource Conservation and Recovery Act (RCRA) and their foreign, state and local counterparts as well as any requirement, standard, or Governmental Authorization enforceable by a Governmental Authority for protection of the Environment;

“Environmental Liabilities” mean any Liabilities (including investigatory, corrective or remedial obligations or any Liabilities for property damages, natural resource damages, costs of environmental remediation, costs of operation and maintenance of any remedial systems, monitoring or oversight by a Governmental Authority, fines, penalties or indemnities) arising under or related to Environmental Law, including those directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, manufacture, distribution, handling, transportation, disposal or arrangement for disposal, storage or treatment of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the Environment or (e) any contract, agreement or other binding consensual arrangement to the extent Liability is assumed or imposed with respect to any of the foregoing;

“ERISA” means the Employee Retirement Income Security Act of 1974;

“EU Allowances” means the European Union greenhouse gas emissions allowances allocated under Directive 2003/87/EC of the European Parliament and of the council dated October 13, 2003;

“Fairly Disclosed” means disclosed in such a manner reasonably apparent to allow a Third Party, acting reasonably, to identify in a clear manner the nature and scope of the fact, matter or event disclosed;

“French Tax Integration Group” means the French corporate income tax integration group (groupe d’intégration fiscale IS) whose parent company is Arkema under the French tax integration group agreement (convention d’intégration fiscale) entered into between Arkema and Altuglas International on January 1, 2014 (the “French Tax Integration Agreement”);

“Governmental Authority” means any domestic, foreign or supranational court or other judicial authority or governmental, administrative, arbitral or regulatory body, department, agency, commission, bureau or other authority (including any industry or other self-regulating body);

“Governmental Authorization” means any approval, consent, permit, registration, ruling, license, waiver, exemption or other authorization (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law;

“Hazardous Materials” means any substance, material, waste or compounds (including any substance which is regulated or classified under any applicable Environmental Laws as mutagenic or carcinogenic or otherwise classified as a physical, health or environmental hazard under any applicable Environmental Laws), for which liability or standards of conduct may be imposed, or the presence of which may require investigation, prevention, regulation, reduction, or remedy under any Environmental Laws, including those substances or compounds which are identified as “hazardous waste”, “hazardous substance”, “hazardous material”, “dangerous material”, “toxic substance”, “hazardous constituent”, waste, pollutant or contaminant under any applicable Environmental Laws, and including asbestos, radioactive materials, petroleum and petroleum products, polychlorinated biphenyls (PCBs), per- and poly fluoroalkyl substances (PFAS) and derivatives;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB);

“Information Memorandum” means the Information Memorandum relating to the Transaction dated October 2020 prepared by Arkema as included in the Storage Devices;

“Insolvency Proceeding” means any bankruptcy or insolvency Proceeding or any Proceeding for the prevention or resolution of business difficulties;

“Intellectual Property Right” means all intellectual property and associated rights, worldwide, whether registered or unregistered, including (i) all inventions (whether or not patentable or reduced to practice), utility models, industrial designs, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs, and patents, patent applications and patent disclosures and improvements thereto, including divisionals, revisions, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues, re-examinations and statutory invention registrations therefor and any foreign equivalents of the foregoing (“Patents”), (ii) all trademarks, service marks, trade dress, logos, trade names, Internet domain names and any other indicia of origin, and all applications, registrations and renewals in connection therewith, and together with all of the goodwill associated therewith (“Trademarks”), (iii) all works of authorship (whether or not copyrightable), all copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets, technologies, know-how, confidential or proprietary information or rights, and other rights in confidential and other nonpublic information that, in each case, derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof (“Know-How”) (v) all rights in computer programs, software, data, databases, database rights, and collections of data, and (vi) all rights associated with each of the foregoing in any jurisdiction (including all rights in any jurisdiction to collect royalties, products and proceeds with respect to any of the foregoing, and to sue and bring other claims for past, present and future infringement, misappropriation or other violation of any of the foregoing, and all rights to recover damages (including attorneys’ fees and expenses) or lost profits in connection therewith);

“Intragroup Agreements” means the Intragroup Loan Agreements and any other Contracts entered into, at any time and from time to time, between any member of the Arkema Group, on the one hand, and any of the Transferred Companies, on the other hand (or to which such parties adhered or became otherwise party) (including, as of the Put Option Date, the Contracts identified in Annex J), other than, for the avoidance of doubt, the Ancillary Agreements and the Pre-Closing Reorganization Arrangements;

“Intragroup Financial Balance” means:

-      if the Intragroup Financial Payable exceeds the Intragroup Financial Receivable, the excess of the Intragroup Financial Payable over the Intragroup Financial Receivable; or

-      if the Intragroup Financial Receivable exceeds the Intragroup Financial Payable, the excess of the Intragroup Financial Receivable over the Intragroup Financial Payable;

“Intragroup Financial Payable” means the outstanding aggregate amount owed (in principal and interest) by the Transferred Companies to Arkema France or any of its Affiliates (other than the Transferred Companies) as of the Closing Reference Date under, or pursuant to, the Intragroup Loan Agreements;

“Intragroup Financial Receivable” means the outstanding aggregate amount owed (in principal and interest) by Arkema France or any of its Affiliates (other than the Transferred Companies) to the Transferred Companies as of the Closing Reference Date under, or pursuant to, the Intragroup Loan Agreements;

“Intragroup Loan Agreements” means the cash pooling agreements, shareholder loans and other intragroup loan arrangements entered into, at any time and from time to time, between Arkema France or any of its Affiliates (other than the Transferred Companies), on the one hand, and any of the Transferred Companies, on the other hand (or to which such parties adhered or became otherwise party) (including, as of the Put Option Date, the Contracts identified in Annex K);

“Inventory” means all inventories of raw materials, finished products, manufactured and purchased parts, spare parts, work-in-process, packaging and supplies purchased or acquired including such inventory which may be in transit or in possession of Third Parties;

“Inventory Expert” means Grant Thornton, or if Grant Thornton is unable or unwilling to act as the Inventory Expert for the purpose set out in this Agreement, Mazars, or if (i) Mazars is unable or unwilling to act as the Inventory Expert for the purpose set out in this Agreement and (ii) the Parties fail to reach an agreement on the appointment of another expert after good faith discussions within five (5) Business Days as from the date on which the Parties are informed of the event set forth in (i) above, any person appointed by the President of the Commercial Court of Paris (Tribunal de Commerce de Paris), at the request of the first of the Purchaser and the Sellers’ Agent to make such request, from among the Eligible Accounting Firms;

“IP Short Form Assignment Agreement” means the IP Short Form Assignment Agreement substantially in the form set forth in Annex L;

“Italian Sites” means the Rho Site and the Porto Marghera Site;

“Judgment” means any award, decision, injunction, judgment, order, or ruling entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator or arbitral tribunal;

“Key Employees” means, collectively, any employee of the Transferred Companies or any US Employee, Mexican Employee or Italian Employee, or any Distribution Employee, or any Other Business Employee in each case whose annual base gross salary exceeds EUR 150,000, and any Key Manager;

“Key Managers” means the Global Group President, the Global CFO, EMEA Business President/General Manager, the Americas Business President/General Manager, the SVP Global Supply Chain & Manufacturing, the Site General Manager – Rho, Italy, the Senior R&D Director - Americas, EMEA Resins business director, the US Resins business director (New Market) and the US Resins business director (Commercial Resin);

“Law” means any law, statute, regulation, rule, ordinance, treaty, code, order or decree of any Governmental Authority or common law (including any judicial or administrative interpretation thereof) in force;

“Liability” means any debt, liability and obligation (including any off balance-sheet liability or commitment), whether accrued or fixed, absolute or contingent, matured or unmatured or determined or undeterminable, including any such debt, liability and obligation incurred under any applicable Law;

“Local Sale Agreements” means, collectively, the agreements identified in Annex M;

“Long Stop Date” means September 1, 2021 or any subsequent date mutually agreed in writing between the Purchaser and the Sellers’ Agent;

“Louisville Site” means the manufacturing facilities operated by Arkema Inc. in respect of the US Business and located in 4350 Camp Ground Road, Louisville, Kentucky, USA;

“Marketing Period” means the first period of twenty (20) consecutive Business Days after the date hereof (i) commencing on the date the Purchaser shall have received the Required Information and such Required Information is Compliant, (ii) throughout which such Required Information is Compliant (for the avoidance of doubt, if at any time during the Marketing Period the Required Information provided at the commencement of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have commenced until the Purchaser shall have received Required Information that is Compliant) and (iii) throughout which nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 3.1 (other than those conditions that by their nature are to be satisfied at the Closing) to fail to be satisfied or waived assuming the Closing were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided, however, that such twenty (20) consecutive Business Day period shall not commence any earlier than (1) March 1, 2021, if the Specified Audits have been delivered on or prior to March 13, 2021 (and the unaudited version of such Specified Audits have been delivered on or prior to March 1, 2021) and (2) April 5, 2021, if the Specified Audits have been delivered after March 13, 2021; provided, further, that the Marketing Period shall be deemed not to have commenced if, prior to the completion of such twenty (20) consecutive Business Day period, (x) the Sellers’ applicable auditor shall have objected to the use of, or has withdrawn, its audit opinion (including, without limitation, any qualifications, adverse statement or disclaimer other than an emphasis of matters resulting from the Basis of Preparation) with respect to any audited financial statements included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such auditor has delivered an audit opinion with respect to such financial statements that does not include any qualification, adverse statement or disclaimer, or (y) the Sellers have publicly announced any intention to, or determines to, restate or recast any financial statements included in the Required Information or the Sellers have publicly announced that any such restatement or recasting is under consideration, or otherwise states or determines that any financial statements included in the Required Information can no longer be relied upon, in which case the Marketing Period will be deemed not to commence unless and until such restatement or recasting has been completed and the applicable Required Information has been amended or updated or, for a restatement or recasting under consideration, the Sellers have publicly announced that they have concluded that no such restatement or recasting will be required, or, for a non-reliance, that the applicable Required Information has been amended and updated such that it can then be relied upon. If at any time the Sellers shall reasonably believe that they have provided the Required Information and that such Required Information is Compliant, Sellers’ Agent may deliver to Purchaser a written notice to that effect (stating when the Sellers believe they completed such delivery), in which case the requirement to deliver the Required Information and for such Required Information to be Compliant will be deemed to have been satisfied on the date such notice is received by the Purchaser, unless the Purchaser in good faith reasonably believes the Sellers have not completed the delivery of Compliant Required Information and, within five Business Days after the receipt of such notice from the Sellers, deliver a written notice to the Sellers to that effect (stating with reasonable specificity which portion(s) of the Required Information the Sellers have not delivered as Compliant);

“Material Contract” shall have the meaning ascribed to this term in the Warranty Agreement;

“Mexican Site” means the manufacturing facility operated by Arkema Mexico in respect of the Mexican Business and located in Calle Poniente 2 No. 17, Matamoros, Tamaulipas, Mexico comprised of Lots 8, 9, 10, 11, 13, 14, and 16, Manzana IV and Lots 23 and 24, Manzana VII, all located at Ciudad Industrial Matamoros, Matamoros, Tamaulipas, Mexico;

“NewCos” means, together, Italian NewCo, Mexican NewCo and US NewCo;

“NewCos Shares” means, together, the Italian NewCo Shares, the Mexican NewCo Shares and the US NewCo Shares;

“ordinary course of business” (or similar expression) means the ordinary course of the operations of the Transferred Companies or the Business consistent with past practices and conduct (including any Covid Actions);

“Organizational Documents” means when used with respect to (i) any company or other incorporated Entity, the memorandum and articles of association, charter, bylaws, or similar constitutive document of such company or other incorporated Entity, as filed with the relevant commercial registry, company registrar or other Governmental Authority, if applicable, as the same may be amended, supplemented or otherwise modified from time to time, and (ii) any partnership or other unincorporated Entity, its certificate of formation, partnership agreement, governing agreement and/or similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time;

“Other Business Employees” means, collectively, the employees currently employed or who will be employed on the Closing Date by Arkema France or any member of the Arkema Group and who are primarily dedicated to the Business; a list of the Other Business Employees employed as of the Put Option Date is included in Annex H (which list may be updated by the Sellers’ Agent between the date hereof and the Closing Date to reflect departure and replacement of any such Persons prior to the Closing Date);

“Other Transferred Employees” means, collectively, the Other Business Employees who shall have accepted in writing on or prior to the Closing Date the relevant offer made by the Purchaser or any of its Affiliates in accordance with Section 7.1(a);

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other Law, order, directive, guidelines or recommendations of any Governmental Entity in direct connection with COVID-19 or any other similar pandemic or epidemic;

“Parties” means, collectively, the Sellers and the Purchaser;

“Payables” means all accounts payables, trade accounts payables, supplier accounts payables, Tax payables, notes payables, intragroup payables and any other obligation to make payments (whether current or non-current) to any Person (other than a debt of financial nature), whether or not in the ordinary course, together with any unpaid financing charges accrued thereon;

“Person” means a natural person, Entity, or Governmental Authority;

“Porto Marghera Clean-Up Liabilities” means all Liabilities of Arkema S.r.l. and its Affiliates under, or resulting from, the Porto Marghera Ministerial Decrees;

“Porto Marghera Ministerial Decrees” means the Italian Ministerial Decrees dated No. 3930/QdV/DI/B of September 20, 2007 (groundwater), No. 4753/QdV/DI/B of July 2, 2008 (soil), No. 4774/TRI-DI-B of December 11, 2013 (soil) and No. 105/STA of March 21, 2017 (soil) related to the performance of the Porto Marghera clean-up project on the Porto Marghera national interest site, including, for the avoidance of doubt, any amendment thereto or any new decree having the same subject matter; it being specified that, for all purposes hereof, the Porto Marghera Ministerial Decrees shall be deemed updated to reflect the purchase of the area of land named “NH3 pipe rack and unloading station” by Arkema S.r.l. from Syndial and for which Arkema S.r.l. has agreed to assume the corresponding Liabilities under the foregoing decrees;

“Porto Marghera Site” means the manufacturing facilities and the surrounding property occupied and operated by Arkema S.r.l. in respect of the Italian Business located at Via della Chimica no. 5, frazione, Porto Marghera, 30175 Venice, Italy;

“Post-Closing Permit Approvals” means the Governmental Authorizations listed on Annex O;

“Post-Closing Taxes” means, without duplication, Taxes payable with respect to the Transferred Assets, the US Business (for the avoidance of doubt excluding any Taxes of Arkema Inc.), the Mexican Business and the Italian Business, in each case solely to the extent such Taxes are allocable to a Post-Closing Tax Period, determined in accordance with clauses (A) and (B) of the definition of Pre-Closing Taxes; “Post-Closing Tax Period” means any Tax period (including the portion of any Straddle Period after the Closing Reference Date) ending after the Closing Reference Date.

“Pre-Closing Reorganizations” means, collectively, the transactions described in Annex N;

“Pre-Closing Reorganization Arrangements” means, collectively, the Contracts to be entered into by the Sellers or their relevant Affiliates for the purpose of the transfer of the Transferred Assets and the Transferred Liabilities as part of the Pre-Closing Reorganizations identified in Sections 1.3, 1.4, 2.2, 2.3, 2.4, 2.6, 2.8, 3.4, 3.6, 4.1, 4.2 and 5.2 of Annex N;

“Pre-Closing Taxes” means, without duplication:

(i)                 all Taxes of Arkema Inc., Arkema Mexico and Arkema S.r.l. or any of the NewCos, to the extent relating to, or arising out of, or with respect to the Transferred Assets, the US Business, the Mexican Business the Italian Business, in each case, attributable to or arising with respect to any Pre-Closing Tax Period;

(ii)              all Taxes of any Person (other than any of the NewCos) for which any of the Newcos is or becomes liable (a) as a result of any of the NewCos being included with such Person prior to the Closing in an affiliated group as defined in Section 1504 of the Code (or any analogous combined, affiliated, consolidated, integration or similar Tax group defined under state, local or non-U.S. Law relating to income tax), (b) as transferee or successor to such Person under Law as a result of an event or a transaction occurring prior to the Closing, or (c) by Contract (other than any commercial Contract the principal purpose of which does not relate to Taxes) entered into prior to the Closing;

(iii)             all Taxes (including stamp duties and registration Tax) for which any of the Transferred Companies, the Purchaser or any of their respective Affiliates is liable as a result of the Pre-Closing Reorganizations (including as a result of the Pre-Closing Reorganization Arrangements, the payment of the Intragroup Financial Balance or the transactions contemplated by Section 6.6); and

(iv)              all Taxes deferred under the CARES Act or any analogous state, local or non-U.S. Law (including the employer or the employee claimed portion of any payroll Taxes);

(v)                income Tax and similar Taxes of Arkema Inc., Arkema Mexico and Arkema S.r.l.;

it being specified that, in calculating all of such Pre-Closing Taxes:

(A)               the amount of any property, ad valorem or other Taxes imposed on a periodic basis, Taxes allocable to the portion of the Straddle Period included in the Pre-Closing Tax Period shall be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Reference Date and the denominator of which is the number of days in the entire Straddle Period and

(B)               in the case of any other Taxes, Taxes allocable to the Pre-Closing Tax Period shall be determined on an interim closing of the books as of the Closing Reference Date (and, for such purpose, assuming that the taxable period of any of Transferred Companies terminates at such time), and such Pre-Closing Taxes shall not include Taxes related to Transferred Assets, the US Business, the Mexican Business or the Italian Business to the extent directly resulting from any elections filed by the Purchaser or its Affiliates, or any change in accounting method, practice or policy with respect to the Transferred Assets, the US Business, the Mexican Business or the Italian Business after the Closing by the Purchaser or its Affiliates, other than any such elections or changes made by or at the request of the Sellers or that are required by Law or IFRS;

“Pre-Closing Tax Period” means any Tax period (including the portion of any Straddle Period through the end of the Closing Reference Date) ending on or before the Closing Reference Date;

“Proceeding” means any litigation, arbitration, dispute, Tax audit, investigation, examination or other legal proceeding, whether administrative or judicial, commenced, brought, conducted or heard by or before any Governmental Authority;

“Products” means (i) Methyl MethAcrylates (“MMA”) products and (ii) (a) Polymethyl MethAcrylates (“PMMA”) molding compounds (also referred to as “resins”), and (b) PMMA sheets;

“Put Option Agreement” means the put option agreement entered into on the Put Option Date between the Purchaser as “Purchaser” and Arkema as “Beneficiary” relating to the Transaction;

“Put Option Date” means December 14, 2020;

“Q&A Answers” means the answers provided by or on behalf of any of the Sellers or the Transferred Companies, their advisors, representatives or employees to the queries of the Purchaser or its advisors in connection with the information set out in the Data Room or the VDD Reports or during site visits or Q&A sessions, all of which as included in the Storage Devices;

“Receivables” means all Trade Receivables, Tax receivables, notes receivables and any other rights to receive payments (whether current or non-current) from any Person, whether or not in the ordinary course;

“Remaining Intragroup Agreements” means the Intragroup Agreements identified as remaining in force after Closing in Annex J;

“Remediation Standards” means standards which are: (i) technically and financially reasonable operating standards, (ii) applicable to the operations at the Porto Marghera Site, and (iii) acceptable to the Italian Ministero dell’Ambiente e della Tutela del Territorio e del Mare;

“Required Antitrust Clearances” means the Antitrust Clearances listed on Annex P;

“Required Financial Information” means historical combined financial statements for the scope defined in the Basis of Preparation in customary form for offering memoranda used in Rule 144A and Regulation S offerings of high yield debt securities, including: (i) audited combined financial statements prepared in accordance with the Basis of Preparation for the fiscal year ended December 31, 2020 (with comparable year ended December 31, 2019) (the “Specified Audits”); (ii) to the extent applicable, unaudited combined condensed financial statements prepared in accordance with the Basis of Preparation for such interim calendar quarter ending after December 31, 2020 as the financing sources party to the Debt Financing Commitments may advise the Purchaser is reasonably necessary in order to market a private placement of non-convertible high-yield bonds (provided that a period of no more than 60 days from the end of such calendar quarter is given to the Sellers in order to prepare the requested interim financial information and an additional period of 15 days is given to allow Sellers' auditors to provide their comfort letters relating to such financial statements); and (iii) such other unaudited customary financial information as may be reasonably requested to allow the Purchaser to prepare a pro forma combined income statement and combined balance sheet as of and for the twelve month period ending on the latest audited combined balance sheet date (i.e., December 31, 2020) and on the then latest quarterly unaudited combined balance sheet date since December 31, 2020 (provided that the Purchaser provides guidance to Sellers for the pro forma exercise in a reasonable timetable to meet the required deadline), prepared so as to give effect to the Transaction as if the Transaction had occurred as of such date (in the case of such combined balance sheet) or at the beginning of such period (in the case of such combined income statement), (which pro forma financial information, for purposes of an offering of Rule 144A and Regulation S high yield debt securities, need not be prepared in compliance with Article 11 of Regulation S-X issued under the Securities Act of 1933, as amended);

“Required Information” means (A) the Required Financial Information and (B) such other financial and other pertinent information regarding the scope defined in the Basis of Preparation as the Purchaser will reasonably require for preparation of a customary “high yield” offering memorandum (an “Offering Document”) for debt securities offered pursuant to Rule 144A promulgated under the Securities Act of 1933; provided that such information shall not include (1) pro forma financial statements or adjustments (other than information reasonably requested by the Purchaser pursuant to (iii) of the definition of Required Financial Information that is in the possession of the Sellers or the Transferred Companies and not in the possession of the Purchaser and is necessary for the Purchaser to produce unaudited pro forma financial statements, or projections), (2) a description of the financing contemplated under the Debt Financing Commitments, including any “description of notes,” or other information customarily provided by the financing sources or their counsel, (3) risk factors solely relating to all or any component of such financing, (4) stand-alone financial statements in respect of its Subsidiaries, (5) financial statements and information required by Rules 3-05, 3-09, 3-10 and 3-16 of Regulation S-X, (6) the Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K, information regarding executive compensation related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (7) any other financial data (including selected financial data) for any period earlier than the fiscal year ended December 31, 2019 with respect to the scope defined in the Basis of Preparation, or (8) any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A and/or Regulation S. For the avoidance of doubt, neither the Sellers nor the Transferred Companies shall have any obligation to provide Required Information (other than the Required Financial Information) that is (x) any financial information concerning the Sellers or the Transferred Companies that such entities do not maintain in the ordinary course of business, (y) any other information not reasonably available to the Sellers or the Transferred Companies under their respective current reporting systems or (z) any information to the extent that the provision thereof would violate any applicable Law, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, the Sellers or the Transferred Companies;

“Retained Business” means:

(i)                 (x) the business of developing, manufacturing and regenerating PMMA Products in the South Korean Plant, for so long as such plant remains operational and owned by Arkema or an Affiliate of Arkema and (y) the business of marketing, distributing and selling the PMMA Products manufactured in the South Korean Plant as currently conducted by Arkema Korea;

(ii)               the business of developing, manufacturing, regenerating, recycling, marketing, distributing and selling Elium Products (including the agreements related thereto);

(iii)             the business to the extent related to all 3D printing inventions relating to transparent materials (other than such materials that are limited to PMMA); and

(iv)              the business of distributing Products by Arkema Quimica pursuant to, and in accordance with, the terms and conditions set forth in the Brazilian Distribution Agreement;

“Retained Trade Receivables” means the Trade Receivables of Arkema Inc., Arkema Mexico, Arkema S.r.l. and any other member of the Arkema Group in connection with the sale of Products as of the Closing Reference Date;

“Rho Site” means the manufacturing facilities operated by Arkema S.r.l. in respect of the Italian Business located at Via Pregnana no. 63, 20017, Rho, Milan, Italy;

“Sellers’ Actuary” means the actuary selected by the Sellers’ Agent;

“South Korean Plant” means the manufacturing plant of Arkema Korea located in Jinhae, South Korea;

“Specific Liability” means, collectively:

(i)                  any Liability arising from or with respect to any Pre-Closing Taxes (the “Pre-Closing Taxes Specific Liability”);

(ii)                any Liability pertaining to sites or facilities previously owned or operated by the Transferred Companies or by the Sellers and which have been divested prior to, or will be retained by Sellers after, the Closing Date (including the Bernouville and Argenteuil sites), including any Liability relating to the transfer of such sites (the “Former Sites Specific Liability”);

(iii)              any Liability, whether arising prior to or after the Closing Date in connection with any claim brought against any of the Transferred Companies or the Purchaser by any Transferred Employee (or his/her heirs) or former employee (or his/her heirs) of the Transferred Companies or the Sellers, including as a result of an occupational illness (maladie professionnelle) or a specific anxiety-related prejudice (préjudice spécifique d'anxiété) (or from a loss of remuneration or loss of life expectancy resulting from such anxiety-related prejudice), in all cases as a result of his/her exposure prior to the Closing Date to asbestos used or present in the operations of Altuglas International, Altuglas International Denmark, the US Business, the Mexican Business or the Italian Business (the “Asbestos Specific Liability”);

(iv)              any Liability arising in connection with any claim brought against any of the Transferred Companies or Purchaser to the extent based on any actual or alleged infringement prior to the Closing Date (regardless of when the claim is made), which claim of infringement (x) relates to the operation of the Business prior to Closing under any claim of any of the following patents that are, or have been, subject to European Patent Office opposition proceedings: EP1877486, EP2032360, EP1644173, EP2192154, EP2277946, EP2556395, EP2192155, EP2868673, EP3197953, EP1789491 or EP2991830 and (y) has been filed by the owner of any of such EP patents (the "Patent Specific Liability"); provided however that the Sellers shall cease to be liable under the Patent Specific Liability with respect to any such claim of infringement if the Purchaser or any of its any Affiliates decided to abandon the underlying opposition proceedings or not to file any appeal against a first instance decision that rejected the underlying opposition or maintained the patent under an amended form;

(v)                any Liability resulting from any claim by an employee of the Arkema Group which is not a Transferred Employee that he/she should have been transferred to the Purchaser along with the Transferred Employees (the “Employee Claim Specific Liability”);

“Straddle Period” means any Tax period beginning on or before the Closing Reference Date and ending after the Closing Reference Date;

“Subsidiaries” when used with reference to a specified Person, means any Entity which is controlled (as this term is defined in the definition of Affiliate) by such Person;

“Tax” or “Taxes” means any tax, levy, tariff, duty, impost, assessment, deficiency, fee or other governmental charge of any kind, whether payable directly or by withholding, including any income, net or gross receipts, estimated, alternative minimum, windfall profit, value added, registration, franchise, stamp, capital, real property, personal property, sales, use, transfer, escheat, abandoned property, environmental, customs, professional, payroll, employment, social security and housing or gains charges, taxes or assessments (including any health, unemployment, housing, family allowances, pension or retirement contributions or similar payroll-related charges, taxes or assessments), together with any interest, penalties or additions with respect thereto, imposed by or due to any Governmental Authority of competent jurisdiction or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, tariff, duty, impost, assessment, deficiency, fee or other governmental charge;

“Tax Benefit”, with respect to any amount, means the aggregate of:

(i)       the amount equal to any non-U.S. Tax saving (other than VAT) (including any effective Tax reduction, Tax credit or Tax deduction) and any future or potential Tax benefit, such as any creation or increase of carried back or forward Tax losses for the Purchaser or any of its Affiliates or for any tax consolidated group or fiscal unity to which any Transferred Company belongs, provided that it will result in an effective cash Tax reduction in the taxable year of the Purchaser or its relevant Affiliate in which the payment of such amount occurs or in the following taxable year of the Purchaser or its relevant Affiliate; and

(ii)           the amount of VAT which is recoverable or can be offset by the Purchaser or any of its Affiliates in connection therewith;

“Tax Certificate” means the “Certificato dell’esistenza di contestazioni in caso di cessione d'azienda” issued by the relevant authority in accordance with Sect. 14 of the D.Lgs. no. 472 of December 19, 1997;

“Tax Integration Groups” means, collectively;

(i)	the Danish Tax Integration Group; and

(ii)	the French Tax Integration Group;

“Third Party” means any Person (including any Governmental Authority) other than the Parties hereto and their respective Affiliates;

“Trade Receivables” means all trade accounts receivables (including trade account receivable towards members of the Arkema Group), together with any unpaid financing charges accrued thereon and the full benefit of all securities for such receivables, rights or financial charges;

“Transfer Taxes” means all transfer, documentary, sales, use, registration or other similar Tax related to the transfer of the Transferred Shares and the Transferred Intellectual Property from each of the Sellers to the Purchaser pursuant to this Agreement, but excluding, for the avoidance of doubt, any (i) Tax based upon or measured by the net income, gains or profits from such transfer, including any “indirect capital gain” or other similar Tax, and (ii) Tax (including stamp duties and registration Tax) payable with respect to the implementation of the Pre-Closing Reorganizations (which Tax, for the avoidance of doubt, shall be a Pre-Closing Tax);

“Transferred Companies” means (i) the NewCos, (ii) Altuglas International Denmark and (iii) Altuglas International;

“Transferred Employees” means, collectively, the employees of the Transferred Companies on and as of the Closing Date (including, for the avoidance of doubt, the employees of Arkema Inc., Arkema Mexico Servicios, Arkema S.r.l. and the Distribution Entities transferred to the Transferred Companies as part of the Pre-Closing Reorganizations) and the Other Transferred Employees, but excluding any Inactive Employee;

“Transferred Employee Loans Receivable” means the outstanding aggregate amount owed as of the Closing Reference Date (in principal and interest) by the Transferred Employees to the Transferred Companies pursuant to employee loans granted to such Transferred Employees by their respective employers;

“Transaction Documents” means this Agreement, the Warranty Agreement, the Pre-Closing Reorganization Arrangements and the Ancillary Agreements, as well as all any other ancillary agreement to be entered into between the Parties pursuant to, or any document or instrument to be delivered by any of the Parties in accordance with, the terms of this Agreement, the Warranty Agreement, any Pre-Closing Reorganization Arrangement or any Ancillary Agreement;

“US Sites” means the Bristol Site and the Louisville Site;

“VDD Reports” means:

(i)	the “Project Mallarmé, Final due diligence report, Volume I: Financial” prepared by Deloitte dated September 16, 2020, its addendum dated October 1st, 2020 and the additional addendum dated November 3, 2020;

(ii)	the “Project Mallarmé, Final due diligence report, Volume II: Standalone organization” prepared by Deloitte dated September 16, 2020;

(iii)	the “Project Mallarmé - Carve-out Tax Memorandum” prepared by PwC dated October 7, 2020;

(iv)	the “Project Mallarmé - Draft Tax Vendor Due Diligence Report” prepared by PwC dated October 16, 2020;

(v)	the Phase I Environmental Site Assessment reports prepared by ERM and Golder contained in folders 16.3 and 16.4 of the Data Room; and

(vi)	the “Project Mallarmé: outside-in PMMA/MMA market perspective” report prepared by McKinsey & Company dated April 17, 2020 and partially updated on June 30, 2020 and the “COVID-19 Mobility Outlook” prepared by McKinsey & Company dated June 22, 2020;

all of which as included in the Storage Devices;

“W&I Insurance Policy” means the insurance policies subscribed on or about the Put Option Date by the Purchaser with the W&I Insurers in respect of the representations and warranties made by the Sellers to the Purchaser under the Warranty Agreement;

“W&I Insurers” means, severally and not jointly, QBE Europe SA/NV, HDI Global Specialty SE, Arch Insurance (EU) DAC, Allianz Global Corporate & Specialty (Spanish Branch), Starr Europe Insurance Limited, XL Insurance Company SE ;

“WARN Act” shall have the meaning ascribed to this term in the Warranty Agreement; and

“Warranty Agreement” means the warranty agreement entered into by the Sellers and the Purchaser on the date hereof in connection with the purchase and sale of the Transferred Shares and the Transferred Intellectual Property;

1.2      Additional Definitions. Each of the following additional terms has the meaning assigned thereto in the Section or Annex indicated below opposite such term:

Term	Section or Annex
“2021 Free EU Allowances”	11.16(a)(i)
“Administrative Company”	Annex 6.12(a)(ii)
“Affected Facility”	3.1(a)
“Agreement”	Parties’ presentation
“Alternative Change-of-Control Date”	Annex 6.12(a)(ii)
“Altuglas International”	Recitals (A)(5)
“Altuglas International Denmark”	Recitals (A)(4)
“Altuglas International Denmark Shares”	Recitals (C)
“Altuglas International Shares”	Recitals (C)
“Antitrust Condition”	3.1(b)(i)
“APBO”	Annex F
“Arkema”	Parties’ presentation
“Arkema BV”	Annex B
“Arkema Canada”	Annex B
“Arkema Czech”	Annex B
“Arkema Europe”	Annex A
“Arkema France”	Annex A
“Arkema GmbH”	Annex B
“Arkema Group Confidential Information”	11.11(c)
“Arkema Group Insurance Policies”	6.14(a)
“Arkema Hungry”	Annex B
“Arkema Inc.”	Annex A
“Arkema Mexico”	Annex A
“Arkema Mexico Servicios”	Annex A
“Arkema Poland”	Annex B
“Arkema Quimica”	Annex B
“Arkema S.r.l.”	Annex A
“Base Purchase Price”	2.3(a)
“Benefit Plan”	6.3(b)(xi)
“Big Box Insurance Policies”	6.14(b)
“Bostik Ltd”	Annex B
“Brazilian Distribution Agreement”	Recitals (C)(3)
“Bristol PMMA Facility”	3.1(a)
“Cash”	Annex F
“Claim Notice”	9.3(a)
“Closing”	2.6(a)
“Closing Date”	2.6(a)
“Closing Net Cash”	Annex F
“Closing Net Financial Indebtedness”	Annex F
“Closing Pension Participants”	Annex Q
“Closing Purchase Price”	2.5(a)
“Closing Statement”	2.8(b)(i)
“Closing Working Capital”	Annex F
“CoC Contracts”	6.13(a)(ii)(A)
“Competing Business”	11.5(a)(i)
“Confidential Information”	11.11(b)
“Covid Actions”	Annex 6.3
“Cure Period”	3.1(a)
“Current Assets”	Annex F
“Current Liabilities”	Annex F
“Danish Tax Annex”	6.12(a)(ii)
“Debt Financing Commitments”	5.3(b)
“Deer Park Facility”	3.1(a)
"Deferred Capital Expenditures Amount"	2.3(a)(vi)
“Delivery Date”	2.8(c)(i)
“Distribution Entities”	Recitals (A)(6)

“Distribution Transferred Contracts”	Annex D
“Disputed Items Notice”	2.8(c)(ii)
“ECHA”	11.9(a)
“Equity Financing Commitments”	5.3(b)
“Estimated 2021 EU Allowances”	11.16(a)(iii)
“Excluded Assets”	Annex D
“Excluded Liabilities”	Annex E
“ExecuFlex Plan”	Annex N
“Expected Production Volume”	3.1(a)
“Extended Long Stop Date”	1.1(a)(iii)
“External Event”	3.1(a)
“Final Pension Asset Transfer Amount”	7.7(d)
“Final Pension Asset Transfer Date”	7.7(d)
“Final Report”	2.8(e)(vii)
“Financial Indebtedness”	Annex F
“Financing Commitments”	5.3(b)
“Historical Production Volume”	3.1(a)
“HSR Act”	6.1(a)(i)
“Inactive Employee”	Annex N
“Inactive Employee Participant”	7.7(e)
“Inactive Employee Pension Transfer Amount”	7.7(e)
“Inactive Employee Transfer Amount”	7.7(e)
“Indemnified Party”	9.3
“Indemnifying Party”	9.3
“Independent Expert”	2.8(d)(i)
“Initial Pension Asset Transfer Amount”	7.7(b)
“Initial Pension Asset Transfer Date”	7.7(b)
“Interim Tax Period”	Annex 6.12(a)(ii)
“IRS”	7.7(h)
“IT Separation Costs”	6.15
“Italian Business”	Recitals (A)(2)
“Italian Closing”	2.6(a)
“Italian NewCo”	Annex N
“Italian NewCo Shares”	Recitals (C)
“Look-Forward Period”	3.1(a)
“Look-Back Period”	3.1(a)
“Louisville PMMA Facility”	3.1(a)
“Material Adverse Change”	3.1(a)
“Material Consents”	6.13(b)(i)
“Mexican Business”	Recitals (A)(3)
“Mexican NewCo”	Annex N
“Mexican NewCo Shares”	Recitals (C)
“Mexican Pension Plan”	Annex D
“MMA”	definition of Products
“MMA/PMMA Products Data”	11.9(a)
“Net Post-Closing Adjustment Amount”	2.3(a)
“Non-Assignable Items”	6.13(a)(i)
“Non-Transferred IP Rights”	11.9
“Other Products Data”	11.10(b)
“Other Transferred Intellectual Property”	Annex D
“PBO”	Annex F

“Pension Asset Transfer Amount”	Annex Q
“Pension Asset True Up Amount”	7.7(d)
“Pension Participant”	Annex Q
“Performance Shares”	7.2
“Performance Shares Plans”	7.2
“PMMA”	definition of Products
“Porto Marghera ACH Facility”	3.1(a)
“Post-Closing Adjustment Amount”	2.3(a)
“Pre-Closing Certificate”	2.5
“Preliminary Report”	2.8(e)(vi)
“Purchase Price”	2.3(a)
“Purchaser”	Parties’ presentation
“Purchaser Benefit Plans”	7.10
“Purchaser DB Plan”	7.7(a)
“Purchaser’s Actuary”	7.7(c)
“Purchaser’s Cafeteria Plan”	7.12
“Reference Working Capital”	Annex F
“Required Italian Authorization”	11.2(a)
“Resolved Items”	2.8(c)(iii)
“Restricted Territory”	11.5(a)(ii)
“Retiree Medical Participants”	7.8
“Review Period”	2.8(c)(i)
“Revised Pension Asset Transfer Amount”	7.7(b)
“Resigning Persons”	2.6(b)(xiii)
“Rho MMA/PMMA Facility”	3.1(a)
“Seller’s Cafeteria Plan”	7.12
“Seller’s Pension Plan”	Annex Q
“Sellers”	Parties’ presentation
“Sellers’ Agent”	12.10(a)
“Sellers Guarantees”	6.11(a)
“Sellers’ Representatives”	5.4(c)
“Settlement Offer”	9.3(e)
“Shared Contracts”	6.14(a)
“Storage Devices”	1.1
“Sublicense”	11.9(a)
“Surrendered EU Allowances”	11.16(a)(ii)
“Third Party Claim”	9.3(a)
“Third Party Claim Review Period”	9.3(b)
“Third Party Consent”	6.13(a)(i)
“Transaction”	Recitals (D)
“Transaction Bonus Letters”	7.4(a)
“Transaction Bonuses”	7.4(a)
“Transferred Assets”	Recitals (B)
“Transferred Contracts”	Annex D
“Transferred Intellectual Property”	Recitals (A)(7)
“Transferred IP Purchase Price”	Annex 2.2(b)
“Transferred IP-Related Agreements”	6.13(a)(ii)(B)
“Transferred Liabilities”	Recitals (B)
"Transferred Portion of Shared Contracts"	Annex D
“Transferred Shares”	Recitals (C)
“Unreleased Guarantees”	6.11(c)
“Unresolved Items”	2.8(c)(iii)
“US CBAs”	Annex N
“US Business”	Recitals (A)(1)
“US NewCo”	Annex N
“US NewCo Shares”	Recitals (C)
“US Unions”	Annex N
“WFG”	12.11
“Working Capital”	Annex F

1.3        Principles of Interpretation. In this Agreement:

(a)         All references herein to Articles, Sections and Annexes shall be deemed references to articles and sections of, and annexes to this Agreement unless the context shall otherwise require. The descriptive headings to Articles, Sections and Annexes are inserted for convenience only, and shall have no legal effect.

(b)        The Annexes and Schedules to this Agreement shall be deemed to be a part of this Agreement, and references to “this Agreement” shall be deemed to include the same.

(c)       The following rules of interpretation shall apply unless the context shall require otherwise:

(i)       Definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined.

(ii)      Whenever used in this Agreement:

(A)               the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(B)              the words “hereof”, “herein” and similar words shall be construed as references to this Agreement as a whole and not just to the particular Article, Section or subsection in which the reference appears; and

(C)               except when used with the word “either”, the word “or” may have a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word “or”, the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and, as the context may require, the word “or” may be deemed to include the word “and”).

(iii)        A reference to a specific time of day shall be to local time in Paris, France.

(iv)       A reference to any Party to this Agreement or any other agreement or document includes such Party’s successors and permitted assigns.

(v)         A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement.

(vi)        A reference to any legislation or to any provision of any legislation includes any modification or re-enactment of such legislation, any legislative provision substituted for such legislation, and all regulations and statutory instruments issued under such legislation.

(vii)            The dispositions of Articles 640 to 642 of the French Code of Civil Procedure shall be applied to calculate the period of time within which or following which any act is to be done or step taken, provided that for purposes of this Agreement, the references in Article 642 to “un jour férié ou chômé” and “premier jour ouvrable” shall be interpreted by reference to the definition of “Business Day” appearing herein.

(viii)         A provision in this Agreement will not be construed against a Party merely because that Party was responsible for the preparation of that provision or because it may have been inserted for that Party’s benefit, and to the fullest extent permitted by applicable Law, each of the Parties expressly waives the benefits of Articles 1190 and 1602 of the French Civil Code.

(ix)              Any reference to a French legal concept shall, in respect of any jurisdiction other than France, be construed as a reference to the equivalent or closest legal concept applicable in such jurisdiction.

(x)              An obligation to use commercially reasonable, reasonable or best efforts or endeavors (or any similar obligation) shall be construed as an “obligation de moyens”.

(d)         In the event of a discrepancy or inconsistency between the terms of this Agreement and the terms of any other Transaction Document (including, for the avoidance of doubt, any of the Local Sale Agreements or the IP Short Form Assignment Agreement), as between the Parties, the terms of this Agreement shall prevail to the fullest extent practicable, and the Parties shall take any reasonable actions necessary to preserve, as between the Parties, the rights and obligations of the Parties under the terms of this Agreement and the economic and legal substance of the transactions contemplated hereby.

1.4           Parties to the Agreement.

(a)         Arkema shall procure that each of the Sellers shall duly fulfil its respective obligations under this Agreement and shall be jointly and severally (solidairement) liable of such obligations vis-à-vis the Purchaser.

(b)            Each Seller is hereby acting severally but not jointly (de manière conjointe mais non solidaire).

(c)           Any obligation of the Sellers under this Agreement (in particular the obligation of repayment of the Sellers under Article VIII or Article IX) shall be borne by the Sellers pro rata in proportion to the portion of the Purchase Price received by each of them, unless when such obligation is determined as bearing upon a given Seller (e.g., representations and warranties allocated to a given Seller under Section 4.1 or an undertaking relating to an asset or a liability that an identified Seller held or assumed prior to the relevant Pre-Closing Reorganization) in which case the obligation shall be entirely borne by such Seller.

Article II
PURCHASE AND SALE

2.1           Agreement to Purchase and to Sell. On the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Closing Date, the Sellers shall sell, transfer and deliver, to the Purchaser, and the Purchaser shall purchase and acquire from the Sellers, the Transferred Shares free and clear of any Encumbrances and the Transferred Intellectual Property free and clear of any Encumbrances (except as disclosed in Annex 4.8), wherever located.

2.2           Relevant Purchaser.

(a)           Subject to Section 2.2(b), the Purchaser shall be entitled to nominate, by notice in writing to the Sellers’ Agent at any time up to ten (10) Business Days prior to Closing, one or more purchasers to purchase the Transferred Shares and the Transferred Intellectual Property or any part thereof. Subject to Section 2.2(b), this Agreement shall be deemed to be amended accordingly, so as to give effect to any such nomination and each such nominated purchaser shall be deemed to be a “Relevant Purchaser” for the purposes of this Agreement. Any reference to the Purchaser in this Agreement shall be deemed to be a joint reference to the Purchaser and, where applicable, to each Relevant Purchaser with respect to the Transferred Shares and the Transferred Intellectual Property to be acquired by such Relevant Purchaser, without distinction.

(b)          Any Relevant Purchaser nominated pursuant to Section 2.2(a) shall be (both when nominated and at Closing) a wholly owned Affiliate of the Purchaser incorporated in the European Union, Mexico or the United States of America and the Purchaser shall remain jointly and severally liable of the Relevant Purchaser’s obligations hereunder.

(c)           If a Relevant Purchaser is nominated pursuant to Section 2.2(a), none of the Sellers shall have any greater liability under this Agreement than if such nomination had never occurred.

2.3           Purchase Price.

(a)           The aggregate consideration to be paid for the Transferred Shares and the Transferred Intellectual Property shall be equal to the sum of 1,137,000,000.00 (one billion and one hundred and thirty-seven million) euros (the “Base Purchase Price”):

(i)                  reduced by the amount of the Closing Net Financial Indebtedness, or increased by the Closing Net Cash, as the case may be;

(ii)                reduced by the amount of the Reference Working Capital;

(iii)               increased by the amount of the Closing Working Capital;

(iv)               increased by the amount of the Transferred Employee Loans Receivable;

(v)                decreased by the amount of the deferred capital expenditures amount as determined in accordance with Annex 2.3(a)(vi) (the "Deferred Capital Expenditures Amount");

(vi)              increased by a fixed amount of 350,000 (three hundred fifty thousand) euros, corresponding to the Parties' definitive evaluation (which shall not be adjusted or objected by any of them under this Agreement or otherwise) of the Tax credit resulting from corporate income tax losses carried forward of Altuglas International as of the Closing Reference Date (the "Tax Credit Lump-Sum Amount"); and

(vii)            decreased by the Defined Benefit Obligation Amount (as this term is defined in Annex F)

as determined pursuant to Section 2.9 below (the “Purchase Price”);

(with each of the adjustments, if any, resulting from the determinations required by the foregoing subsection (i) to (v) being referred to herein as a “Post-Closing Adjustment Amount” and the net aggregate amount of all such Post-Closing Adjustment Amounts being referred to herein as the “Net Post-Closing Adjustment Amount”); it being specified that the adjustment required by the subsection (vii) above shall be determined in accordance with Section 2.9(b).

2.4           Allocation of the Purchase Price.

(a)            The Closing Purchase Price shall be allocated between the Transferred Shares and the Transferred Intellectual Property as set forth in the Pre-Closing Certificate in accordance with the rules set forth in Annex  2.4(a). The Post-Closing Adjustment Amounts shall be allocated between the Transferred Shares and the Transferred Intellectual Property according to the same rules.

(b)         Within sixty days (60) days after the final determination of the Purchase Price (as determined pursuant to Sections  2.3 and 2.9), the Purchaser shall deliver or cause to be delivered to Sellers’ Agent a statement containing Purchaser’s allocation of the portion of the Purchase Price allocated to US NewCo pursuant to Section 2.4(a) among US NewCo’s assets deemed acquired by the Purchaser for Tax purposes (the “US Purchase Price Allocation Statement”). The US Purchase Price Allocation Statement shall be prepared in accordance with this Section 2.4(b) and in a manner consistent with Section 1060 of the Code and the related Treasury Regulations (and any similar provisions of state, local or non-U.S. Law, as appropriate). Sellers’ Agent shall have thirty (30) days from receipt of the US Purchase Price Allocation Statement to review the US Purchase Price Allocation Statement. If Sellers’ Agent does not provide any comments to the Purchaser in writing within thirty (30) days following delivery by the Purchaser of the US Purchase Price Allocation Statement, then the US Purchase Price Allocation Statement proposed by the Purchaser shall be deemed to be final and binding among the Parties and their respective Affiliates. To the extent that Sellers’ Agent disagrees with the US Purchase Price Allocation Statement or any items therein, Sellers’ Agent shall notify the Purchaser and submit comments to the Purchaser in writing within such thirty (30) day period detailing its disagreement. If the Sellers’ Agent timely delivers such a statement to the Purchaser, the Parties shall negotiate in good faith to resolve any disputes, but if they do not reach a final resolution within fifteen (15) days after the delivery of such statement, neither the Purchaser nor the Seller shall be bound by the US Purchase Price Allocation Statement and each Party shall be entitled to file all Tax Returns, including IRS Form 8594, without regards to the US Purchase Price Allocation Statement. If the Sellers’ Agent and the Purchaser have reached an agreement within such fifteen (15) day period regarding the disputed item(s), or if the US Purchase Price Allocation Statement has not been disputed by the Sellers’ Agent as provided above, each of the Parties shall, and shall cause their respective Affiliates to report and file all Tax Returns, in all respects and for all purposes consistent with the Purchase Price Allocation Statement (as adjusted and finally resolved pursuant to this Section 2.4(b)) unless otherwise required pursuant to a determination within the meaning of Section 1313 of the Code (or any similar provisions of state, local or non-U.S. Law, as appropriate).

2.5           Repayment of the Intragroup Financial Balance.

(a)           If the Intragroup Financial Payable exceeds the Intragroup Financial Receivable, as an essential condition to the sale of the Transferred Shares and the Transferred Intellectual Property (in addition to the payment of the Purchase Price), the Purchaser shall, on the Closing Date, repay and discharge in full, on behalf of the relevant Transferred Companies, the Intragroup Financial Balance to Arkema France (or its relevant Affiliate(s)).

(b)           if the Intragroup Financial Receivable exceeds the Intragroup Financial Payable, the Sellers shall repay and discharge in full, on behalf of the relevant members of the Arkema Group, the Intragroup Financial Balance to the relevant Transferred Companies.

2.6           Pre-Closing Certificate. Not less than three (3) Business Days prior to the Closing Date, the Sellers’ Agent shall cause to be prepared and delivered to the Purchaser a notice (the “Pre-Closing Certificate”) which shall include:

(a)           in reasonable detail, by reference to a stated Closing Reference Date, the Sellers’ good faith estimate of (x) the Post-Closing Adjustment Amounts, (y) the Net Post-Closing Adjustment Amount, and (z) the resulting Purchase Price, in each case, based on the financial information then available to it (such estimation of the Purchase Price being referred to as the “Closing Purchase Price”); in each case excluding the Defined Benefit Obligation Amount which shall be determined in accordance with Section 2.9(b);

(b)          the Sellers’ computation of the amount of the Intragroup Financial Payable, the Intragroup Financial Receivable, the resulting Intragroup Financial Balance to be repaid on the Closing Date in accordance with Section 2.5, its allocation between the members of the Arkema Group and the Transferred Companies and the currencies in which the Intragroup Financial Balance shall be paid;

(c)           the allocation of the Closing Purchase Price among the Transferred Shares of each Transferred Company and the Transferred Intellectual Property in accordance with the rules set forth in Section 2.4 and amongst the Sellers; and

(d)           the details of the bank account(s) to which payments to be made on the Closing Date under this Agreement shall be made.

2.7           Closing.

(a)            Provided that (x) the conditions to the respective obligations of the Parties set forth in Article III are satisfied, and (y) this Agreement has not been previously terminated pursuant to Section 10.1, the consummation of the purchase and sale of the Transferred Shares and the Transferred Intellectual Property (the “Closing”) shall be held (i) at the offices of Kirkland & Ellis International LLP, in London, United Kingdom (the “ROW Closing”) and (ii) at the offices of Clifford Chance, in Milan, Italy (the “Italian Closing”), in each case at 9 a.m. on the first Business Day following the Closing Reference Date, or at such other location, time of day or date as the Purchaser and the Sellers’ Agent may mutually agree in writing). The date on which the Closing shall take place is referred to herein as the “Closing Date”. The Closing shall be deemed to be effective as of 12:01 a.m. in each applicable time zone on the Closing Date.

(b)           At the ROW Closing:

(i)            each of the Sellers and the Purchaser shall, and shall cause its respective relevant Affiliates to, enter into the Ancillary Agreements (other than the Italian Local Sale Agreement) to which they are party (to the extent such Ancillary Agreements have not been entered into prior to the Closing Date) and shall perform, or cause to be performed, as the case may be, their respective obligations to be performed at the Closing thereunder;

(ii)               the Sellers’ Agent shall deliver to the Purchaser a written certificate duly signed by the Sellers’ Agent confirming that the Pre-Closing Reorganizations have been completed in accordance with Section 6.2(a) on or prior to the Closing Date, including a copy of each of the Pre-Closing Reorganization Arrangements duly executed;

(iii)              with respect to the transfer of the US NewCo Shares, Arkema Inc. shall deliver to the Purchaser:

(A)               documentation, duly endorsed by Arkema Inc., evidencing the transfer of all interests in the US NewCo Shares to the Purchaser; and

(B)               duly authorized resolutions of US NewCo, effective as of Closing, in which (i) the resignations of each of the relevant Resigning Persons are accepted and (ii) powers of attorney granted by US NewCo are revoked; and

(C)                an IRS Form W-9 duly executed by Arkema Inc., dated as of the Closing Date;

(iv)       with respect to the transfer of the Mexican NewCo Shares, Arkema Mexico and Arkema Mexico Servicios shall deliver to the Purchaser:

(A)              certificates representing the Mexican NewCo Shares endorsed in property (endosadas en propiedad) by each of the relevant Sellers in favor of the Purchaser or any Person designated by the Purchaser;

(B)              a copy of the entry of the stock ledger of Mexican NewCo reflecting the transfer of the Mexican NewCo Shares to Purchaser or any Person designated by the Purchaser to acquire the Mexican NewCo Shares, certified by the Secretary of the Board of Directors of Mexican NewCo;

(C)              duly notarized shareholders resolutions of Mexican NewCo, effective as of Closing, in which (i) this Agreement is acknowledged, ratified and approved (ii) the resignations of each of the relevant Resigning Persons, are accepted, (iii) powers of attorney granted by Mexican NewCo are revoked, (iv) Mexican NewCo issues full releases (finiquitos) in favor of all the relevant Resigning Persons, and (v) new directors and attorneys-in-fact are appointed as indicated by the Purchaser in writing prior to the Closing Date;

(D)               electronic tax invoices (Comprobantes Fiscales Digitales por Internet or CFDI) issued by Arkema Mexico and Arkema Mexico Servicios reflecting the portion of the Purchase Price allocated to the Mexican NewCo Shares in accordance with applicable Laws, including the Federal Fiscal Code (Código Fiscal de la Federación) and the provisions of the Tax Miscellaneous Resolutions for 2020 (Resolución Miscelánea Fiscal para 2020); and

(E)               original corporate ledgers of Mexican NewCo, including the Shareholders’ Meetings Minutes Ledger (Libro de Actas de Asambleas de Accionistas), Stock Ledger (Libro de Registro de Acciones), Capital Variations Ledger (Libro de Variaciones de Capital) and the Board of Directors’ Meetings Minute Ledger (Libro de Actas de Sesiones del Consejo de Administración), as applicable.

(v)         evidence that meetings of the board of directors, management board, supervisory board or other corporate body, or general meetings of the shareholders of one or more Transferred Companies have been duly convened on the Closing Date in accordance with the provisions of Section 6.5;

(vi)        with respect to the transfer of the Altuglas International Shares, Arkema France shall deliver to the Purchaser:

(A)               one duly completed signed transfer form (ordre de mouvement) in favor of the Purchaser in respect of all the Altuglas International Shares;

(B)              the updated share transfer register (registre des mouvements de titres), together with the updated shareholder’s individual accounts (comptes individuels d’actionnaires) for Altuglas International, with entries made to record the transfer of the Altuglas International Shares to the Purchaser on the Closing Date; and

(C)               the shareholder assembly register (registre d’assemblées) for Altuglas International;

(vii)       with respect to the transfer of the Altuglas International Denmark Shares, Arkema Europe shall deliver to the Purchaser:

(A)               the updated original shareholders’ register (“Ejerbog”) for Altuglas International Denmark with entries made to record the transfer of the Altuglas International Denmark Shares to the Purchaser;

(B)              evidence that the board of directors of Altuglas International Denmark has been duly notified of the transfer of the Altuglas International Denmark Shares in accordance with the articles of association of Altuglas International Denmark; and

(C)               evidence that the Brønderslev Municipality has been pre-notified of the contemplated transfer of the Altuglas International Denmark Shares (causing a change of the operator) as required by the environmental permit of 27 November 2007;

(viii)      the Purchaser shall pay the Closing Purchase Price to the Sellers by electronic funds transfer of immediately available funds to such account(s) as shall have been notified by the Sellers’ Agent to the Purchaser in the Pre-Closing Certificate, with value date (date de valeur) on the Closing Date;

(ix)        the Intragroup Financial Balance shall be repaid in full in accordance with Section 2.5 by electronic funds transfer of immediately available funds to such account(s) as shall have been notified by the Sellers’ Agent to the Purchaser in the Pre-Closing Certificate, with value date (date de valeur) on the Closing Date;

(x)         the Purchaser shall, on behalf of the Transferred Companies, pay the IT Separation Costs to the relevant Sellers in accordance with Section  6.15 by electronic funds transfer of immediately available funds to such account(s) as shall have been notified by the Sellers’ Agent to the Purchaser in the Pre-Closing Certificate, with value date (date de valeur) on the Closing Date; and

(xi)         the Sellers’ Agent shall deliver to the Purchaser letters in the form of Annex  2.7 (b) (xi) signed by the persons listed on Annex  2.7 (b) (xi) (the “Resigning Persons”) evidencing their resignations from the positions indicated on such Annex, effective on the Closing Date.

(c)        At the Italian Closing, with respect to the transfer of the Italian NewCo Shares:

(i)           Arkema S.r.l. and the Purchaser shall enter into the Italian Local Sale Agreement before an Italian notary public chosen by mutual consent between the Purchaser and the Sellers’ Agent;

(ii)          Arkema S.r.l. shall deliver to the Purchaser the book of the minutes of the shareholders’ meetings and the other corporate books of Italian NewCo; and

(iii)         in the event that, at Closing, due to technical reasons, the filing of the transfer of the Italian NewCo Shares has not been duly completed and therefore the Purchaser is not in a position to hold in forma totalitaria the shareholders’ meeting of the Italian NewCo, Arkema S.r.l. shall cause a shareholders’ meeting of Italian NewCo to be held on Closing to appoint new directors, and duly authorized proxy holders of Arkema S.r.l. will attend such shareholders’ meeting and vote in favor of the appointment of the individuals notified, as the case may be, by the Purchaser to the Sellers’ Agent in accordance with Section  6.5.

All matters at the Closing will be considered to take place simultaneously, and no delivery of any document will be deemed complete until all transactions and deliveries of documents required by this Agreement are completed, and title to the Transferred Shares and the Transferred Intellectual Property shall not be transferred and the Purchaser shall have no property rights or interest in the Transferred Shares and the Transferred Intellectual Property unless and until the Closing actually takes place and the payments referenced in Sections 2.7(b)(viii), 2.7(b)(ix) and 2.7(b)(x) have been effectively received.

2.8           Breach of Closing Obligations.

(a)          If the Purchaser fails to comply with any of its obligations under Section 2.7, the Sellers’ Agent shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages or to seek the specific performance of this Agreement (exécution forcée)), by written notice to the Purchaser served on the date set for Closing (without the need for any prior notice (une mise en demeure)):

(i)                  to terminate this Agreement, without any liability on the part of the Sellers, unless the relevant failure by the Purchaser is due to the breach by any of the Sellers of any of the covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by the Sellers;

(ii)                to effect the Closing so far as practicable taking into account the defaults which have occurred; or

(iii)              to set a new date for Closing (not being more than ten (10) Business Days following the initially agreed date for Closing), in which case the provisions of Section 2.7 and this Section 2.7 shall apply to the Closing as so deferred but provided that such deferral shall be at the sole discretion of the Sellers’ Agent and may only occur once, and the term “Closing Date” throughout this Agreement shall be deemed to apply to the new Closing Date.

(b)         If the Sellers fail to comply with any of their obligations under Section 2.7, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages or to seek the specific performance of this Agreement (exécution forcée)), by written notice to the Sellers’ Agent served on the date set for Closing (without the need for any prior notice (une mise en demeure)):

(i)                  to terminate this Agreement, without any liability on the part of the Purchaser, unless the relevant failure by the Sellers is due to the breach by the Purchaser of any of the covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by the Purchaser;

(ii)                to effect the Closing so far as practicable taking into account the defaults which have occurred; or

(iii)              to set a new date for Closing (not being more than ten (10) Business Days following the initially agreed date for Closing), in which case the provisions of Section 2.7 and this Section 2.8 shall apply to the Closing as so deferred but provided that such deferral shall be at the sole discretion of the Purchaser and may only occur once, and the term “Closing Date” throughout this Agreement shall be deemed to apply to the new Closing Date.

2.9           Post-Closing Adjustments.

(a)            Physical Stocktaking.

(i)       On or as promptly as practicable prior to the Closing Reference Date (but in any event not earlier than three (3) Business Days before the Closing Reference Date), or on any such other date mutually agreed upon by the Purchaser and the Sellers’ Agent, representatives of the Purchaser and of the Sellers will jointly proceed with a physical stocktaking of the Inventory of the Transferred Companies (other than Inventory in transit or in possession of Third Parties) as of the Closing Reference Date (it being specified that the physical stocktaking will only be conducted in locations where the Inventory represents a gross book value in excess of EUR 200,000) consistent with the Transferred Companies’ and the Sellers’ procedures for the taking of a full year-end physical inventory count and in the presence of representatives of the Inventory Expert. The Sellers’ Agent will provide the Purchaser and the Inventory Expert with such procedures sufficiently in advance of the Closing to enable the Purchaser and the Inventory Expert to prepare for such physical count and in any event at least three (3) Business Days prior to the date of the stocktaking. The Inventory Expert’s representatives shall draw-up, on the day of the physical stocktaking, a certificate setting out the inventory count as agreed upon between the Purchaser and the Sellers’ Agent and, in the event of a disagreement between the Purchaser and the Sellers’ Agent on the volume of any given item, the Inventory Expert’s representative will determine the volume of such item on the day of the physical stocktaking and enter this information on the certificate, and the determination of the Inventory Expert’s representative will be non-appealable, final and binding on the Parties, save in the event of manifest error (erreur grossière), in which case the Parties shall refer the dispute to be finally settled under the Rules of Arbitration of the International Chamber of Commerce by a sole arbitrator appointed in accordance with the said Rules, and the provisions of Sections 12.18(c) to 12.18(e) shall apply.

(ii)      The fees and expenses of the Inventory Expert shall be borne equally between the Sellers on the one hand and the Purchaser on the other hand.

(iii)     For the avoidance of doubt, the Parties acknowledge and agree that:

(A)              the physical stocktaking may not be completed prior to the Closing Date and, if this were to be the case, this shall not prevent the Parties from proceeding with the Closing; and

(B)              the Sellers’ Agent’s estimate of the value attached to the Inventory of the Transferred Companies set out in the Pre-Closing Certificate may be based on a Sellers’ Agent prior estimation of the volumes of such Inventory.

(b)         Defined Benefit Obligation Amount

(i)                 Delivery.

(A)              As soon as practicable after the Closing Date and by no later than on the date of the final determination of the Final Pension Asset Transfer Amount pursuant to Section 7.7(c), the Seller’s Agent shall prepare with the assistance of the Sellers’ Actuary at the Sellers’ expense, and deliver to the Purchaser a statement (the “Defined Benefit Obligation Amount Report”) signed by the Sellers’ Agent setting forth in reasonable details the Sellers’ actuarial assumptions together with such information and other components used to calculate the Defined Benefit Obligation Amount as of the Closing Reference Date.

(B)              All expenses of Sellers and the Sellers’ Actuary in calculating the Defined Benefit Obligation Amount shall be borne by Sellers.

(C)              After the Closing, the Purchaser shall, and shall cause the Transferred Companies to, cooperate with the Sellers and the Sellers’ Actuary in the preparation of the Defined Benefit Obligation Amount Report and the calculation of the Defined Benefit Obligation Amount in accordance with the provisions of Section 2.9(c)(ii), which shall apply mutatis mutandis. The Purchaser shall have a reasonable access to the documentation and financial and accounting records of the Sellers and the Sellers’ Actuary relating to the Defined Benefit Obligation Amount and have the reasonable cooperation of Sellers and Sellers’ Actuary as reasonably necessary to enable a proper review of the Defined Benefit Obligation Amount Report to be conducted.

(ii)          Review.

(A)             As from the date of the Purchaser’s receipt of the Defined Benefit Obligation Report, the Purchaser shall be entitled to proceed, at the Purchaser’s expense, with a review of the Defined Benefit Obligation Report for the purpose of verifying the same. Such review shall be finally completed by no later than forty (40) Business Days after the date of the Purchaser’s receipt of the Defined Benefit Obligation Report. The Sellers shall procure that the Purchaser is provided with a reasonable opportunity to discuss, review and reconcile the data contained in the Defined Benefit Obligation Report with the Sellers’ Actuary.

(B)              At any time prior to the expiration of such forty (40) Business Days period, the Purchaser shall deliver a written notice to the Sellers' Agent indicating that it either accepts or rejects the Defined Benefit Obligation Amount Report. If the Purchaser rejects the Defined Benefit Obligation Amount Report, the notice must set out in reasonable detail the basis for the rejection. If Purchaser has not delivered such notice to the Sellers' Agent by the expiration of the forty (40) Business Days period, Purchaser shall be deemed for all purposes of this Agreement to have accepted the Defined Benefit Obligation Amount Report.

(C)            All expenses of Purchaser in reviewing the Defined Benefit Obligation Amount Report shall be borne by Purchaser.

(D)              Purchaser shall only be entitled to reject the Defined Benefit Obligation Amount Report on the grounds that the Defined Benefit Obligation Amount was not calculated using the methodology plan provisions, or assumptions, as used in the definition of “Defined Benefit Obligation Amount” above, or was not otherwise calculated accurately in any material respects. If Purchaser rejects the Defined Benefit Obligation Amount Report, then the Sellers' Agent and Purchaser shall attempt to resolve the differences.

(iii)         Dispute.

(A)             If the differences are not resolved within a period of twenty (20) Business Days after receipt of the written notice of rejection, the dispute may be referred by either the Sellers' Agent or Purchaser to an independent actuary of national recognition that is mutually acceptable to both parties (the “Defined Benefit Obligation Amount Mediator” or “DBOAM”).

(B)              If the Purchaser and the Sellers’ Agent have not agreed on a DBOAM within ten (10) days from the expiration of the twenty (20) Business Day delay referred to in paragraph (A) above, the DBOAM shall be appointed by the President of the Commercial Court of Paris (Tribunal de Commerce de Paris) at the request of the first of the Purchaser and the Sellers’ Agent to make such request, with each of such Parties having the opportunity to be heard.

(iv)              Final determination

(A)              The DBOAM, acting in the capacity of a “tiers arbitre mandataire” in accordance with the provisions of Article 1592 et seq. of the French Civil Code, shall determine how the differences are to be resolved as promptly as practicable, but in any event by no later than the later of (i) thirty (30) days following its appointment and (ii) the date on which the Final Pension Asset Transfer Amount is finally determined in accordance with Section 7.7(c).

(B)              The determination of the DBOAM of the matters in dispute shall be final, binding and conclusive upon the Parties and the Independent Expert (as the case may be), absent manifest error, and shall not be subject to appeal. The scope of the DBOAM’s review shall be limited to determining whether the Defined Benefit Obligation Amount was calculated using the methodology plan provisions, or assumptions, as used in the definition of “Defined Benefit Obligation Amount” contained herein, or was otherwise calculated accurately in any material respects.

(C)              Once a settlement or determination has been achieved, the Sellers and the Purchaser shall be deemed to have accepted the Defined Benefit Obligation Amount Report with such revisions as the DBOAM requires, upon delivery of the DBOAM report to the Parties.

(c)            Closing Statement Delivery.

(i)                  As soon as reasonably practicable after the Closing Date and by no later than the latest of (i) eighty (80) Business Days after the Closing Date and (ii) five (5) Business Days after the date on which the Defined Benefit Obligation Amount is finally determined in accordance with Section 2.9(b), the Sellers’ Agent shall prepare with the assistance of the Sellers’ accountants, at the Sellers’ expense, and deliver to the Purchaser a statement (the “Closing Statement”) in the format specified in Part 4 of Annex F, and signed by the Sellers’ Agent, setting forth in reasonable detail the Sellers’ computation of (x) each of the Post-Closing Adjustment Amounts (it being specified that (a) the Closing Working Capital shall be determined, inter alia, on the basis of the results of the physical stocktaking made pursuant to Section 2.9(a) and (b) the Defined Benefit Obligation Amount shall be determined in accordance with Section 2.9(b)), (y) the Net Post-Closing Adjustment Amount, and (z) the resulting Purchase Price, in each case in accordance with the Accounting Principles.

(ii)                After the Closing, the Purchaser shall, and shall cause the Transferred Companies to, cooperate with the Sellers and the Sellers’ accountants in the preparation of the Closing Statement and the calculation of the Post-Closing Adjustment Amounts and, in particular:

(A)               procure that the Sellers’ Agent and the Sellers’ accountants are provided with reasonable access, during normal working hours and on reasonable advance notice, to the premises and personnel of the Transferred Companies as well as to the accounting and other relevant books, accounts, records, Contracts and other documents of the Transferred Companies as may be reasonably requested by the Sellers’ Agent or the Sellers’ accountants in connection with the preparation of the Closing Statement;

(B)               procure that the Sellers’ Agent and the Sellers’ accountants are provided with a reasonable opportunity to discuss with the officers and other senior managers of the Transferred Companies as may be required for the preparation of the Closing Statement; and

(C)               use their commercially reasonable endeavours to ensure that the Sellers’ Agent and the Sellers’ accountants are provided with reasonable access during normal working hours to the work papers and files of the statutory auditors of the Transferred Companies (subject, if requested, to delivery of a release letter in customary form).

(d)           Review of the Closing Statement.

(i)                  Review Period. As from the date of the Purchaser’s receipt of the Closing Statement (the date thereof, the “Delivery Date”), the Purchaser and the Purchaser’s accountants shall be entitled to proceed, at the Purchaser’s expense, with a review of the Closing Statement for the purpose of verifying the same (including the Post-Closing Adjustment Amounts, the Net Post-Closing Adjustment Amount and the Purchase Price set forth therein). Such review shall be finally completed by no later than sixty (60) Business Days after the Delivery Date (the “Review Period”). The Sellers shall procure that the Purchaser’s accountants are provided with a reasonable opportunity to discuss the accounts of the Transferred Companies with the Sellers’ accountants.

(ii)               Disputed Item Notice. At any time prior to expiration of the Review Period, the Purchaser may deliver written notice (a “Disputed Items Notice”) to the Sellers’ Agent signed by the Purchaser, stating that the Purchaser objects to any elements of, or amounts contained in, the Closing Statement (other than the results of the physical stocktaking made pursuant to Section 2.9(a)) or the computation of any of the Post-Closing Adjustment Amounts or of the Purchase Price set forth therein, specifying in reasonable detail the items and amounts subject to such objection and the basis for such objection, setting forth the Purchaser’s computation of such amounts and the resulting Purchase Price and providing all reasonable supporting evidence, to the extent available. The Purchaser shall be deemed to have accepted any items of the Closing Statement which are not specifically disputed in the Disputed Items Notice (other than the Defined benefit Obligation amount, which shall be finally determined in accordance with Section 2.9(b)), it being understood and agreed that the Purchaser shall not be entitled to raise new disputed items after the date of delivery of the Disputed Items Notice.

(iii)              Disputed Items. Upon delivery of a Disputed Items Notice, the Purchaser and the Sellers’ Agent (with the assistance, at the option of the Party concerned, of the Purchaser’s accountants or the Sellers’ accountants) shall use their commercially reasonable efforts to resolve the disputed items, draw up the definitive Closing Statement and finally determine the Net Post-Closing Adjustment Amount and the resulting Purchase Price as promptly as practicable. Any resolution by the Purchaser and the Sellers’ Agent of the disputed items shall be set forth in a document signed by the Purchaser and the Sellers’ Agent and identifying (x) the items on which they have reached agreement (the “Resolved Items”), and (y) the items on which they have not reached agreement (such items, or in the absence of any such agreement and identification, all the disputed items set forth in the Disputed Items Notice, are referred to, collectively, as the “Unresolved Items”).

(e)            Dispute Resolution.

(i)                  If the Purchaser and the Sellers’ Agent do not agree upon the Net Post-Closing Adjustment Amount and the resulting Purchase Price within thirty (30) days after delivery of the Disputed Items Notice, the Purchaser and the Sellers’ Agent shall each have the right to request (upon not less than two (2) Business Days’ prior written notice to the other Party of its intention to so act after providing the other Party with a reasonable opportunity to make such request on a joint basis) that Grant Thornton acts as an independent expert (the “Independent Expert”) to resolve the Unresolved Items and make a final determination of the Net Post-Closing Adjustment Amount and the resulting Purchase Price based on its resolution of such Unresolved Items; provided, however, that, when so requested, Grant Thornton shall not so act if it (or any related Entity) is in a position of conflict of interest with any of the Parties. The Party so requesting Grant Thornton to act as the Independent Expert shall notify the other Party promptly in writing of such request and of any notice or determination by Grant Thornton that it is unwilling or unable to act as the Independent Expert.

(ii)                If (x) Grant Thornton notifies the Purchaser or the Sellers’ Agent that it is unwilling or unable to act as the Independent Expert for any reason (which determination shall be deemed to have been made by Grant Thornton if within ten (10) days after it has been first requested to so act by the Purchaser or the Sellers’ Agent, it has not notified the Purchaser and the Sellers’ Agent that it is willing and able to act as the Independent Expert), or (y) either the Purchaser or the Sellers’ Agent notifies the other that it contests the independence of Grant Thornton within ten (10) days after Grant Thornton has been first requested to so act as the Independent Expert by the Purchaser or the Sellers’ Agent, the Purchaser and the Sellers’ Agent shall promptly discuss in order to agree on a replacement. If the Purchaser and the Sellers’ Agent have not agreed on a replacement within ten (10) days from the date on which Grant Thornton has notified the Purchaser or the Sellers’ Agent that it is unwilling or unable to act as the Independent Expert in accordance with this Section 2.9(e)(ii) or the date on which the Purchaser or the Sellers’ Agent contested the independence of Grant Thornton, the Independent Expert shall be appointed by the President of the Commercial Court of Paris (Tribunal de Commerce de Paris) at the request of the first of the Purchaser and the Sellers’ Agent to make such request, with each of such Parties having the opportunity to be heard, from among Eligible Accounting Firms (other than any accounting firms which may be in a material conflict of interest position with any of the Parties).

(f)            Final Determination.

(i)                  The Independent Expert, acting in the capacity of a “tiers arbitre mandataire” in accordance with the provisions of Article 1592 et seq. of the French Civil Code, shall apply the Accounting Principles and the other terms and principles set forth in this Agreement to resolve the Unresolved Items and to complete the final determination of the Net Post-Closing Adjustment Amount and the resulting Purchase Price. The Independent Expert shall determine the Net Post-Closing Adjustment Amount and the resulting Purchase Price based only on the resolution of the Unresolved Items, and shall not review any Resolved Items or any other items. The Independent Expert shall be entitled to refer to, and to interpret, the terms and conditions of this Agreement relating to the calculation of the Net Post-Closing Adjustment Amount and the resulting Purchase Price and such other terms and conditions of this Agreement as are required in order to allow it to carry out its mission under this Section 2.9.

(ii)                The Purchaser and the Sellers’ Agent shall each be entitled to submit to the Independent Expert (with a copy to the other) a written statement regarding the Unresolved Items (together with the relevant supporting documentation) within fifteen (15) days of the acceptance by the Independent Expert of its appointment. Following the submission of such written statements, the Purchaser and the Sellers’ Agent shall each be entitled to submit to the Independent Expert (with a copy to the other) a written statement challenging all or part of the position of the other Party on the Unresolved Items within fifteen (15) days of the last submission of such written statements.

(iii)               Following the submission of such written statements (or second written statements) or the expiration of the period to submit such written statement, whichever occurs earlier, the Independent Expert shall be entitled to hold, and each of the Purchaser and the Sellers’ Agent shall be entitled to request that the Independent Expert holds, at least one hearing at which each of the Purchaser and the Sellers’ Agent shall have the right to present additional documents, materials and other information and to have present its accountants and counsel (it being agreed the Independent Expert shall hold such number of additional hearings, if any, as the Purchaser and the Sellers’ Agent shall have agreed in writing, or, in the absence of any such agreement, such number of additional hearings, if any, as the Independent Expert may deem useful and appropriate).

(iv)              Each of the Purchaser and the Sellers acknowledges and agrees, and shall cause the Independent Expert to acknowledge and agree, that the resolution of the Disputed Items and the determination of the Purchase Price shall always comply with the principle of “contradictoire”. Consequently, all correspondence by and between the Purchaser, the Sellers’ Agent or the Independent Expert in connection therewith (including any submission of the Parties) shall be made with a simultaneous copy to (or addressed to) the Sellers’ Agent or the Purchaser (as applicable).

(v)                The Purchaser and the Sellers’ Agent shall (and shall cause their respective accountants to), and the Purchaser shall cause the Transferred Companies to, cooperate with the Independent Expert.

(vi)               The Purchaser and the Sellers’ Agent shall jointly instruct the Independent Expert to use its best efforts to deliver simultaneously to the Purchaser and the Sellers’ Agent a preliminary written report (the “Preliminary Report”) setting forth its preliminary resolution and, if applicable, its preliminary computation of the Unresolved Items, and any resulting adjustments which should be made to the Closing Statement, if any, and its preliminary determination of the Net Post-Closing Adjustment Amount and the resulting Purchase Price as promptly as practicable, but in any event by no later than forty-five (45) days following its appointment, subject to the final determination of the Defined Benefit Obligation Amount is such amount has not been finally determined on or before such date in accordance with Section 2.9(b).

(vii)             The Purchaser and the Sellers’ Agent shall each be entitled to submit written comments to the Independent Expert regarding the Preliminary Report within ten (10) days from the date of delivery of the Preliminary Report.

(viii)          The Purchaser and the Sellers’ Agent shall also jointly instruct the Independent Expert to use its best efforts to deliver simultaneously to the Purchaser and the Sellers’ Agent a final written report (the “Final Report”) setting forth its definitive resolution and, if applicable, its definitive computation of the Unresolved Items, and any resulting adjustments which should be made to the Closing Statement, if any, and its definitive determination of the Net Post-Closing Adjustment Amount and the resulting Purchase Price as promptly as practicable, but in any event by no later than the later of (i) seventy (70) days following its appointment and (ii) the date on which the Defined Benefit Obligation Amount is finally determined in accordance with Section 2.9(b).

(ix)               The resolution and computation of the Unresolved Items by the Independent Expert in the Final Report shall be final, conclusive and binding upon the Parties, except in the event of manifest error (erreur grossière), in which case any challenge based on a manifest error shall be submitted to the competent jurisdiction as set forth in Section 12.18.

(x)                In the event that the computation of any Unresolved Item by the Independent Expert set forth in the Final Report exceeds the higher of, or is less than the lower of, the corresponding amounts set forth in the Closing Statement delivered by the Sellers’ Agent and the Disputed Items Notice delivered by the Purchaser, for purposes of determining the Net Post-Closing Adjustment Amount and the resulting Purchase Price, such computation shall be deemed to be equal to the closer of such two amounts.

(xi)              The fees, costs and expenses of the Independent Expert so selected shall be borne by the Purchaser, on the one hand, and the Sellers (collectively), on the other hand, in such proportions as shall be decided by the Independent Expert who shall base his decision upon the relative extent to which the Purchaser's and the Sellers' respective positions are upheld in the final determination of the Purchase Price by the Independent Expert.

(xii)             The Purchaser and the Sellers shall, and shall cause their respective Affiliates and advisors (including the Purchaser’s accountants and the Sellers’ accountants, as applicable) to, keep all information and documents provided to it pursuant to this Section 2.9 confidential and shall, and shall cause their respective Affiliates and advisors (including the Purchaser’s accountants and the Sellers’ accountants, as applicable) to, refrain from using the same for any purpose, except for disclosure or use in connection with the preparation of the Closing Statement, the proceedings of the Independent Expert or another matter arising out of this Agreement or in defending any claim or alleged claim relating to this Agreement or its subject matter.

(xiii)          The English language shall be used throughout the proceedings, including in all submissions by the Parties and in all reports, certificates or other written analysis specifically prepared in the context of the procedures contemplated by this Section 2.9.

(g)           Conclusive Presumptions. If the Purchaser shall not have validly delivered a Disputed Items Notice to the Sellers’ Agent prior to expiration of the Review Period, the Net Post-Closing Adjustment Amount set forth in the Closing Statement shall be conclusively presumed to be true and correct in all respects and shall be binding on the Parties and may not be disputed by the Parties in any forum.

(h)            Access. After delivery of a Disputed Item Notice, the provisions of Section 2.8(b)(ii), shall apply mutatis mutandis in connection with the review of any Disputed Items Notice and the resolution of any Unresolved Items in accordance with this Section 2.9 (including the preparation and review of any submissions contemplated by this Section 2.9).

2.10       Final Payments.

(a)            Final Payment of the Purchase Price Adjustment.

(i)                  If the amount of the Closing Purchase Price exceeds the amount of the Purchase Price (as determined pursuant to Sections 2.3 and 2.9), the Sellers’ Agent shall, in the name and on behalf of the Sellers, pay to the Purchaser the amount equal to the excess of (x) the Closing Purchase Price, over (y) the Purchase Price.

(ii)                 If the amount of the Purchase Price (as determined pursuant to Sections 2.3 and 2.9) exceeds the amount of the Closing Purchase Price, the Purchaser shall pay to the Sellers the amount equal to the excess of (x) the Purchase Price, over (y) the Closing Purchase Price.

(b)           Adjustment of the Intragroup Financial Balance. If the amount of the Intragroup Financial Balance resulting from the determination of the Purchase Price (as determined pursuant to Sections 2.3 and 2.9) is different from the amount of the Intragroup Financial Balance set forth in the Pre-Closing Certificate, then the Purchaser or the Sellers, as applicable, shall cause the relevant Transferred Company or the relevant member of the Arkema Group, as applicable, to pay the amount of such difference to the relevant member of the Arkema Group or the relevant Transferred company, as applicable, to the extent that such amount has not otherwise been paid or settled following the Closing.

(c)            Payments.

(i)                 Any amounts payable pursuant to Section 2.10(a) or 2.10(b) shall be paid within five (5) Business Days of the definitive determination of the Purchase Price in accordance with this Agreement (without set-off) by electronic funds transfer of immediately available funds to the bank account(s) designated in writing by the recipient to the Person who shall make such payment at least three (3) Business Days prior to the date of payment. In the event of late payment, such amounts shall bear interest at a rate of five percent (5%) per annum from and including the date on which payment was due through and including the date on which payment is made.

(ii)                The amount required to be paid pursuant to Section 2.10(a) above shall be allocated among the Transferred Shares and the Transferred Intellectual Property in accordance with the rules set forth in Section 2.4(b).

(d)           Documentation. Within five (5) Business Days of the definitive determination of the Purchase Price, the Parties shall conclude, for the sole purpose of carrying out the formality of the registration and the payment of any additional Transfer Tax or a request for restitution, a deed to record any adjustment to the Closing Purchase Price.

2.11       Withholding Rights. The Purchaser shall be entitled to deduct and withhold from any amounts payable pursuant to any of this Agreement and the Local Sale Agreements, the amounts required to be deducted and withheld by the Purchaser under any provision of any U.S. federal, state, local or non-U.S. Law. To the extent that amounts are so deducted and withheld, such amounts shall be timely paid over to the appropriate Governmental Authority and treated for all purposes of this Agreement or any Local Sale Agreement as having been paid to the Person in respect of which such deduction or withholding were made. The Purchaser shall provide the Sellers’ Agent with evidence of the payment of any such deducted amount promptly after payment has been made and in any event no later than thirty (30) days after such payment.

Article III
CONDITIONS PRECEDENT TO CLOSING

3.1           Conditions to Closing.

(a)            Condition to Purchaser’s Obligations. The obligation of the Purchaser to take the actions required to be taken by it at the Closing is subject to the satisfaction at the Closing of the following condition (unless satisfaction of such condition is expressly waived by the Purchaser):

No partial or total physical destruction of any of the Deer Park MMA Facility, Louisville PMMA Facility, Bristol PMMA Facility, Porto Marghera ACH Facility and Rho MMA/PMMA Facility has occurred after the Put Option Date (each, an “Affected Facility” and, collectively, the “Affected Facilities”) that would reasonably be expected as of the date of such occurrence to result in (i) the Expected Production Volume to fall below one-half (i.e. 50%) of the Historical Production Volume for a given Affected Facility, and (ii) the capital expenditures required to restore such Affected Facility to exceed fifty million (50,000,000) euros (a “Material Adverse Change”); unless such Material Adverse Change has been remedied by the Sellers before the Long Stop Date or the Extended Stop Date (as applicable) in accordance with the provisions set forth below.

(i)                  For the purpose of this Section 3.1(a):

(A)               “Bristol PMMA Facility” shall mean the PMMA manufacturing facility of Arkema Inc. located at the chemical site of Dow in Bristol, Pennsylvania, USA

(B)               “Deer Park MMA Facility” shall mean the MMA manufacturing facility of The Dow Chemical Company (“Dow”) located at Deer Park, Texas, USA;

(C)                “Expected Production Volume” shall mean the expected cumulative production volume (expressed in metric tons) of the Business for a given Affected Facility during the three (3)-month period following the occurrence of the Material Adverse Change (the “Look-Forward Period”), without giving effect to any event or circumstance other than the event having caused the partial or total physical destruction of such Affected Facility, such as fluctuation of commercial demands, restrictions on production imposed by Governmental Authority, planned shutdowns at any of the sites where the Affected Facilities are located, strikes or other social unrests, logistic failures or delays or supply shortfalls.

(D)              “Historical Production Volume” shall mean the cumulative production volume (expressed in metric tons) of the Business for a given Affected Facility during the three (3)-month period preceding the occurrence of the Material Adverse Change (the “Look-Back Period”).

(E)                 “Louisville PMMA Facility” shall mean the PMMA manufacturing facility of Arkema Inc. located at the chemical site of Dow in Louisville, Kentucky, USA;

(F)                “Porto Marghera ACH Facility” shall mean the acetone cyanohydrin (ACH) manufacturing facility of Arkema S.r.l. located at Via della Chimica n°5, frazione, Porto Marghera, 30175 Venice, Italy

(G)               “Rho MMA/PMMA Facility” shall mean the MMA/PMMA manufacturing facility of Arkema S.r.l. located at Via Pregnana, 63, 20017 Rho, Italy.

(ii)                In the event that a Material Adverse Change has occurred on or prior to the Closing, the Sellers shall, until the Long Stop Date or the Extended Long Stop Date (as applicable), at its own costs and expenses, (i) with respect to each Affected Facility, except for the Deer Park MMA Facility, use its best efforts to carry out all necessary actions that are financially, technically and operationally reasonable given the circumstances and consistent with usual practices in equivalent or substantially equivalent situations in order to restore (or cause the restoration of) such Affected Facility in a condition substantially similar to that existing immediately prior to the occurrence of the Material Adverse Change; and (ii) with respect to the Deer Park MMA Facility, use its best efforts to exercise any contractual rights available to it to cause Dow (or any successor in interest thereof) to carry out all necessary actions to restore (or cause the restoration of) the Deer Park MMA Facility in a condition substantially similar to that existing immediately prior to the occurrence of the Material Adverse Change.

(iii)              Provided that the second (2nd) Business Day immediately following the final day of the Marketing Period has occurred on or prior to August 31, 2020, the Seller’s Agent shall have the right to postpone the Long Stop Date by successive one (1) month periods up to a maximum of three (3) months after the Long Stop Date (the “Extended Long Stop Date”), upon delivery of a written notice to the Purchaser no later than one (1) month prior to the Long Stop Date, together with reasonable evidence that the actions necessary to restore the Affected Facilities in a condition similar to that existing immediately prior to the occurrence of the Material Adverse Change are reasonably likely to be completed before the Extended Long Stop Date set forth in such notice.

(iv)              The Material Adverse Change shall be deemed remedied by the Sellers and the condition set forth in this Section 3.1(a) shall be deemed satisfied on the date on which the Affected Facilities have been restored in a condition substantially similar to that existing immediately prior to the occurrence of the Material Adverse Change, provided that such date falls on or prior to the Long Stop Date or Extended Long Stop Date, as applicable.

(v)                For the avoidance of doubt, in the event that, during the Look-Forward Period (but in any case prior to the Long Stop Date or Extended Long Stop Date, as applicable) and without incurring capital expenditures (which must be confirmed to Purchaser’s satisfaction) in excess of fifty million (50,000,000) euros, the cumulative production volume (expressed in metric tons) of the Business for the given Affected Facility is for a period of thirty (30) consecutive days at least equal to one-half (i.e. 50%) of the monthly average production volume (expressed in metric tons) of the Affected Facility during the Look-Back Period, no Material Adverse Change shall be deemed to have occurred for the purpose hereof and the condition included under Section 3.1(a) shall be deemed satisfied at the end of such thirty (30-) day period.

(vi)              In the event that a Material Adverse Change has occurred on or prior to the Closing and the Parties agree in good faith within thirty (30) days from the date on which the occurrence of a Material Adverse Change (the "Consultation Period") has been notified by the Sellers’ Agent to the Purchaser that the Affected Facilities are not capable of being restored in a condition similar to that existing immediately prior to the occurrence of the Material Adverse Change before the Extended Long Stop Date, the Sellers’ Agent and the Purchaser shall discuss in good faith as soon as practicable the most appropriate manner by which to proceed with the transactions contemplated by this Agreement and, if the Seller’s Agent and the Purchaser fail to reach an agreement within such period, each of such Parties shall be entitled to immediately terminate this Agreement by written notice to the other Party.

(b)           Mutual Closing Conditions. The obligation of each Party to take the actions required to be taken by it at the Closing under this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions (unless satisfaction of any of such conditions is expressly waived in writing by the Party entitled to such waiver (to the extent permitted by applicable Law)):

(i)                  each of the Required Antitrust Clearances shall have been duly obtained and shall be in full force and effect (the “Antitrust Condition”); and

(ii)                the Pre-Closing Reorganizations (other than the transfer of the US Employees to US NewCo) shall have been completed in accordance with Section 6.2(a) in all material respects on or prior to the Closing Reference Date and, with respect to the transfer of the US Employees to US NewCo, immediately prior to the Closing Date.

3.2           Frustration of Closing Conditions. None of the Parties benefiting from any of the conditions set forth in Section 3.1 may rely on the failure of any such condition if such failure was caused by the breach by such Party of any of the covenants or other undertakings set forth in this Agreement to be performed or observed by such Party on or prior to Closing.

3.3           Break-Up Fee. In the event that a Material Adverse Change has occurred between the Put Option Date and the Closing Date and this Agreement shall have been terminated by the Purchaser as a consequence thereof in accordance with Section 3.1(b)(vi), or the satisfaction of the condition to the Purchaser’s obligation set forth in Section 3.1(a) shall not have been expressly waived by the Purchaser prior to the Long Stop Date or the Extended Long Stop Date (as applicable), and provided that the Sellers shall have otherwise complied with their obligations under this Agreement, the Purchaser shall pay to the Sellers’ Agent an amount of 100,000,000 (one hundred million) euros, within ten (10) Business Days following the termination of this Agreement or the Long Stop Date or the Extended Long Stop Date (as applicable).

Article IV

REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

4.1           Scope and allocation of the representations and warranties. Each Seller hereby represents and warrants as of the Put Option Date, the date of this Agreement and as of the Closing Date (immediately prior to Closing) (except for such representations which are expressly made as of a specific date, which are therefore made as of such date only) to the Purchaser as follows; it being specified that:

(a)            the representations and warranties set forth in Sections 4.2 and 4.3 are made by each Seller and Arkema only as to itself;

(b)           the representations and warranties set forth in Sections 4.4, 4.5, 4.6 and 4.7 are made by each Seller only as to the Transferred Shares that such Seller transfers to the Purchaser under this Agreement and as to the Transferred Company the Transferred Shares of which are transferred by such Seller under this Agreement;

(c)            the representations and warranties set forth in Sections 4.8 are made by Arkema France only; and

(d)           the representations and warranties set forth in this Article IV made with respect to the NewCos and the NewCos Shares are made as of the Closing Date only.

4.2           Organization and Due Authorization.

(a)            Each Seller and Arkema is duly organized and validly existing under the laws of its jurisdiction of incorporation. Each Seller and Arkema has the corporate capacity and right to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)         The entering into of this Agreement and the performance by each Seller and Arkema of its obligations hereunder have been duly authorized by all necessary corporate actions and proceedings on the part of such Seller and Arkema. This Agreement has been duly signed by Arkema on its behalf and on behalf of each Seller and constitutes the valid and binding obligation of each Seller and Arkema, enforceable against such Seller and Arkema in accordance with its terms.

(c)            Neither the entering into of this Agreement, nor the performance by any of the Sellers or Arkema of their respective obligations hereunder, nor the consummation of the transactions provided for hereby does or will:

(i)                    conflict with or violate any provision of the Organizational Documents of such Seller or Arkema; or

(ii)                subject to obtaining the Required Antitrust Clearances, constitute a violation by such Seller or Arkema of any Laws or Judgments which would prevent such Seller or Arkema to perform its obligations under this Agreement.

(d)           There are no Proceedings pending or, to the knowledge of each Seller or Arkema, threatened in writing that:

(i)                  challenge the validity or enforceability of the obligations of such Seller or Arkema or any of their Affiliates under this Agreement; or

(ii)                 seek to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by such Seller or Arkema of the transactions contemplated herein.

(e)            None of the Sellers nor Arkema is subject to any Insolvency Proceedings.

4.3           Governmental Authorizations. Other than the Required Antitrust Clearances or as disclosed in Annex 4.3, no material Governmental Authorization is required to be made or obtained by the Sellers, Arkema, or any of their Affiliates prior to the Closing in connection with (a) the entering into of this Agreement by the Sellers and Arkema, (b) the performance by the Sellers and Arkema of their obligations hereunder, or (c) the consummation of any of the transactions contemplated by this Agreement, in each case, except if the failure to make or obtain such Governmental Authorization would not prevent or materially delay the consummation of the transactions contemplated hereby.

4.4           Organization of the Transferred Companies.

(a)            Each of the Transferred Companies is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation, and has all requisite corporate powers to conduct its businesses in all material respects as now being conducted.

(b)           The Data Room Documentation contains complete copies of the Organizational Documents of each of the Transferred Companies (other than the NewCos), as amended up to the Put Option Date.

(c)            None of the Transferred Companies is subject to any Insolvency Proceedings.

(d)           Prior to the date of completion of the relevant Pre-Closing Reorganization, each of the NewCos will not have conducted any activity other than the preparation of the relevant Pre-Closing Reorganization and will not have any assets or liabilities other than nominal liabilities incidental to its organization.

4.5           Ownership of Transferred Shares.

(a)            Arkema Inc. has full and exclusive ownership to the US NewCo Shares, free and clear of all Encumbrances.

(b)           Arkema Mexico and Arkema Mexico Servicios have full and exclusive ownership to the Mexican NewCo Shares free and clear of all Encumbrances; it being specified that Arkema Mexico Servicios holds one (1) Mexican NewCo Share and Arkema Mexico holds the balance.

(c)            Arkema S.r.l. has full and exclusive ownership to the Italian NewCo Shares, free and clear of all Encumbrances.

(d)           Arkema France has full and exclusive ownership to the Altuglas International Shares, free and clear of all Encumbrances.

(e)            Arkema Europe has full and exclusive ownership to the Altuglas International Denmark Shares, free and clear of all Encumbrances.

4.6           Share Capital of the Transferred Companies. The Transferred Shares are validly issued and fully-paid, and are the only issued interests in the share capital of the relevant Transferred Company. There are no outstanding subscriptions, options, conversion rights, warrants, preemptive rights or other agreements providing for the issuance, sale or purchase of any interests in the share capital of the Transferred Companies or outstanding contributions for future capital increases pending to be capitalized or reimbursed by the Transferred Companies.

4.7           No Subsidiaries. Except as disclosed in Annex 4.7, none of the Transferred Companies holds, directly or indirectly, any equity interest or voting rights in any company, partnership or other Entity other than investments in liquid assets held for cash management purposes or is obligated to acquire any such interest or rights.

4.8           Ownership of Transferred Intellectual Property. Except as disclosed in Annex 4.8, Arkema France has full and exclusive ownership to the Transferred Intellectual Property, free and clear of any Encumbrances (Except as disclosed in Annex 4.8).

Article V
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The Purchaser hereby represents and warrants as of the Put Option Date and as of the Closing Date (except for such representations which are expressly made as of a specific date and are therefore made as of such date only) to the Sellers that:

5.1           Organization and Due Authorization.

(a)            The Purchaser is a company (société anonyme) duly organized and validly existing under the laws of the Grand Duchy of Luxembourg. The Purchaser has the corporate capacity and right to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)           The entering into of this Agreement and the performance by the Purchaser of its obligations hereunder have been authorized by all necessary corporate actions and proceedings on the part of the Purchaser. This Agreement has been duly signed by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

(c)            Neither the entering into of this Agreement, nor the performance by the Purchaser of its obligations hereunder, nor the consummation of the transactions provided for hereby does or will:

(i)                  conflict with or violate any provision of the Organizational Documents of the Purchaser;

(ii)               subject to obtaining the Required Antitrust Clearances and the Post-Closing Permit Approvals, constitute a violation by the Purchaser or any of its Affiliates of any Laws or Judgments which would prevent the Purchaser to perform its obligations under this Agreement.

(d)           There are no Proceedings pending or, to the knowledge of the Purchaser, threatened in writing that:

(i)                  challenge the validity or enforceability of the obligations of the Purchaser under this Agreement; or

(ii)                seek to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by the Purchaser of the transactions contemplated herein.

(e)            The Purchaser is not subject to any Insolvency Proceedings.

5.2           Governmental Authorizations. Other than the Required Antitrust Clearances, no Governmental Authorization or other material Third Party consent is required to be made or obtained by the Purchaser or any of its Affiliates prior to the Closing in connection with (a) the entering into of this Agreement by the Purchaser, (b) the performance by the Purchaser of its obligations hereunder, or (c) the consummation of any of the transactions contemplated by this Agreement by the Purchaser, in each case, except as would not prevent or materially delay the consummation of the transactions contemplated hereby.

5.3           Financing.

(a)            The Purchaser’s obligations hereunder are not subject to any conditions regarding its or any other Person’s ability to obtain or provide financing for the consummation of the transactions contemplated by this Agreement.

(b)           The Purchaser represents that at Closing, the Purchaser swill have immediately available funds in sufficient amounts to pay the Closing Purchase Price and to make such other payments required pursuant to this Agreement and other Transaction Documents to which the Purchaser or any of its Affiliates will be a party (regardless of whether or not it can obtain financing under its Debt Financing Commitments).

(c)            The Purchaser (or any of its Affiliates) has obtained debt financing commitments (the “Debt Financing Commitments”, copies of which have been previously provided to the Sellers’ Agent), and such Debt Financing Commitments are made on a customary certain funds basis and do not contain any conditions or other contingencies related to the funding of the full amounts of financing contemplated thereunder other than the conditions set forth herein.

(d)           The Purchaser undertakes (i) not to terminate the Debt Financing Commitments prior to the funding thereof (or the funding of any “high yield” bond financing funded in lieu of any portion of the Debt Financing Commitments), or amend the Debt Financing Commitments to (x) decrease the aggregate amount of the Debt Financing Commitments or (y) expand the conditionality under the Debt Financing Commitments (in the case of this clause (i), except with the prior written consent of the Sellers’ Agent or in accordance with subsection (d) below), (ii) to take any action necessary or appropriate to obtain drawdown of the available funds under the Debt Financing Commitments at the latest on the Closing Date prior to the Closing and (iii) not to take any action (including entering into any transaction, agreement or other arrangement) that might be reasonably expected to prevent, condition or materially delay drawdown of the available funds under the Debt Financing Commitments. Notwithstanding anything herein, the Purchaser shall be permitted to amend the Debt Financing Commitments to add additional lenders, lead arrangers, bookrunners, syndication agents or similar entities.

(e)            The Purchaser shall be entitled to replace the Debt Financing Commitments by alternative debt financing (including any “high yield” bond financing), provided that (i) such alternative debt financing shall provide for a degree of certainty of funds that is at least equivalent to the degree of certainty of funds under the Debt Financing Commitments, shall provide for the availability on the Closing Date of at least the same principal amount of debt financing, and shall not result in any greater obligation of the Sellers under this Agreement (in particular the provision by the Sellers of information or documents other than the Required Information), (ii) the Purchaser shall notify such replacement to the Sellers’ Agent (with a copy of such alternative debt financing documentation duly executed) at least five (5) Business Days prior to the Closing Date and (iii) such alternative debt financing shall thereafter be referred to as the Debt Financing Commitments for the purposes of this Agreement.

5.4           Acknowledgement.

(a)            The Purchaser is acquiring the Transferred Shares and the Transferred Intellectual Property for investment and not with a view to resell other than in compliance with applicable Laws.

(b)           The Purchaser acknowledges that, prior to the execution of this Agreement and the Warranty Agreement, it and its advisors have been given access to the Disclosed Information and to meetings, expert sessions, site visits and Q&A sessions with the Sellers, the management of the Transferred Companies and their respective advisors. The Purchaser further acknowledges that it has carried out an independent and satisfactory due diligence investigation of the Transferred Companies and the Business, has reviewed and assessed the content of the Disclosed Information, in particular by discussing the same with senior management of the Transferred Companies and the Business and asking questions to such senior management and the advisers of the Sellers. In entering into this Agreement and the Warranty Agreement, the Purchaser has relied upon its own review and analysis of the Disclosed Information, upon the representations and warranties of the Sellers expressly set forth in this Agreement and the Warranty Agreement and upon its own independent investigations.

(c)            The Purchaser further acknowledges that the representations and warranties of the Sellers expressly set forth in this Agreement and the Warranty Agreement supersede any and all earlier representations, warranties or statements made by any directors, officers, employees, agents, representatives or advisors of the Sellers (collectively, the “Sellers’ Representatives”) regarding the Business, the Transferred Shares, the Transferred Intellectual Property, the Transferred Companies, the Transferred Assets, the Transferred Liabilities or any other matter referenced in this Agreement (including any information, facts or matters disclosed in the Disclosed Information), and that neither any of the Sellers nor any of the Sellers’ Affiliates or Sellers’ Representatives shall have any liability in respect of any such earlier representations, warranties or statements, including any information, facts or matters disclosed in the Disclosed Information (and in respect of which the Purchaser shall, and shall cause its Affiliates to, refrain from bringing any claim or action against any of the Sellers or any of the Sellers’ Affiliates or Sellers’ Representatives) other than pursuant to this Agreement and the Warranty Agreement. Except as expressly set forth in this Agreement and the Warranty Agreement, neither any of the Sellers nor any of the Sellers’ Representatives makes any representation or warranty, either express or implied, of any kind whatsoever with respect to the Business, the Transferred Shares, the Transferred Intellectual Property, the Transferred Companies, the Transferred Assets, the Transferred Liabilities or any of the transactions contemplated hereby (including as to the accuracy or completeness of any information provided to the Purchaser or its representatives, including any information, facts or matters disclosed in the Disclosed Information). Without limiting the generality of the foregoing, the Purchaser acknowledges that none of the Sellers, Sellers’ Affiliates and the Sellers’ Representatives makes any representation or warranty with respect to the future relations of the Transferred Companies or the Business with any customers or suppliers. In furtherance of the foregoing, to the fullest extent permitted by applicable Law and except in case of fraud (fraude) or willful misconduct (dol), the Purchaser hereby expressly and irrevocably waives the benefit of any warranties generally available to purchasers under any and all applicable Laws.

(d)           The Purchaser further acknowledges that neither any of the Sellers nor any of the Sellers’ Affiliates or Sellers’ Representatives makes any representation or warranty with respect to any financial projections, business plans, financial or business prospects, budgets, estimates, predictions or forecasts (collectively “projections”) relating to the Business or the Transferred Companies (and in respect of which the Purchaser undertakes not to, and shall cause its Affiliates not to, bring any claim or action against any of the Sellers or any of the Sellers’ Affiliates or Sellers’ Representatives). The Purchaser acknowledges that there are numerous assumptions reflected in such projections and significant uncertainties inherent in attempting to make such projections (and has had in this respect the opportunity to discuss the same with the management of the Transferred Companies), that the Purchaser is fully familiar with such types of assumptions and uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections or forward-looking statements furnished to it and its Affiliates, advisors and other representatives, and that the Purchaser shall not have any claim against any of the Sellers or any of the Sellers’ Affiliates or Sellers’ Representatives with respect thereto.

Article VI
PRE-CLOSING COVENANTS

6.1           Required Antitrust Clearances.

(a)            The Purchaser represents and warrants to the Sellers that (i) it has investigated the markets in which the Transferred Companies and the Business operate, (ii) has availed itself of anti-trust experts and (iii) it is not aware of any reason that may prevent or substantially delay the obtaining of the Required Antitrust Clearances pursuant to a Phase 1 decision without the opening of any phase 2 review or similar in-depth investigation by any Governmental Authority).

(b)           To the extent such actions have not been taken prior to the date hereof pursuant to the terms of the Put Option Agreement, the Purchaser shall (and shall cause its Affiliates, as necessary, to):

(i)                  (x) submit at its (or their) own expense, as soon as possible and in any event within five (5) Business Days after the date hereof, (A) full and accurate filings with the relevant Governmental Authorities with respect to the transactions contemplated by this Agreement, and (B) a full and accurate Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), with the relevant Governmental Authorities in the United States with respect to the transactions contemplated by this Agreement, which filing shall request early termination of any applicable waiting period under the HSR Act, (which notifications and filings the Purchaser shall confirm to the Sellers’ Agent in writing promptly after their making) in order to obtain the Required Antitrust Clearances within the shortest possible delay, and (y) supply promptly, to the extent reasonable and advisable, any additional information and documentary material that may be requested by the relevant Governmental Authorities; provided that, with respect to any notification or filing other than the purchaser’s Premerger Notification and Report Form filed pursuant to the HSR Act, the Purchaser shall not make any notification or filing, including those made during the merger review process under the HSR Act other than the Premerger Notification and Report Form, without first providing the Sellers’ Agent with a copy of such notification or filing in draft form (provided that all privileged or commercially sensitive information relating to the Purchaser or its Affiliates may be first removed) and a reasonable opportunity to discuss its content with the Purchaser prior to its filing with the relevant Governmental Authority and shall consider in good faith and take into account all reasonable comments or suggestions made by the Sellers’ Agent in this respect;

(ii)              do all things necessary or appropriate under applicable Laws to obtain the Required Antitrust Clearances as promptly as practicable prior to the Long Stop Date, including divesting, disposing of, or holding separate (or otherwise taking or committing to take any action that limits the Purchaser’s (or its Affiliates’) freedom of action with respect to, or its ability to retain, operate or control) any of the Transferred Intellectual Property, the Business or the businesses or assets of the Purchaser, its Affiliates or the Transferred Companies;

(iii)              not take any actions (including entering into any transaction, agreement or other arrangement) that might reasonably be expected to make it more difficult to obtain the Required Antitrust Clearances or to result in any material delay in obtaining the Required Antitrust Clearances;

(iv)              keep the Sellers’ Agent regularly informed of the processing of the antitrust filings and in particular, promptly inform Sellers’ Agent if it becomes aware of anything that could result in the Required Antitrust Clearances being delayed or denied (including the opening of any phase 2 review or similar in-depth investigation by any Governmental Authority) and to provide the Sellers’ Agent promptly with any communication exchanged with the relevant Governmental Authorities (it being understood that the Purchaser shall not respond to any inquiry or request from any Governmental Authority without first complying with the requirements of Section 6.1(a)(i));

(v)                invite the Sellers’ Agent and its advisors to participate in any material meeting or telephone conversations with the relevant Governmental Authorities and to submit any document to be handed to the relevant Governmental Authorities to the Sellers’ Agent for its prior written approval (an email being sufficient for such purpose); and

(vi)               give notice to the Sellers’ Agent of the receipt of any Required Antitrust Clearance within two (2) days of its becoming aware of the same (including a copy of the Required Antitrust Clearance).

(c)            All filing fees and similar charges incurred by the Parties in making any notifications or filings pursuant to this Section 6.1 shall be borne by the Purchaser.

(d)           The Sellers shall, and shall use their best efforts to ensure that the Transferred Companies assist and cooperate with the Purchaser in preparing and filing all documents required to be submitted by the Purchaser or its Affiliates pursuant to this Section 6.1 and provide any necessary information in the possession of the Sellers or the Transferred Companies which may be required by the Governmental Authorities for the purpose of such filings or is necessary in order to respond to questions raised by such Governmental Authorities; provided that any privileged or commercially sensitive document or information relating to the Sellers or their Affiliates shall be redacted and un-redacted copies shall only be provided to external counsel of the Purchaser on a counsel-to-counsel basis. In addition, in relation to any jurisdictions in which a notification, submission or filing is required to be made by Arkema, a Seller or a Transferred Company in order to obtain a Required Antitrust Clearance, Arkema and the relevant Seller(s) shall comply, and shall cause the relevant Transferred Company(ies) to comply with, the procedures set forth in paragraphs (i), (iii), (iv) and (v) of Section 6.1(a) mutatis mutandis, including, in the case of the United States, Arkema shall file a full and accurate Notification and Report Form pursuant to the HSR Act with the relevant Governmental Authorities.

6.2           Pre-Closing Reorganizations.

(a)            The Sellers shall procure that:

(i)                    as soon as reasonably practicable after execution of this Agreement, the actions described in Annex N in connection with the Pre-Closing Reorganizations are taken by the Sellers or their relevant Affiliates;

(ii)               the NewCos and the relevant parties shall execute all required documents (including the Pre-Closing Reorganizations Arrangements) so that, on or prior to the Closing Reference Date, the Transferred Assets and the Transferred Liabilities shall have been validly transferred to the relevant NewCo; and

(iii)                the Pre-Closing Reorganizations are consummated on or prior to the Closing Reference Date in conformity with applicable Laws, and all Tax returns and reports required to be filed by the Sellers or any of their Affiliates with any Governmental Authority in respect of the Pre-Closing Reorganizations are duly and timely filed.

(b)           The Sellers shall keep the Purchaser regularly informed of the processing of the Pre-Closing Reorganizations and, in particular, shall provide the Purchaser with draft of the Pre-Closing Reorganizations Arrangements or other documents as the Purchaser may reasonably request.

(c)            The Purchaser shall, and shall cause its Affiliates to, cooperate and provide to the Sellers all documents and information that the Sellers may reasonably request in connection with the implementation of the Pre-Closing Reorganizations.

(d)           The Purchaser hereby acknowledges and agrees that, between the date hereof and the Closing Date, the NewCos shall be entitled to enter into, or adhere to, Intragroup Agreements, which will terminate upon Closing in accordance with the provisions of Section 6.6.

(e)           Any costs related to the preparation and implementation of the Pre-Closing Reorganizations shall be borne by the Sellers (except as expressly provided otherwise elsewhere in this Agreement) and the Sellers shall indemnify and hold the Purchaser and any Transferred Companies harmless in respect of any costs (including attorneys’ fees and expenses) incurred by them in connection therewith (excluding any attorneys and other advisors’ fees and expenses independently incurred by the Purchaser). Any liability for such indemnification shall be determined without duplication of recovery, and the Sellers shall not be liable for any costs if and to the extent that the amount of such costs was taken into account in the Closing Statement or has otherwise been paid on or prior to Closing.

6.3           Ordinary Course of Business. During the period from the date of this Agreement to the Closing, except as may be (v) expressly required in this Agreement (notably for the purpose of the Pre-Closing Reorganizations), (w) disclosed on Annex  6.3, (x) required by a contractual obligation existing on the Put Option Date and Fairly Disclosed in the Disclosed Information, (y) required by applicable Law or (z) consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed, having due consideration for the interests, as applicable, of the Transferred Companies or the Business):

(a)            each Seller and Arkema shall cause the Transferred Companies not to take any of the following actions:

(i)                  amending its Organizational Documents;

(ii)                altering its issued share capital or declaring, setting aside, making or paying any dividend or other distribution in respect of its share capital (in cash or otherwise), or purchasing or redeeming any shares in its share capital;

(iii)              issuing or selling any shares in its share capital or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares; or

(iv)               committing to take any of the actions set forth in the foregoing subsections (i) through (iii).

(b)           each Seller (in respect of the Business only) shall, and each Seller and Arkema shall cause the Transferred Companies to, (A) carry on the Business only in the ordinary course of business, and (B) not take any of the following actions:

(i)                  acquiring, by merger, consolidation, purchase of stock or assets or otherwise, any Entity or business which value is in excess of 100,000 (one hundred thousand) euros;

(ii)                incurring, other than in the ordinary course of business consistent with past practice, any indebtedness for borrowed money (including through the issuance of debt securities) for a principal amount in excess of 500,000 (five hundred thousand) euros (excluding pursuant to, and in accordance with, Intragroup Loan Agreements);

(iii)              making or committing to make any capital expenditure in excess of 750,000 (seven hundred and fifty thousand) euros, which would involve payments after the Closing Reference Date (except for any such capital expenditure which is required to respond to a health, safety or environmental emergency situation);

(iv)               making any change in its accounting procedures or practices unless (x) made in the ordinary course of business or (y) mandated by the accounting principles generally accepted in its jurisdiction of incorporation or other applicable Law;

(v)               (a) approving a wind-up, merger, split-up, contribution or sale of all or part of its business or disposing of, by sale, lease, contribution, transfer or other form of disposition an asset or business whose net book value on the books of the relevant Transferred Company or Seller exceeds 100,000 (one hundred thousand) euros, but excluding in each case sales of inventory in the ordinary course of business (b) or otherwise disposing of or agreeing to dispose of, any material asset at a price which is significantly below market value;

(vi)              sell, transfer, assign, license, convey, abandon, permit to lapse (other than in the event of statutory expirations), or otherwise dispose of any Transferred Intellectual Property or Other Transferred Intellectual Property, other than non-exclusive licenses in the ordinary course of business;

(vii)             terminate, materially amend, transfer or grant a waiver under any Contract with a Third Party under which Intellectual Property Rights are licensed by or to the Transferred Companies, in each case, except where such action or failure to act is determined in the reasonable business judgment of Sellers to be in the best interest of the Business;

(viii)          grant any guarantee or comfort letter or similar undertaking in excess of 500,000 (five hundred thousand) euros (except any such guarantee or comfort letter or similar undertaking given to the benefit of a Governmental Authority in the ordinary course of business);

(ix)              entering into, terminating or materially amending any Material Contract (or any Contract that would have qualified as a Material Contract if it were entered into in 2019), other than in the ordinary course of business;

(x)               making any settlement in any Proceedings, requiring it to pay an amount in excess of 250,000 (two hundred fifty thousand) euros;

(xi)              changing in any material respect its practices for the collection of account receivables (including any acceleration of collections) or the payment of suppliers (including any deferral of payments);

(xii)            (i) increasing the total compensation (including wages and benefits) of the employees of the Business as a whole in excess of two point five percent (2.5%) per year, unless required by applicable Law, CBAs, employment agreements or the terms of any Benefit Plan in effect as of the date hereof (as this term is defined in the Warranty Agreement, “Benefit Plan”) or resulting from normal periodic performance reviews and related compensation and benefit increases carried out in the ordinary course of business, or (ii) transferring the sponsorship of, or any assets or Liabilities maintained pursuant to or in connection with, any Benefit Plan to or from any Transferred Company;

(xiii)          creating any Encumbrance over any of its material assets for an amount in excess of 250,000 (two hundred and fifty thousand) euros (other than an Encumbrance granted in the ordinary course of business);

(xiv)          dismissing any Key Employee (other than for cause) or engaging, appointing or assigning (whether by internal transfer or otherwise) any individual who following such engagements, appointment or assignment would be a Key Employee

(xv)             implementing any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act;

(xvi)           granting any increase in compensation or other individual or collectively agreed terms and conditions of employment or benefits of any Key Employees other than (i) those imposed by Law, the CBAs, employment contracts or Benefit Plans in force at the Put Option Date, or (ii) those which result from normal periodic performance reviews and related compensation and benefit increases in the ordinary course of business, or otherwise make any material amendment to the terms and conditions of employment of any Key Employees;

(xvii)        entering into, amending or terminating any Benefit Plan or any CBAs or other arrangements with any trade union, works council or other employees’ representative body or, in connection with US Employees or Mexican Employees, recognizing or certifying any union, works council, labor organization or group of employees as the bargaining representative for any employees of the Business;

(xviii)      establishing, participating in or contributing to any new pension scheme or grant any new retirement, death or disability benefit or any other material Benefit Plan;

(xix)           paying any benefits under any pension scheme of the Sellers in existence at the Put Option Date other than in accordance with the standard terms of the documents governing such scheme in effect as of the date hereof and not under any discretionary power;

(xx)             filing any amended material Tax Return, making, changing or revoking any Tax election, entering into any closing agreement or voluntary disclosure agreement with respect to Taxes, failing to pay any material Tax that becomes due and payable (including any estimated Tax payments), filing any Tax Return in a manner inconsistent with past practice or extending the statute of limitations period for the assessment or collection of any Tax, settling or compromising any material Tax liability; or

(xxi)           committing to take any of the actions set forth in the foregoing subsections (i) through (xxiii).

For the purposes of granting any consents which may be requested by the Sellers’ Agent or any Transferred Company pursuant to this Section 6.3, the Purchaser hereby designates Angelo Chaclas (chaclas@trinseo.com) with immediate effect and represents and warrants to the Sellers that Angelo Chaclas shall have full capacity and right to give any such consents on behalf of the Purchaser during the term of this Agreement. Within five (5) Business Days of receipt of any request for consent by the Sellers’ Agent or any Transferred Company, the Purchaser shall have the right to notify the Sellers’ Agent or the relevant Transferred Company that it objects to the proposed action (which notice of objection shall indicate its reasons for so objecting). If the Purchaser shall not have notified the Sellers’ Agent or the relevant Transferred Company, as the case may be, of its objection to a proposed action within such period of five (5) Business Days, the Purchaser shall be deemed to have consented to such proposed action. As an exception to Section 12.12, any notice to be made for the purpose of obtaining or giving any consent of the Purchaser under this Section 6.3 shall be given by e-mail alone (without confirmation).

For the sake of clarity, it is hereby acknowledged and agreed that Arkema France shall be entitled to cause Altuglas International to pay its outstanding Trade Payables towards any member of the Arkema Group before the Closing Reference Date.

6.4           Relocation of Altuglas International Corporate Seat. The Purchaser shall cause Altuglas International to change its corporate seat currently located in the premises of the Arkema Group in Colombes, France to a location of its choice no later than two (2) months after the Closing Date, it being agreed that until that date, Arkema France hereby grants to Altuglas International a sub-lease over such premises effective as of the Closing Date and on conditions (including financial conditions) similar in all material respects to the current sub-lease granted by Arkema France to Altuglas International.

6.5           Corporate meetings of the Transferred Companies on the Closing Date. If requested by the Purchaser by a notice sent to the Sellers’ Agent at least fifteen (15) Business Days prior to the Closing Date, the Sellers shall cause the management of the Transferred Companies to convene the board of directors, management board, supervisory board or other corporate body, or general meetings of the shareholders of one or more Transferred Companies in accordance with the Organization Documents of such Transferred Companies, to be held on the Closing Date after Closing on the relevant agenda to be provided by the Purchaser to the Sellers’ Agent sufficiently in advance so that such corporate bodies can be convened on the Closing Date.

6.6          Termination of Intragroup Agreements. On or immediately prior to Closing, the Sellers shall, and shall cause the Transferred Companies to, terminate (without any indemnity, penalty or early termination fee being due by the Transferred Companies on account of such termination) the Intragroup Agreements (other than the Remaining Intragroup Agreements) in respect of the Transferred Companies with immediate effect at the Closing Date, subject to (i) with respect to Intragroup Loan Agreements, payment of the Intragroup Financial Balance on the Closing Date in accordance with Section 2.5, and (ii) with respect to such other Intragroup Agreements, payment or settlement of any Payables or Receivables under such Intragroup Agreements outstanding or accrued on the Closing Date, which shall be paid in the ordinary course of business in accordance with the terms and conditions thereof, notwithstanding the termination of the related Intragroup Agreement.

6.7           Access and Information. During the period from the date of this Agreement to the Closing, upon the reasonable written request of the Purchaser and subject to compliance by the Purchaser with the terms of the Confidentiality Agreement, each Seller shall use its best efforts to arrange for the Purchaser and its representatives to be granted reasonable access during normal business hours to the premises and the books and records of the Business and the Transferred Companies for purposes of preparing for the Closing, provided that:

(a)             such access shall not interfere with the normal business and operations of the Sellers and the Transferred Companies;

(b)           such access may be limited to the extent the applicable Seller reasonably determines, in light of COVID-19 (taking into account any Pandemic Measure), that such access would jeopardize the health, safety and welfare of the directors, officers or employees of the Transferred Companies or the Business and other individuals having business dealing with the Transferred Companies or the Business;

(c)             notwithstanding the foregoing, none of the Sellers shall be required to provide access to any information which it reasonably believes that it may not provide to the Purchaser or its representatives by reason of applicable Law, which constitutes information protected by attorney/client or other privilege, or which any of the Sellers or the Transferred Companies is required to keep confidential by reason of a Contract with a Third Party; and

(d)          the Purchaser shall, and shall cause its Affiliates to, refrain from, directly or indirectly, contacting any customer, supplier, agent, representative, creditor, co-contracting party (including franchisee, licensee or sublicense) or advisor of the Transferred Companies or the Business or any other Person which is in commercial relationship with the Transferred Companies or the Business, except for persons with whom the Purchaser or its relevant Affiliate (i) sustain commercial and professional relationships, or (ii) seek to develop in the future, and in each case, without reference to the transactions contemplated hereby or the Business and for the sole purpose of such professional and commercial relationships.

6.8           Financing Cooperation. During the period from the date of this Agreement to the Closing, the Sellers shall, and shall cause the Transferred Companies to, use commercially reasonable efforts to provide such cooperation in connection with the arrangement, implementation or syndication of the Debt Financing Commitments as may be reasonably requested by the Purchaser, including by (to the extent reasonably required in such connection):

(a)            at reasonable times, locations and intervals, and upon reasonable advance notice, arranging the participation of the officers of the Transferred Companies in a reasonable number of meetings, drafting sessions, due diligence sessions and presentations to rating agencies and prospective lenders, and reasonable participation of such Persons in the preparation of materials for such meetings;

(b)            furnishing the Purchaser and its financing sources with the Required Information and using its commercially reasonable efforts to cause such Required Information to be Compliant and remain so during the Marketing Period;

(c)             reasonably facilitate the granting, by the Purchaser, of a security interest (and perfection thereof) in collateral, guarantees, or assisting with other definitive financing documents as may be reasonably requested by the Purchaser; and

(d)           providing and executing documentation and other information reasonably required, in respect of any Transferred Company, by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, provided that:

(i)                  all fees, costs, expenses and other liabilities and obligations which may be incurred in connection with the Debt Financing Commitments shall be for the sole account of the Purchaser (and, for the avoidance of doubt, neither the Sellers and any other member of the Arkema Group nor, prior to Closing, any of the Transferred Companies shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Debt Financing Commitments);

(ii)               nothing herein shall require such cooperation to the extent it would (x) unreasonably interfere with the Business or operations of any Transferred Company, (y) require any Transferred Company to take any action that would conflict with or violate any of its corporate interest, Organizational Documents or any applicable Law or the fiduciary duties of its directors or otherwise entail the incurrence of any liabilities by any of its directors, officers or employees, or (z) require any Transferred Company to enter into or approve any financing agreement for the Debt Financing Commitments prior to Closing; it being specified that such cooperation may be limited to the extent the applicable Seller reasonably determines, in light of COVID-19 (taking into account any Pandemic Measure), that such cooperation would jeopardize the health, safety and welfare of the directors, officers or employees of the Transferred Companies or the Business and other individuals having business dealing with the Transferred Companies or the Business;

(iii)              none of the Sellers shall be required to provide any information other than Required Information;

(iv)              for the avoidance of doubt, nothing in this Section 6.8 shall be construed to be a condition precedent to the financing of the Transaction or the Closing or otherwise, directly or indirectly, serve as a basis for any delay in Closing under this Agreement; and

(v)               none of the Sellers or the Transferred Companies shall be responsible for the preparation of any pro forma financial statements or any adjustments to any pro forma financial information required to be provided in accordance with the Debt Financing Commitments, and the Sellers’ and the Transferred Companies’ reasonably commercial efforts to provide assistance, if requested, in connection with pro forma financial information shall be limited to providing financial information reasonably available to them under their current reporting systems.

6.9           Public Announcements. During the period from the date of this Agreement to the Closing, neither the Purchaser nor any of the Sellers shall, or shall permit any of its Affiliates, or any of its directors, officers, employees, agents, advisors or other representatives to, issue or cause the publication of any press release or other public announcement or disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned, except that each Party shall be permitted to make such public announcements to the extent necessary for enforcement hereof or as otherwise required by applicable Law or the applicable rules of any stock exchange or requested by a Governmental Authority. In the event any such press release, public announcement or other disclosure is required by Law or the rules of any stock exchange or requested by any Governmental Authority to be made by the Party proposing to issue the same, such Party shall promptly notify the other Party prior to the issuance or making of any such press release, public announcement or other disclosure and shall use its reasonable efforts to consult in good faith with the other Parties and to take into account in good faith the reasonable requirements of such Parties as to the timing, contents and manner of making any such press release, public announcement or other disclosure.

6.10         Substitution and Release of Sellers Guarantees.

(a)            The Purchaser acknowledges that the Sellers or certain of their Affiliates have given or provided the guarantees, comfort letters and other undertakings listed on Annex 6.11 (as such annex will be updated prior to the Closing to reflect the guarantees, comfort letters and other undertakings given or provided by the Sellers or their Affiliates in the ordinary course of business after the date hereof) to Third Parties in respect of obligations of the Transferred Companies, Arkema Inc. (in respect of the US Business), Arkema Mexico (in respect of the Mexican Business) or Arkema S.r.l. (in respect of the Italian Business) (the “Sellers Guarantees”) and that the Sellers Guarantees must be released at or prior to the Closing.

(b)            During the period from the date of this Agreement to the Closing, the Purchaser shall use its best efforts and shall cause its Affiliates to use their best efforts to, take such actions, with the reasonable assistance and cooperation of the Sellers (as reasonably requested by the Purchaser), as may be reasonably necessary to obtain (i) all Third Party consents required to cause the Purchaser or any of its Affiliates to be irrevocably and unconditionally substituted as of the Closing Date for the relevant Seller or Sellers’ Affiliate in respect of all obligations of the relevant Seller or Sellers’ Affiliate under the Sellers Guarantees; and (ii) the full and complete, irrevocable and unconditional release of the relevant Seller or Sellers’ Affiliate as of the Closing Date from all of its obligations, liabilities and indebtedness under each Sellers Guarantee. The Purchaser shall inform regularly the Sellers’ Agent of the steps undertaken by the Purchaser and its Affiliates in such connection and shall send prior notice to the Sellers’ Agent of any meeting with any Third Party beneficiary of a Sellers Guarantee to which it is invited to participate and the relevant Seller or Sellers’ Affiliate shall be entitled to attend such meeting.

(c)            To the extent and for so long as any Third Party consent and/or release has not been obtained in respect of any Seller Guarantees on or prior to Closing (the “Unreleased Guarantees”), from and after the Closing Date, the Purchaser:

(i)                shall continue to take such actions as may be necessary to obtain the full and complete, irrevocable and unconditional release of the members of the Arkema Group as of the Closing Date from all of their obligations, liabilities and indebtedness under or in relation to each Unreleased Guarantee as soon as practicable after the Closing;

(ii)               shall indemnify and hold the members of the Arkema Group harmless from and against all amounts paid, and liabilities incurred, by any of them in respect of any such Unreleased Guarantees; and

(iii)              shall not, and shall cause its Affiliates not to, take any actions that could be reasonably expected to result in the enforcement of any Unreleased Guarantees by the relevant beneficiary or increase the guaranteed amount under, or extend the duration of, any Unreleased Guarantees until such release.

6.11         Exit of Tax Integration Groups and other Tax Matters.

(a)            The Parties acknowledge and agree that as a consequence of the Transaction, on the Closing Date:

(i)               Altuglas International, which is member of the French Tax Integration Group, shall cease to be member of the French Tax Integration Group in accordance with the provisions of the French Tax Integration Agreement; and

(ii)               Altuglas International Denmark, which is member of the Danish Tax Integration Group, shall cease to be member of the Danish Tax Integration Group in accordance with the provisions set forth in Annex  6.11 (a) (ii) (the “Danish Tax Annex”).

(b)            From and after the Closing Date, the Purchaser shall cause (i) Altuglas International to comply with the relevant provisions of the French Tax Integration Agreement, with respect to the exit of Altuglas International from the French Tax Integration Group and (ii) Altuglas International Denmark to comply with the provisions of the Danish Tax Annex, including (in all cases) any provision thereof pursuant to which Altuglas International and Altuglas International Denmark is required to make a payment to a member of the Arkema Group, which payment shall be made without set-off, deduction or counter claim of any kind.

(c)            From and after the Closing Date, Arkema shall, and shall cause any of its Affiliates to, (i) comply with the relevant provisions of the French Tax Integration Agreement with respect to the exit of Altuglas International from the French Tax Integration Group and (ii) comply with the provisions of the Danish Tax Annex, including (in all cases) any provision thereof pursuant to which Arkema or any of its Affiliates is required to make a payment to Altuglas International, Altuglas International Denmark or US NewCo, which payment shall be made without set-off, deduction or counter claim of any kind.

(d)            Arkema S.r.l. shall request, on a date to be agreed upon between the Purchaser and the Sellers' Agent, the delivery of the Tax Certificate with the relevant Governmental Authorization with a view to obtain such Tax Certificate on the Closing Reference Date. In the event that a Tax Certificate is not received from the relevant Governmental Authority within forty (40) days following Arkema S.r.l.’s request for such Tax Certificate, Arkema S.r.l. shall promptly certify in writing to the Purchaser that a Tax Certificate was not received. In the event that the Tax Certificate is received by Arkema S.r.l. earlier than two (2) Business Days before the Closing Reference Date and with an effective date earlier than two (2) days before the Closing Reference Date, Arkema S.r.l. shall, promptly, and in no event later than the Closing Reference Date, send a new request of Tax Certificate to the relevant Governmental Authority

6.12         Assignability and Material Consents.

(a)            Non-Assignable Items, CoC Contracts and Transferred IP-Related Agreements.

(i)                Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, neither this Agreement nor any of the Pre-Closing Reorganization Arrangements shall constitute an agreement to sell, convey, assign or transfer any asset, claim, right or benefit under a “Transferred Contract” under this Agreement, to the NewCos, if an attempted sale, conveyance, assignment or transfer thereof, without the prior consent, approval, authorization, waiver or agreement of another Person (a “Third Party Consent”), would (i) violate or is otherwise prohibited under any applicable Law, (ii) constitute a breach or other contravention of the rights of a Third Party or (iii) be ineffective with respect to any party to an agreement concerning such asset (the “Non-Assignable Items”).

(ii)               The Purchaser further acknowledges that:

(A)               the Transferred Companies are, or upon completion of the Pre-Closing Reorganizations, will be parties to certain Contracts containing change of control provisions under which the Transaction may trigger certain rights for the benefit of the counterparty which may have an adverse effect on the relevant Contract, relevant Transferred Company or its business (including the right to terminate the relevant Contract or to accelerate a payment thereunder) (the “CoC Contracts”); and

(B)               Arkema France is party to certain Contracts entered into in connection with the Transferred Intellectual Property (the “Transferred IP-Related Agreements”).

(b)           Material Consents.

(i)                  The Sellers shall use their commercially reasonable efforts (which shall not require any of them or their Affiliates to incur any financial obligations or pay any costs, fees or expenses) to obtain, prior to Closing, all Third Party Consents necessary to authorize, approve or permit (i) the sale, conveyance, assignment, transfer or continuation of the Non-Assignable Items identified in Annex 6.12 (or any portion thereof relating to the Business) to the relevant NewCo, (ii) the absence of exercise of change of control provisions under the CoC Contracts identified in Annex 6.12 and (iii) the sale, conveyance, assignment, transfer or continuation of the Transferred IP-Related Agreements identified in Annex 6.12 to the Purchaser (together, the “Material Consents”), provided that:

(A)               the Purchaser shall diligently assist and cooperate in good faith with the Sellers to obtain the Material Consents by providing any information or otherwise taking any reasonable actions which the Sellers may reasonably request and that do not require Purchaser to make any payment or deliver any guarantee, comfort letter or similar undertaking to a Third Party or to accept any change to any contractual terms of the relevant agreement; provided, however, that if a guarantee, comfort letter or similar undertaking is requested by a counterparty to any Contract relating to a Non-Assignable Item, to a CoC Contract or a Transferred IP-Related Agreement for which a Material Consent is required and such request is made pursuant to the express terms of such Contract, then the Purchaser shall be obliged to give (or procure that a financial institution gives) any such guarantee, deposit or other undertaking;

(B)               the Sellers shall not be entitled to compromise any right, asset or benefit, to any Third Party to obtain a Material Consent and shall not accept any change to any Contract relating to a Non-Assignable Item, to a CoC Contract or a Transferred IP-Related Agreement (other than any changes of an administrative nature required to permit its assignment or transfer to the NewCos) without the prior written consent of the Purchaser (which shall not be unreasonably withheld) (it being understood and agreed, however, that in the event that the Purchaser (a) consents to a change proposed by a Third Party and (b) agrees to hold the relevant Seller harmless from and against the consequences of such change, then the relevant Seller shall be required to accept such change); and

(C)                the failure to obtain any or all of such Material Consents shall not entitle the Purchaser to terminate this Agreement or not to complete the transactions contemplated hereby.

(ii)                In the event that any Material Consent listed in Annex 6.12 is not obtained on or prior to Closing:

(A)               the Sellers shall provide the Purchaser, fifteen (15) Business Days prior to the Closing Date, with a list of the Material Consents which have not been obtained as of such date and the Purchaser shall be entitled to contact any relevant Third Party in order to obtain such Material Consent;

(B)                with respect to Material Consents relating to Non-Assignable Items and Transferred IP-Related Agreements only, the Sellers shall continue to use their commercially reasonable efforts (which shall not require any of them or their Affiliates to incur any financial obligations or pay any costs, fees or expenses) to obtain such Material Consent until the first to occur of (a) the date which is six (6) months after the Closing Date, (b) the date of expiration of the relevant contract (provided that the relevant Seller shall not be obligated to extend the stated term of the relevant contract, including pursuant to any available automatic renewal option), and (c) the termination by the relevant Third Party of the relevant contract;

(C)                with respect to Non-Assignable Items and Transferred IP-Related Agreements identified as “Available for Back-to-Back” in Annex 6.12:

(1)             to the extent reasonably practicable and not prohibited by any applicable Law or any applicable Contract related to or governing such Non-Assignable Items or Transferred IP-Related Agreements, the Sellers shall cooperate and enter into with the Purchaser with a view to provide any reasonable and lawful arrangement requested by the Purchaser designed to provide the NewCos or the Purchaser with the benefits, rights, and privileges of any such Non-Assignable Item and Transferred IP-Related Agreement (as applicable), including by subcontracting, sublicensing, or subleasing, in each case on terms reasonably acceptable to the relevant Seller and the Purchaser, until the first to occur of (a) the date which is six (6) months after the Closing Date, (b) the date of expiration of the relevant Contract (provided that the relevant Seller shall not be obligated to extend the stated term of the relevant Contract, including pursuant to any available automatic renewal option) and (c) the termination by the relevant Third Party of the relevant Contract; and

(2)             to the extent that the NewCos and the Purchaser are provided the benefits, rights and privileges of any such Non-Assignable Item and Transferred IP-Related Agreement (as applicable) pursuant to the paragraph above, the relevant NewCos and the Purchaser shall pay, perform, or discharge when due the obligations of the relevant Seller thereunder or in connection therewith arising from and after the Closing, excluding any obligations arising from any breach or any event, circumstance or condition that with notice or lapse of time or both would result in a breach with respect to any such Non-Assignable Item or Transferred IP-Related Agreement caused by the relevant Seller.

(iii)              If a Material Consent relating to a Non-Assignable Item is obtained at any time after the Closing, such Non-Assignable Item shall be treated for purposes of this Agreement as having been a Transferred Asset effective as of the Closing Date.

6.13         Shared Contracts.

(a)            Attached in Annex 6.13 is a list of certain material Contracts which are used in the operation of the Business but are not Transferred Contracts (the “Shared Contracts”).

(b)            During the period as from the date hereof until the Closing Date, the Sellers shall use their commercially reasonable efforts (which shall not require any of them or their Affiliates to incur any financial obligations or pay any costs, fees or expenses) to obtain that the counterparty to any Shared Contract enters into a new contract (in form and substance reasonably acceptable to the Purchaser), an amendment to the existing Shared Contract splitting the Shared Contract (in form and substance reasonably acceptable to the relevant Seller and the Purchaser) or an assignment in relevant part (in form and substance reasonably acceptable to the relevant Seller and the Purchaser), in each case, effective as of the Closing Date pursuant to which the Purchaser or any of its Subsidiaries (including the Transferred Companies), as designated by the Purchaser, shall receive substantially the same services and benefits provided (and, if applicable, will be subject to substantially the same obligations, terms, and conditions imposed) to the Business under the applicable Shared Contract as of the Closing Date.

(c)            To the extent that any such new contract, amendment or assignment is not so obtained with respect to any Shared Contract identified as “Available for Back-to-Back” in Annex 6.13:

(1)             to the extent reasonably practicable and not prohibited by any applicable Law or the applicable Shared Contract, the Sellers shall cooperate and enter into with the Purchaser with a view to provide any reasonable and lawful arrangement requested by the Purchaser designed to provide the NewCos with the benefits, rights, and privileges of the portion of any such Shared Contract which relates to the Business, including by subcontracting, sublicensing, or subleasing, in each case on terms reasonably acceptable to the relevant Seller and the Purchaser, until the first to occur of (a) the date which is six (6) months after the Closing Date, (b) the date of expiration of the relevant Shared Contract (provided that the relevant Seller shall not be obligated to extend the stated term of the relevant Shared Contract, including pursuant to any available automatic renewal option) and (c) the termination by the relevant Third Party of the relevant Shared Contract; and

(2)             to the extent that the NewCos are provided the benefits, rights and privileges of any such portion of such Shared Contract pursuant to the paragraph above, the relevant NewCos shall pay, perform, or discharge when due the obligations of the relevant Seller thereunder or in connection therewith arising from and after the Closing, excluding any obligations arising from any breach or any event, circumstance or condition that with notice or lapse of time or both would result in a breach with respect to any such Shared Contract caused by the relevant Seller.

6.14         Insurance.

(a)            The Purchaser acknowledges and agrees that as of the Closing Date at 9am CET, the Transferred Companies and their respective directors, officers and employees shall automatically cease to be covered by Arkema group insurance policies, including the policies listed in Annex 6.14 (the “Arkema Group Insurance Policies”), it being specified that, with respect to the Arkema Group Insurance Policies coverage written on an "occurrence basis", no Arkema Group Insurance Policies shall be available for occurrences which take place on or after 9am CET on the Closing Date. With respect to the Arkema Group Insurance Policies coverage written on a "claims made basis", no Arkema Group Insurance Policies shall be available for claims made after 9am CET on the Closing Date.

(b)           The Purchaser further acknowledges and agrees that (i) the Arkema Group Insurance Policies identified as the “General Liability Big Box” and the “Products Liabilities Big Box” (the “Big Box Insurance Policies”) are written on a “occurrence basis” and (ii) pursuant to the Big Box Insurance Policies, Arkema Inc. shall repay to the insurers thereunder any amount paid by them in accordance with the terms thereof. Consequently, the Purchaser shall promptly repay to Arkema Inc. any amount paid by it to the insurers under the Big Box Insurance Policies in connection with facts, events or circumstances relating to the US Business that occurred prior to 9am CET on the Closing Date (whether the claim made in connection therewith is made prior, on or after the Closing Date).

(c)            The Purchaser shall procure that the Arkema Group Insurance Policies are replaced by other suitable insurance policies for the Transferred Companies at the latest on the Closing Date. The Sellers shall not assume any responsibility with respect to the survival of existing insurance coverage of the Transferred Companies on or after such date and the Transferred Companies shall not be entitled to any refund of premium related payments made by them to the Sellers or any of their Affiliates prior to the Closing in respect of any Arkema Group Insurance Policy.

(d)            Until 9am CET on the Closing Date, the Sellers will not terminate and will use their commercially reasonable efforts not adversely modify the coverage of the Transferred Companies (and, until completion of the Pre-Closing Reorganization, the US Business, the Mexican Business and the Italian Business) under the Arkema Group Insurance Policies.

(e)            After the Closing Date, the Sellers shall allow, and shall cause their Affiliates to allow the Transferred Companies to make claim under the Arkema Group Insurance Policies for any Insurance Event that occurred prior to Closing but solely in respect of Arkema Group Insurance Policies coverage written on an "occurrence basis".

(f)            If and to the extent that prior to, on or after the Closing Date, any of the Sellers or any Sellers’ Affiliate (other than the Transferred Companies) receives any payment from their insurers in respect of any claim of any Transferred Companies under any non-captive and non-fronted Arkema Group Insurance Policies, the Sellers shall, and shall cause such Sellers’ Affiliate to, hold such payment for the benefit of the relevant Transferred Company and remit such payment to the relevant Transferred Company or its designee as promptly as practicable, provided, however, that with respect to any Insurance Event related to the US Business, the Italian Business or the Mexican Business or any Transferred Asset or any Transferred Liability occurring before the Closing Date, such payment shall in no event exceed the insurance indemnifiable financial consequences of such Insurance Event to be actually borne by the US NewCo, Italian NewCo or Mexican NewCo (as the case may be) subsequent to the Closing Date. For the purpose hereof, “Insurance Event” shall mean, with respect to first party insurances, damaging event causing loss to property, and, with respect to third party insurances, claim received from third parties for indemnifying their damages (with respect to “claims made basis” policies) or damaging event causing loss to third parties (with respect to “occurrence basis” policies).

6.15         IT Separation Costs. The Purchaser shall on the Closing Date pay, on behalf of each of the Transferred Companies listed in Annex 6.15, the amount set forth opposite its name in such Annex (together with any applicable VAT or similar Taxes) to the relevant Seller indicated therein, which amount corresponds to the allocated portion of the aggregate capital expenditures, expenses and costs of the Sellers in connection with the separation activities to be conducted prior to the Closing Date in respect of the information systems (applications and infrastructure) of the Transferred Companies (collectively, the “IT Separation Costs”).

6.16         South Korean Plant.

(a)            The Parties acknowledge that, as of the Put Option Date, the South Korean Plant is subject to an on-going expropriation proceedings whose outcome and timing remain uncertain and that, accordingly, the South Korean Plant and all associated rights, assets and liabilities, have not been included in the scope of the Transaction.

(b)           The Sellers undertake not to increase the production volume of the South Korean Plant above the capacity existing as of the Put Option Date.

6.17        Environmental Permit Filings. To the extent that any filings are required prior to the Closing for the transfer of any Governmental Authorizations required by Environmental Law, Sellers shall provide Purchaser with reasonable cooperation in submitting the required documentation in a timely manner, including by providing any information requested by Purchaser that is necessary for the submission.

6.18         Steering Committee. Within fifteen (15) Business Days after the date hereof, the Parties shall establish a steering committee, consisting of one lead representative from Sellers and one lead representative from the Purchaser, which shall be tasked with monitoring the performance by the Parties of their respective obligations set forth in this Article VI in order to achieve a smooth Closing as well as the finalization of each of the Ancillary Agreements which is not in agreed form on the date hereof in accordance with the guidelines set forth therein as the case may be.

Article VII
LABOR MATTERS.

7.1           Transfer of Other Business Employees

(a)            Employment Offers to the Other Business Employees. At the latest fifteen (15) Business Days prior to the Closing Date, the Purchaser shall offer to employ each of the Other Business Employees from and after the Closing in a position offering terms pertaining to salary or wages, commissions, bonuses, incentive compensation and employee benefits that are no less favorable, in the aggregate, than those applicable to such Other Business Employees immediately prior to the Closing Date and a work location that is within fifteen (15) kilometers of his/her work location immediately prior to the Closing Date.

(b)            Payments until the Closing Date. The Sellers shall cause each member of the Arkema Group which is the employer of an Other Transferred Employee to pay all sums due and payable to such Other Transferred Employee for the period prior to the Closing Date, provided, however, that any such sums paid by any member of the Arkema Group to any such Other Transferred Employee between the Closing Reference Date (excluded) and the Closing Date (included) shall be promptly reimbursed by the Purchaser upon receipt of reasonable evidence of such payment.

(c)            Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume and become responsible for, perform, discharge and pay when due, and hold harmless and indemnify the members of the Arkema Group from and against any and all of the Liabilities of the members of the Arkema Group as from the Closing Reference Date (excluded) to the extent relating to the Other Transferred Employees.

(d)            Credit for Services. The Purchaser shall credit the Other Transferred Employees for service earned (or credited for) prior to the Closing Date with the Arkema Group for purposes of eligibility, vesting and determination of benefits (including, for purposes of vacation and severance, but excluding defined benefit pension plan accruals (except for the Other Transferred Employee in Germany)).

(e)            Transfer of Personnel Records. Except as otherwise prohibited by applicable Law, on the Closing Date, the Sellers shall cause the members of the Arkema Group which are employers of the Other Transferred Employees to deliver to the Purchaser (or make available at the reasonable satisfaction of the Purchaser) all personnel records for the three (3)-year period preceding the Put Option Date relating to the Other Transferred Employees in their possession or control.

(f)             Purchaser substitution. The Purchaser shall be entitled to designate any of its wholly-owned Affiliates for the purpose of this Section 7.1.

7.2           Performance Shares. The Purchaser acknowledges that certain Transferred Employees have been allocated free performance shares (actions gratuites) or other equity instruments (the “Performance Shares”) by Arkema pursuant to the terms of the plans listed in Annex 7.2 (together, the “Performance Shares Plans”). In such connection:

(a)            the Sellers and Arkema will take any actions required such that the concerned Transferred Employees do not cease to benefit from their free share allocations or other rights under the Performance Share Plans by reason of their no longer being employees of the Arkema Group or the Transferred Companies no longer being member of the Arkema Group, as the case may be;

(b)            the Sellers and Arkema shall provide, or shall cause their Affiliates to provide, to the Purchaser and the Transferred Companies in a timely manner information in respect of any vested Performance Shares in order for the Transferred Companies and the new employer of the Transferred Employees to comply with any declaration or notification obligations pursuant to applicable Law; and

(c)            Arkema shall be responsible and pay for, and shall hold the Purchaser and the Transferred Companies harmless against, any social charges or similar Taxes payable by the employer as a result of the allocation of the Performance Shares to the Transferred Employees.

7.3           Continuation of Employment and Benefits. The Purchaser shall not, and shall cause its Affiliates which are employers of Transferred Employees not to, implement:

(a)           any collective redundancy program (including any “plan de sauvegarde de l’emploi” but excluding individual or collective mutual termination) concerning more than three (3) individuals in France and/or more than three (3) individuals in Italy, and/or any redundancy program in Denmark with respect to any of the Transferred Employees employed by Altuglas International, Italian NewCo and Altuglas International Denmark, for a period of no less than two (2) years commencing on the Closing Date;

(b)           any layoff concerning more than 5 employees (in the aggregate over the whole period mentioned below) with respect to any of the Transferred Employees employed by US NewCo and Mexican NewCo, for a period of no less than one (1) year commencing on the Closing Date; and

(c)           any adverse change in the salary or wages, commissions, bonuses, severance plan, incentive compensation and employee benefits (excluding in both cases equity or equity-based benefits) of any of the Transferred Employees, in the relevant jurisdiction except (i) to the extent such change is at least as favorable, those that were provided to such Transferred Employees immediately prior to the Closing Date; (ii) to the extent such change results from the implementation of the provisions of this Article 7 or Annex N (including the provisions related to the new plans, benefits and CBA or the US and Mexican Transferred Employees) or (iii) as otherwise agreed to by any labor organization representing a bargaining unit of Transferred Employees, in each case, for a period of no less than two (2) years commencing on the Closing Date (or, if shorter, until the termination of employment of the relevant employee).

The Purchaser shall provide to the Sellers' Agent no less than 45 days prior to the Closing Date a description of the employee benefits that will be offered to the employees who are expected to be Transferred Employees as of the Closing Date so that the Sellers' Agent can confirm that such employee benefits comply with the Purchaser’s obligations under Section 7.3(c).

7.4           Transaction Bonuses.

(a)            The Parties acknowledge and agree that certain directors, officers or employees of the Transferred Companies may be entitled to receive transaction bonuses or similar payments in connection with the Transaction on or after the Closing Date pursuant to, and in accordance with, certain transaction bonus letters and agreement, all of which are summarized in a table communicated by the Sellers’ Agent to the Purchaser under cover of a separate letter on or before the date hereof (such letters, the “Transaction Bonus Letters”, and such bonuses or other payments, the “Transaction Bonuses”).

(b)            In such connection, after the Closing: (x) the Purchaser shall cause the Transferred Companies to pay, in accordance with the terms of the Transaction Bonus Letters, any Transaction Bonuses which have become due and payable but which were not paid at the time of Closing or are not otherwise directly paid by the Sellers, and (y) the Sellers shall reimburse the relevant Transferred Companies, on a euro for euro basis, for (i) the amount of any Transaction Bonuses actually paid by the Transferred Companies, (ii) increased by any social charges or similar Taxes borne by the Transaction Companies as a direct result of such payments, provided that, for purposes of calculating such charges and Taxes, it shall be assumed that any Transaction Bonus paid to US Employees are not subject to Social Security Taxes, and (iii) increased by any irrecoverable VAT (if applicable) and decreased by any Tax Benefit resulting from such amounts referred to in (i) and (ii) (to the extent such Tax Benefit is not offset by the Tax on the reimbursement from the Sellers referred to in (y)), with reasonable promptness following receipt of a written demand of the Purchaser (accompanied by evidence of payment of the relevant Transaction Bonuses and a computation in reasonable detail of the related social charges or similar Taxes).

(c)            Any Tax deductions arising as a result of or in connection with the Transaction Bonuses are intended to be allocated for U.S. federal (and applicable state) income Tax reporting purposes to Pre-Closing Tax Periods to the extent permitted by applicable Law.

(d)           Purchaser and Sellers agree to utilize, or cause their respective Affiliates to utilize, the “alternate procedure” set forth in U.S. Internal Revenue Service (“IRS”) Revenue Procedure 2004-53 with respect to wage reporting for US Employees.

7.5           Non-Solicitation Undertakings.

(a)            For a period starting on the Put Option Date and ending twelve (12) months after the Closing Date, each of Arkema and the Sellers shall not, and shall cause its Affiliates not to, directly or indirectly through any other Entity, subject to paragraph (b) below:

(i)               solicit or encourage any Transferred Employee to leave his or her current or future positions within the Purchaser or the Transferred Companies; or

(ii)                contract for services with, hire or employ (even in the case of a resignation), for itself, any of its Affiliates or any Third Party, any Transferred Employees.

(b)           Notwithstanding the foregoing, nothing in this Agreement shall prevent the Sellers or their Affiliates from soliciting or employing (i) any Transferred Employee who responds to a bona fide general solicitation of employment not specifically directed towards Transferred Employees (including through an open recruiting process by way of advertising or head-hunter), (ii) any Transferred Employee who had ceased to be an employee or an officer of any of the Transferred Companies or the Purchaser for a period of at least six (6) months at the time of commencement of his employment discussions with the Sellers or their Affiliates or (iii) any Transferred Employee who elects to return to the Arkema Group in accordance with the terms of his/her employment agreement or any clawback agreement in force prior to the Closing Date.

(c)            For a period starting on the Put Option Date and ending twelve (12) months after the Closing Date, the Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly through any other Entity, subject to the same caveat set forth in paragraph (b) above (which shall apply mutatis mutandis):

(i)                solicit or encourage any employee of the Sellers or any of their Affiliates with whom they have been in contact in the context of the Transaction, to leave his current or future positions within the Sellers or any of their Affiliates; or

(ii)               contract for services with, hire or employ (even in the case of a resignation), for itself, any of its Affiliates or any Third Party, any employee of the Sellers or any of their Affiliates with whom they have been in contact in the context of the Transaction, provided that the above Section 7.5(c) shall not apply to employees of the Sellers or any of their Affiliates who would be primarily dedicated to the Business.

7.6           US Employees.

(a)            Payments until the Closing Date. Arkema Inc. shall pay all sums due and payable to the US Employees for the period prior to the Closing Date, provided, however, that any such sums paid by Arkema Inc. to the US Employees between the Closing Reference Date (excluded) and the Closing Date (included) shall be promptly reimbursed by the Purchaser upon receipt of reasonable evidence of such payment.

(b)           Interim Period. Arkema Inc. shall make available to US NewCo the US Employees between the Closing Reference Date and their effective transfer to US NewCo (i.e., at 11:59 p.m. on the day immediately preceding the Closing Date).

7.7           U.S. Defined Benefit Pension Plan.

(a)            On or before the Closing Date, the Purchaser shall, or shall cause one of its Subsidiaries, to establish a defined benefit pension plan intended to be qualified under Section 401(a) of the Code (the “Purchaser DB Plan”) which shall contain substantially similar terms as the Seller’s Pension Plan in effect as of the Closing Reference Date for the benefit of the Pension Participants and shall accept all related liabilities of the Transferred Employees to be transferred from the Seller’s Pension Plan consistent with this Section 7.7 and Annex Q (and for the avoidance of doubt, no transfer of liabilities shall occur prior to the Closing), and such Purchaser DB Plan shall have terms and conditions that comply with the applicable CBAs, as such terms may be modified from time to time in accordance with such CBA and applicable Law; provided, that, the Purchaser or one of its Affiliates may modify the terms of any such Purchaser DB Plan in order to comply with applicable Law, including any coverage or non-discrimination requirements.

(b)            No later than five (5) Business Days prior to the Closing Date (or such later time as mutually agreed by and between the applicable Seller and the Purchaser), the applicable Seller or its Subsidiary shall cause the Sellers’ Actuary to determine the estimated Defined Benefit Obligation Amount, as of the Closing Reference Date. As soon as practicable following the establishment of the Purchaser DB Plan and the related trust thereunder (but no later than one (1) month thereafter), the applicable Seller or its Affiliate shall direct the trustee of the trust under the Seller’s Pension Plan to transfer from that trust to the trust under the Purchaser DB Plan an amount equal to ten million US dollars (US$ 10,000,000) (such amount, the “Initial Pension Asset Transfer Amount”), which such amount shall be in cash. With respect to the Seller’s Pension Plan, the date of such transfer is hereinafter referred to as the “Initial Pension Asset Transfer Date” and shall occur on the last Business Day of the applicable month.

(c)            Within ninety (90) days (or such later time as mutually agreed by the applicable Seller or one of its Affiliates and the Purchaser) following the Closing Date, the Seller shall cause the Sellers’ Actuary to provide the Purchaser with a calculation of the value, as of the Closing Reference Date, of the assets to be transferred to the Purchaser DB Plan for the Closing Pension Participants determined in accordance with the assumptions and valuation methodology (including a provision for crediting any distributions made from the Seller’s Pension Plan) set forth within Annex 7.7 (the “Revised Pension Asset Transfer Amount”). The Purchaser may submit, at its sole cost and expense, the Revised Pension Asset Transfer Amount to the actuary of the Purchaser (the “Purchaser’s Actuary”) for verification; provided, that such verification process and any calculation performed by the Purchaser’s Actuary in connection therewith shall be performed solely on the basis of the assumptions and valuation methodology set forth within Annex 7.7. The Purchaser shall be responsible for the cost and expense of the Purchaser’s Actuary and the applicable Seller or one of its Affiliates shall be responsible for the cost and expense of the Sellers’ Actuary for such data transfer. In the event the Purchaser’s Actuary so determines that the value, as of the Closing Reference Date, of the assets to be transferred to the Purchaser DB Plan differs from the Revised Pension Asset Transfer Amount, the Purchaser’s Actuary shall identify in writing to the Sellers’ Actuary all objections to the determination within ninety (90) days following Sellers’ Actuary’s delivery of the value calculation to Purchaser pursuant to the first sentence of this Section 7.7(c), and the Purchaser’s Actuary and Sellers’ Actuary shall use good faith efforts to reconcile any such difference. If the Purchaser’s Actuary and the Sellers’ Actuary fail to reconcile such differences, the Purchaser’s Actuary and the Sellers’ Actuary shall jointly designate a third, independent actuary whose calculation of the value, as of the Closing Reference Date, of the assets to be transferred to the Purchaser DB Plan shall be final and binding; provided, that such calculation must be performed within sixty (60) days following designation of such independent actuary and in accordance with the assumptions and valuation methodology set forth within Annex 7.7; and provided, further, that if such value is not equal to or between the value determined by the Purchaser’s Actuary and the Revised Pension Asset Transfer Amount, such value shall be deemed to be either the value determined by the Purchaser’s Actuary or the Revised Pension Asset Transfer Amount, whichever is closer. The applicable Seller or its Affiliate and the Purchaser shall each pay one-half of the costs incurred in connection with the retention of such independent actuary. The final, verified value, as of the Closing Reference Date, of the assets to be transferred to the Purchaser DB Plan as determined in accordance with this Section 7.7(c) shall be referred to herein as the “Final Pension Asset Transfer Amount.”

(d)           On or before December 31, 2021, the applicable Seller or its Affiliate shall cause the Seller’s Pension Plan to transfer to the Purchaser DB Plan (the date of such transfer, the “Final Pension Asset Transfer Date”) an amount in cash equal to (A) the Final Pension Asset Transfer Amount minus (B) the Initial Pension Asset Transfer Amount (such difference, as adjusted to reflect earnings or losses as described below, the “Pension Asset True-Up Amount”); provided, that in the event the Pension Asset True-Up Amount is negative, the applicable Seller or its Affiliate shall not be required to cause any such additional transfer and, instead the Purchaser shall be required to cause a transfer of cash, cash equivalents or securities (or, if determined by the Purchaser with the prior written consent of the Seller, assets in kind) from the Purchaser DB Plan to the Seller’s Pension Plan in an amount equal to the absolute value of the Pension Asset True-Up Amount. The Parties acknowledge that the Seller’s Pension Plan’s transfer of the Pension Asset True Up Amount to the Purchaser DB Plan shall be in full settlement and satisfaction of the obligations of the Seller and its Affiliates to cause the transfer of, and the Seller’s Pension Plan to transfer, assets to the Purchaser DB Plan pursuant to this Section 7.7(d). The Pension Asset True Up Amount, if any, shall be paid from the Seller’s Pension Plan to the Purchaser DB Plan, in cash and shall be adjusted to reflect fees or charges paid or incurred, and earnings or losses, during the period from the Closing Date to the Final Pension Asset Transfer Date. Such earnings or losses shall be determined based on the actual rate of return of the Seller’s Pension Plan for the period commencing on the Closing Reference Date and ending as close as administratively practicable to the Final Pension Asset Transfer Date. In the event that the Purchaser is obligated to cause the Purchaser DB Plan to reimburse the Seller’s Pension Plan pursuant to this Section 7.7(d), such reimbursement shall be performed in accordance with the same principles set forth herein with respect to the payment of the Pension Asset True Up Amount. The Parties acknowledge that the Purchaser DB Plan’s transfer of such reimbursement amount to the Seller’s Pension Plan shall be in full settlement and satisfaction of the obligations of the Purchaser and its Affiliates to cause the transfer of, and the Purchaser DB Plan to transfer, assets to the Seller’s Pension Plan pursuant to this Section 7.7(d).

(e)            To the extent any Pension Participants are Inactive Employees, but become Transferred Employees pursuant to Section 7.12 (the “Inactive Employee Participants”), within one (1) month following the six (6) month anniversary of the Closing Date (or such later time as mutually agreed by the applicable Seller or one of its Affiliates and the Purchaser), the Seller shall direct the trustee of the trust under the Seller’s Pension Plan to transfer from that trust to the trust under the Purchaser DB Plan the Inactive Employee Pension Transfer Amount, which such amount shall be in cash. With respect to the Seller’s Pension Plan, the date of such transfer is hereinafter referred to as the “Inactive Employee Pension Asset Transfer Date” and shall occur on the last Business Day of the applicable month. The actual amount of assets transferred from the Seller’s Pension Plan to the Purchaser DB Plan for the Inactive Employee Participants shall be determined in accordance with Section 414(l) of the Code and shall be equal to the minimum amount required to be transferred pursuant to Section 414(l) of the Code and Section 4044 of ERISA; provided, that such minimum amount shall be (i) calculated in accordance with the methodology and assumptions set forth on Annex 7.7, and (ii) reduced by any amounts paid to the Inactive Employee Participants pursuant to the applicable Seller’s Pension Plan and increased or decreased by the actual weighted-average investment return for the Seller’s Pension Plan from the date in which Inactive Employee Participant became a Transferred Employee to the Inactive Employee Pension Asset Transfer Date (such minimum amount (after giving effect to any such adjustment), the “Inactive Employee Pension Transfer Amount”).

(f)             The Purchaser and the Sellers shall provide each other with such records and information as may be necessary or appropriate to carry out their obligations under this Section 7.7 or for the purpose of administration of the Purchaser DB Plan, and shall cooperate in the filing of all documents required for the transfer of assets and liabilities described herein. The Purchaser shall, or shall cause one its Subsidiaries to, direct the trustee of the Purchaser DB Plan to accept such transfer of the Initial Pension Transfer Amount, the Final Pension Transfer Amount and Inactive Employee Pension Transfer Amount, as applicable, from the Seller’s Pension Plan. Notwithstanding the foregoing, no such asset transfers shall be made pursuant to this Section 7.7 until such time as (i) the Purchaser has been provided evidence reasonably satisfactory to the Purchaser that that the Seller’s Pension Plan satisfies the requirements for a qualified plan under Section 401(a) of the Code and that the trust which is part of such plan is exempt from taxation under Section 501(a) of the Code and (ii) the Sellers have been provided evidence reasonably satisfactory to the Sellers that that the Purchaser DB Plan satisfies the requirements for a qualified plan under Section 401(a) of the Code and that the trust which is part of such plan is exempt from taxation under Section 501(a) of the Code.

(g)           The Sellers or one of its Affiliates shall provide the Purchaser’s Actuary with information reasonably necessary to calculate the Final Pension Asset Transfer Amount and the Inactive Employee Pension Transfer Amount, and to verify that such calculations have been performed in a manner consistent with the terms of this Agreement. Each of the Purchaser and the applicable Seller shall be responsible for the cost of its own actuary.

(h)            The Sellers and the Purchaser shall cooperate to file with the IRS, to the extent necessary and required, proper notice on IRS Form 5310-A regarding the Pension Asset Transfer Amount from the Seller’s Pension Plan to the Purchaser DB Plan. The Sellers’ Actuary shall be responsible for any actuarial certification required in connection with the filing of IRS Form 5310-A.

(i)             As of the date that the Purchaser DB Plan is established, the Sellers and its Subsidiaries agree to and shall provide third party administration services, including third party recordkeeping services provided by Morneau Shepell, to the Purchaser DB Plan through the end of December 31, 2021, in accordance with the terms set forth in Annex 7.7(i). As soon as reasonably practicable following the end of the month in which administrative services were provided, the Purchaser or one of its Subsidiaries shall reimburse the Sellers or its relevant Subsidiary an amount equal to the documented, reasonable costs of the Seller and its Subsidiaries for providing the administrative services described in this Section 7.7(i), including direct costs of Morneau Shepell, in accordance with Annex 7.7(i); provided, that, in no event shall the Seller or any of its Affiliates be entitled to reimbursement of any costs that are otherwise payable by, related to or in connection with any Seller, any of its Affiliates or the Seller’s Pension Plan, or any amounts in excess of the total cost to provide the administrative services to the Purchaser DB Plan. The Purchaser or one of its its Subsidiaries shall provide written communication to the Closing Pension Participants regarding their participation in the Purchaser DB Plan as of the date that such Purchaser DB Plan is established, and thereafter a summary plan description of the Purchaser DB Plan to the Closing Pension Participants no later than the date prescribed by ERISA. The Purchaser or one of its Subsidiaries shall use commercially reasonably efforts to establish a separate trust for the Purchaser DB Plan with State Street Bank effective as of the date permitted under Section 7.7(a). The Purchaser or one of its Subsidiaries shall provide required information to the Closing Pension Participants who retire after the Closing Date reflecting the name and terms of the Purchaser DB Plan.

(j)             The Purchaser shall indemnify and hold harmless the Sellers and the Sellers' personnel who provide administrative and other services to the Purchaser DB Plan for liabilities for breaches of fiduciary duties and other claims related to the administration of the Purchaser DB Plan on or after the date the Purchaser DB Plan is established to the extent allowed under applicable Law and solely to the extent such liabilities and/or claims are a direct result of the Purchaser’s direction with respect to the administration of the Purchaser DB Plan. Such indemnification obligations of this Section 7.7(j) shall be subject to the indemnity provisions of Article IX of this Agreement. The Sellers shall indemnify and hold harmless the Purchaser and its Subsidiaries for liabilities for breaches of fiduciary duties and other claims related to the administration of the Purchaser DB Plan on or after the date the Purchaser DB Plan is established to the extent allowed under applicable Law and (i) to the extent such liabilities and/or claims are as a result of, related to, or arise from actions (or failures to act) that are contrary to or in conflict with the Purchaser’s direction with respect to the administration of the Purchaser DB Plan or (ii) inconsistent with the Sellers, its Subsidiaries’ or its personnel’s fiduciary duties as determined under ERISA.

7.8           U.S. 401(k) Plan. Effective as of the Closing Date, the Sellers shall, or cause one of its Affiliates to, take all actions necessary or appropriate to cause all Transferred Employees who participate in a defined contribution Benefit Plan intended to be qualified under Section 401(a) of the Code (each, a “Seller 401(k) Plan”) to be fully vested in their account balances under the applicable Seller 401(k) Plan. After the Closing Date, but no later than May 14, 2021 the Sellers or one of its Affiliates shall, make to the Seller 401(k) Plans all employer contributions that would have been made on behalf of such employees had the Transaction not occurred, regardless of any service or end of year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date. On or before the 65th day after the Closing Date, the Purchaser shall, or shall cause one of its Subsidiaries to, establish or designate one or more defined contribution plans intended to be qualified under Section 401(a) of the Code for those Transferred Employees who participated in the Seller 401(k) Plan immediately prior to the Closing, with terms substantially similar as those of the Seller 401(k) Plan (each, a “Purchaser 401(k) Plan”). The Purchaser or one of its Subsidiaries shall cause each Purchaser 401(k) Plan to be able to accept rollovers (including, if they are current, participant loans, if any). As soon as practicable following the establishment or designation of the Purchaser 401(k) Plan, the Purchaser or one of its Subsidiaries shall take all actions necessary to cause the Purchaser 401(k) Plan to accept a participant rollover of an account balance for a Transferred Employee from the applicable Seller 401(k) Plan that is an “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code), provided that such rollover is in cash, but including loan notes, if any, and evidencing any outstanding loans to such Transferred Employees as of the date of distribution). Subject to the terms of the relevant US CBA and applicable Law, including any coverage, nondiscrimination and annual compensation and contribution limits requirements, the Purchaser or one of its Subsidiaries will permit the U.S. Transferred Employees to contribute to and be eligible to receive employer contributions for Purchaser 401(k) Plan’s 2021 plan year in the same amounts as each such U.S. Transferred Employee would have been able to contribute and/or receive, had the Purchaser 401(k) Plan been established and employees were eligible to participate in the Purchaser 401(k) Plan, as of the Closing Date.  Further, the Purchaser or one of its Subsidiaries will provide written communication to the relevant Transferred Employees regarding deferrals and employer contributions under the Purchaser 401(k) Plan. The Sellers agree that none of the Sellers or any of their Subsidiaries shall initiate a deemed distribution of a Transferred Employee’s loan, if any, under the Seller 401(k) Plan until after the conclusion of any applicable cure period, as permitted under Treasury regulations promulgated under Section 72(p) of the Code.

7.9           U.S. Retiree Health and Welfare Benefits. Without limiting any other provision of this Agreement, as of the Closing Date, the Purchaser or one of its Subsidiaries shall: (i) maintain a plan or plans providing retiree medical benefits, throughout the 12-month period immediately after the Closing Date (or for such longer period as required pursuant to the terms of any applicable US CBA) to each US Transferred Employee who is eligible to participate under the Arkema Inc. Pre-65 Retiree Medical Plan in effect immediately prior to the Closing Date (and the applicable dependents and beneficiaries thereof) (the “Retiree Medical Participants”) (upon satisfying the applicable eligibility, age or service requirements) that is no less favorable than the retiree medical benefits provided or made available to such individual under the Arkema Inc. Pre-65 Retiree Medical Plan in effect immediately prior to the Closing Date, taking into account the extent of coverage and the cost-sharing structure immediately prior to the Closing Date; provided, that the terms of such plan may be modified by time to time in accordance with such US CBA and applicable Law; and (ii) assume all Liabilities with respect to the retiree medical coverage for the Retiree Medical Participants.

7.10         Seller Retained Liabilities and Obligations. The Sellers and their Affiliates (other than a Transferred Company) shall be solely responsible for providing group health continuation coverage required by Section 4980B of the Code with respect to all employees and former employees of Sellers and their Affiliates (including a Transferred Company), including any dependents or beneficiaries, and any other Persons who are or become “M&A Qualified Beneficiaries” (as defined in Treasury Regulations § 54.4980B-9) as a result of the consummation of the Transaction. Except as expressly provided in Section 7.7, 7.8, 7.9, 7.13, Annex E, F, or N, the Sellers and their Affiliates (other than the Transferred Companies) shall assume and/or retain the sponsorship of and be solely responsible for all Liabilities relating to or at any time arising under or in connection with or pursuant to any Benefit Plan or any other benefit or compensation plan, program, policy agreement or arrangement of any kind at any time maintained, sponsored or contributed to or required to be contributed to by any Seller or any of its Affiliates (including, prior to the Closing, a Transferred Company) or under or with respect to which any Seller or any of its Affiliates (including, prior to the Closing, a Transferred Company) has any Liability.

7.11         US Service Crediting. Effective on the Closing Date, the Purchaser shall, or shall cause one of its Subsidiaries to credit the US Transferred Employees with all prior service with the Sellers or any of its Affiliates for purposes of eligibility and vesting, and for purposes of determining the level of paid time off, vacation, holiday, and severance benefits, under each benefit plan of the Purchaser or its Affiliates in which the Transferred Employees are eligible to participate during the two (2) year period following the Closing (the “Purchaser Benefit Plans”) to the same extent and for the same purposes as recognized under the comparable US Benefit Plan in effect immediately prior to the Closing Date; provided, that no such credit shall be granted for any purposes under any equity or equity-based compensation plan or arrangement or to the extent that it results in the duplication of benefits or compensation. Effective as of the Closing Date, the Purchaser shall, or shall cause one of its Subsidiaries to cause each US Transferred Employee to be eligible to commence participation in the Purchaser Benefit Plans in effect as of the Closing Date, but solely to the extent that such US Transferred Employee participated in the comparable US Benefit Plan immediately prior to the Closing Date, and subject to subsections (i) through (iii) of this Section 7.10 and except as otherwise provided in this Article VII. In the plan year in which the Closing Date occurs, to the extent permitted by the applicable Purchaser Benefit Plan providing group health benefits, the Purchaser and its Affiliates shall use commercially reasonable efforts to: (i) waive all limitations as to pre-existing, waiting period or actively-at-work conditions applicable to each Transferred Employee and under such Purchaser Benefit Plans to the same extent waived under a comparable US Benefit Plan in effect immediately prior to the Closing Date; (ii) give credit under such Purchaser Benefit Plans for amounts paid by a Transferred Employee (or a qualifying, covered dependent) under the corresponding US Benefit Plan, including applying deductibles, co-insurance, copayments and out-of-pocket maximums, for the portion of the plan year occurring prior to the Closing Date, as though such amounts had been paid in accordance with the terms and conditions of the applicable Purchaser Benefit Plan for purposes of satisfying any deductibles, co-insurance, copayments and out-of-pocket maximums for the applicable plan year; and (iii) to cause any Purchaser Benefit Plan providing group term life insurance benefits to waive any medical certification for the US Transferred Employees up to the amount of coverage such US Transferred Employee had under the comparable Benefit Plan in effect immediately prior to the Closing (but subject to any limits on the maximum amount of coverage under the life insurance plans of Purchaser and its Affiliates).

7.12         Inactive Employees. If an Inactive Employee becomes available for and able to return to work within the 180 days following the Closing Date, the Purchaser or one of its Affiliates shall offer employment to such Inactive Employee effective upon the date such Inactive Employee is available for and able to return to work at which time such Inactive Employee shall be considered a Transferred Employee for purposes of this Agreement; provided, that prior to any such date, the Sellers and their Affiliates (other than a Transferred Company) shall be solely responsible for all Liabilities, including benefits, incurred with respect to any Inactive Employee.

7.13         US Flexible Spending Accounts. The Purchaser shall, or shall cause its Subsidiaries to, cause benefit plan that is a cafeteria plan qualifying under Section 125 of the Code (the “Purchaser’s Cafeteria Plan”) to accept a spin-off of the flexible spending reimbursement accounts from the US Benefit Plan that is a cafeteria plan qualifying under Section 125 of the Code (the “Seller’s Cafeteria Plan”) and shall honor and continue through the end of the calendar year in which the Closing occurs the elections made by each Transferred Employee under Seller’s Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect for the Transferred Employees immediately prior to the Closing. As soon as practicable following the Closing, the relevant Seller or its relevant Subsidiary shall cause to be transferred from Seller’s Cafeteria Plan to Purchaser’s Cafeteria Plan the excess, if any, of the aggregate accumulated contributions to the flexible spending reimbursement accounts made during the year in which the Closing occurs by Transferred Employees over the aggregate reimbursement payouts made for such year from such accounts to the Transferred Employees. If the aggregate reimbursement payouts from the flexible spending reimbursement accounts under Seller’s Cafeteria Plan made during the year in which the Closing occurs to Transferred Employees exceed the aggregate accumulated contributions to such accounts for such year by the Transferred Employees, the Purchaser shall cause such excess to be transferred to the relevant Seller or its relevant Subsidiary as soon as practicable following the Closing. The Sellers and its Subsidiaries shall provide to the Purchaser and its Subsidiaries, all books and records that are specific to the eligible Transferred Employees and necessary to permit the Purchaser and its Subsidiaries to administer such plan.

7.14         Third Party Beneficiaries. Nothing in this Article VII, express or implied, shall (i) create or confer any right in any Person to employment or service, continued employment or service with the Purchaser, any Transferred Company or any of their Affiliates, or any particular term or condition of employment or service, (ii) be considered or deemed to establish, amend, or modify any Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement, (iii) prohibit or limit the ability of the Purchaser or any of its Affiliates (including, following the Closing, the Transferred Company) to (y) amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement, or contract at any time assumed, established, sponsored or maintained by any of them or (z) terminate the employment or service of any Person at any time for any or no reason, or (iv) confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the Parties by reason of this Article VII. Further, notwithstanding anything to the contrary in this Article VII, Purchaser’s obligations under this Article VII shall not (1) apply to any individual who is furloughed, temporarily laid off, or suffers a termination of employment or reduction in hours or benefits in whole or in part because of COVID-19-related circumstances at any time, or (2) limit the Purchaser’s right, in its sole discretion, to furlough, temporarily layoff, terminate the employment of, or reduce the hours or benefits of, any employee.

7.15         Limitations to the Transfer of Mexican Employees. To the extent that it is not legally possible to transfer the employment relationships of some of the Mexican Employees prior to the Closing Reference Date, including for such cases in which a Mexican Employee is under a temporary disability leave (including sick or maternity leaves) duly certified by the IMSS or any other situation that makes it legally impossible to transfer their employment, Arkema Mexico Servicios and Mexican NewCo will cooperate to transfer such Mexican Employee(s) as soon as legally possible after the Closing Reference Date, pursuant to this Agreement, provided that any costs associated with such Mexican Employee(s) will be borne and covered exclusively by Arkema Mexico Servicios until the actual transfer to the Mexican NewCo takes place, in the understanding that such transfer will be made effective as of the date in which the corresponding temporary disability leave (or any other situation that makes it legally impossible to transfer their employment) concludes.

Article VIII
REPAYMENT AND INDEMNIFICATION OBLIGATIONS

8.1           Repayment Obligations of the Sellers.

(a)            Subject to the provisions of Section 8.3, the Sellers shall pay to the Purchaser the amount of any and all Damages actually suffered by the Purchaser or any Transferred Company as a direct result of any breach or inaccuracy of any representation or warranty of the Sellers set forth in Article IV.

(b)           From and after the Closing, the right to a partial repayment of the Purchase Price provided for in this Section 8.1 shall be the exclusive remedy of the Purchaser for any breach of the representations and warranties of the Sellers set forth in Article IV and the Purchaser shall not be entitled to rescind this Agreement or to treat this Agreement as terminated.

8.2           Indemnification Obligations of the Purchaser.

(a)            The Purchaser shall indemnify the Sellers from and against any and all Damages actually suffered by any of the Sellers as a direct result of any breach or inaccuracy of any representation or warranty made by the Purchaser contained in this Agreement.

(b)            From and after the Closing and save in the case of fraud (fraude) or willful misconduct (dol), the right to indemnification provided for in this Section 8.2 shall be the exclusive remedy of the Sellers for any such breach and the Sellers shall not be entitled to rescind this Agreement or to treat this Agreement as terminated as a result thereof.

8.3           Limitations on Liability.

(a)            In calculating the amount which may be due and payable by the Sellers as a result of any claim brought by the Purchaser under Section 8.1, there shall be deducted the amount of any corresponding Tax Benefit.

(b)           Any liability for a partial repayment of the Purchase Price under Section 8.1 shall be determined without duplication of recovery, and (x) the Purchaser shall not be entitled to a partial repayment of the Purchase Price for any Damage under Section 8.1 if and to the extent that the amount of such Damage was taken into account in the Closing Statement and has reduced the Purchase Price, and (y) the Sellers shall not be required to make any partial repayment of the Purchase Price more than once on account of the same events, facts, matters, circumstances or omissions.

(c)            Except in case of “dol”, the liability of the Sellers under Section 8.1 shall terminate on the date which is five (5) years after the Closing Date, unless prior to such date the Purchaser has notified the Sellers’ Agent of a claim thereunder.

(d)           All payments made by the Sellers to the Purchaser pursuant to Section 8.1 shall be treated by the Parties hereto for all purposes, including tax, accounting and financial reporting purposes, as a partial repayment of the Purchase Price to the fullest extent permitted by applicable Law.

8.4           Local Sale Agreements and Pre-Closing Reorganization Arrangements. Notwithstanding anything to the contrary provided under the Local Sale Agreements, the IP Short Form Assignment Agreement or the Pre-Closing Reorganization Arrangements, the representations and warranties made by the Sellers under Article IV and the Warranty Agreement are the only representations and warranties granted by the Sellers to the Purchaser in connection with the Transferred Companies, the Transferred Shares, the Transferred Intellectual Property, the Transferred Assets, the Transferred Liabilities and the Business and the Purchaser and its Affiliates shall not be entitled to any claim for indemnification in connection with the Transferred Companies, the Transferred Shares, the Transferred Intellectual Property, the Transferred Assets, the Transferred Liabilities and the Business other than as provided under and subject to the terms and conditions of this Agreement and the Warranty Agreement.

Article IX
SPECIFIC INDEMNITIES

9.1           Specific Indemnities of the Sellers.

(a)            From and after the Closing and subject to the provisions of this Article IX, the Sellers shall pay to the Purchaser, and indemnify and hold harmless the Purchaser from and against, the amount of any and all Damages actually suffered by the Purchaser or any of the Transferred Companies in connection with (i) any Excluded Asset or any Excluded Liability and (ii) any Specific Liability.

(b)           From and after the Closing, the right to indemnification provided for in this Section 9.1 shall be the exclusive remedy of the Purchaser in connection with any such payment and the Purchaser shall not be entitled to rescind this Agreement or to treat this Agreement as terminated as a result thereof.

9.2           Specific Indemnities of the Purchaser.

(a)            From and after the Closing and subject to the provisions of this Article IX, the Purchaser shall pay to the Sellers, and indemnify and hold harmless the Sellers from and against, the amount of any and all Damages actually suffered by the Sellers in connection with any Transferred Liability.

(b)           From and after the Closing, the right to indemnification provided for in this Section 9.2 shall be the exclusive remedy of the Sellers in connection with any such payment and the Sellers shall not be entitled to rescind this Agreement or to treat this Agreement as terminated as a result thereof.

9.3           Method of Asserting Claims, etc. A Party making a claim for a partial repayment of the Purchase Price or for indemnification under this Article IX shall, for the purposes of this Agreement, be referred to as the “Indemnified Party” and the Party against whom such claim is asserted under this Article IX shall, for the purposes of this Agreement, be referred to as the “Indemnifying Party”. All claims by an Indemnified Party under this Article IX shall be asserted (as a condition to their validity) and resolved as follows:

(a)            Claim Notices. In the event that any written claim, demand or Proceeding is asserted, notified or instituted by any Third Party which, if successful, could give rise to Damages for which an Indemnifying Party would be liable to an Indemnified Party under this Article IX (any such claim, demand or Proceeding, a “Third Party Claim”), the Indemnified Party shall send to the Indemnifying Party a written notice (a “Claim Notice”) specifying the factual basis of such claim and, to the extent such amount can be determined, the amount or a good faith estimated amount of related Damages (which estimate shall not be conclusive of the final amount of such claim), all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which a right to a partial repayment of the Purchase Price or a right to be indemnified is claimed, and such available supporting evidence.

(b)            Time for Claim Notice. The Indemnified Party shall send a Claim Notice, with respect to a given Third Party Claim, within thirty (30) days of receipt (including by any Transferred Company, in the case of the Purchaser) of actual notice of such Third Party Claim (or such shorter period as may be warranted under the circumstances (e.g., in the case of emergency proceedings or when a response to a notification must be given within a time period in order to avoid a forfeiture of rights) to permit the Indemnifying Party to exercise its rights hereunder). For avoidance of doubt, failure by the Indemnified Party to comply with such notice periods shall have no consequences on its right to make a claim for indemnification under this Agreement, provided, however, that any such failure shall relieve the Indemnifying Party from any liability that it may have to the Indemnified Party to the extent of any increase of the Damage resulting from such failure. Notwithstanding the foregoing, Section 9.7 (and not this Section 9.3(b)) shall apply with respect to any Tax Claim.

(c)            Third Party Claim Review Period. With respect to a given Third Party Claim, the Indemnifying Party shall have thirty (30) days following its receipt of the relevant Claim Notice (the “Third Party Claim Review Period”) to make such investigation of the underlying claim as it considers reasonably necessary or desirable. During the Third Party Claim Review Period, the Indemnifying Party and the Indemnified Party shall use their commercially reasonable efforts to reach an amicable solution with respect to such Third Party Claim. If the Indemnifying Party and the Indemnified Party fail to agree, on or prior to the expiration of the Third Party Claim Review Period, upon an amicable solution with respect to such Third Party Claim, the dispute may be resolved in accordance with Section 12.18. Notwithstanding the foregoing, Section 9.7 (and not this Section 9.3(b)) shall apply with respect to any Tax Claim.

(d)            Defense of Third Party Claim.

(i)                From and after the delivery of a Claim Notice hereunder, the Indemnifying Party shall have the right (but not the obligation) to control the defense of such Third Party Claim and to retain (at its expense) counsel of its choice, reasonably acceptable to the Indemnified Party, to represent the Indemnified Party (including any Transferred Company if the Purchaser is the Indemnified Party) unless (a) such Third Party Claim is in connection with a Patent Specific Liability or (b) such Third Party Claim is reasonably likely to result in injunctions, equitable or other non monetary remedies which are likely to materialy adversely impact the Business or the business of the Tranferred Companies (if the Indemnified Party is the Purchaser). The Indemnified Party shall take (and, if the Purchaser is the Indemnified Party, shall cause the Transferred Companies to take) such actions as the Indemnifying Party shall reasonably consider necessary or appropriate under the circumstances to cooperate with the Indemnifying Party and its counsel in defending such Third Party Claim (including, furnish to the Indemnifying Party all necessary information and documentation concerning such Third Party Claim), and shall refrain (and, if the Purchaser is the Indemnified Party, shall cause the relevant Transferred Company to refrain) from taking any action likely to jeopardize or interfere with the defense of such claim. The Indemnified Party may assist, at its expense, in the defense of any Third Party Claim with counsel of its choice. The Indemnifying Party shall keep the Indemnified Party reasonably informed of the development of the underlying claim. The conduct of the defense of a Third Party Claim by the Indemnifying Party shall be deemed to constitute an admission or acknowledgement by the Indemnifying Party of liability to the Indemnified Party in respect of such Third Party Claim.

(ii)               In the event that the Indemnifying Party (x) fails to assume control of the defense of a Third Party Claim with reasonable promptness after receipt of a Claim Notice with respect to a Third Party Claim from the Indemnified Party, or (y) does not notify the Indemnified Party of its intention to assume control of the defense of a Third Party Claim, the Indemnified Party shall conduct (or if the Purchaser is the Indemnified Party, shall cause the relevant Transferred Company to conduct) the defense of such Third Party Claim (subject to subsection (e) below) in good faith and using all reasonable means and defenses available to it (or if the Purchaser is the Indemnified Party, to the relevant Transferred Company) and shall have the right to retain counsel of its choice, at the cost of the Indemnifying Party (but only under circumstances where the Indemnifying Party is ultimately found to be liable for Damages resulting from or arising out of such Third Party Claim). The Indemnifying Party may assist, at its expense, in the defense of any Third Party Claim with counsel of its choice. The Indemnified Party shall keep the Indemnifying Party reasonably informed of the development of the underlying claim.

(iii)              Notwithstanding the foregoing, Section 9.7 (and not this Section 9.3(b)) shall apply with respect to any Tax Claim.

(e)            Settlement of Third Party Claims.

(i)                The Indemnifying Party shall not be liable for any Third Party Claim which is settled or otherwise compromised or in respect of which any admission of liability is made, in each case without its prior written consent.

(ii)                In the event that (x) the Indemnified Party (or if the Purchaser is the Indemnified Party, the relevant Transferred Company) receives from a Third Party or (y) the Indemnified Party (or if the Purchaser is the Indemnified Party, the relevant Transferred Company) proposes to make to a Third Party, an offer of settlement of a Third Party Claim (a “Settlement Offer”), the Indemnified Party shall notify the Indemnifying Party of such Settlement Offer promptly upon receipt thereof from the Third Party and reasonably in advance of responding thereto, or reasonably in advance of making such Settlement Offer, and shall provide with such notice all related supporting documentation reasonably required to enable the Indemnifying Party to assess the relative merits of the Settlement Offer.

(iii)              At the reasonable request of either the Indemnified Party or the Indemnifying Party, the Parties will consult in good faith with respect to any such Settlement Offer. The Indemnifying Party shall then determine in the exercise of its own business judgment whether or not to consent to the Settlement Offer.

(iv)              In the event that a Settlement Offer is received which the Indemnifying Party, but not the Indemnified Party, is willing to accept, the Indemnified Party may elect to continue the defense of such Third Party Claim at its own expense, in which case the liability of the Indemnifying Party shall be limited to the lesser of: (i) the amount of Damages calculated as if the Third Party Claim were settled in accordance with the proposed Settlement Offer; and (ii) the Damages actually suffered by the Indemnified Party (or, if the Purchaser is the Indemnified Party, the relevant Transferred Company) taking into account the final determination of the Third Party Claim.

(v)               In the event that a Settlement Offer is received which the Indemnified Party is willing to accept, but the Indemnifying Party decides to refuse, such refusal shall be deemed to constitute an admission or acknowledgement by the Indemnifying Party of Liability to the Indemnified Party in respect of such Claim and the Indemnifying Party shall be liable toward to the Indemnified Party for the full amount of the Damages actually suffered by the Indemnified Party (or, if the Purchaser is the Indemnified Party, the relevant Transferred Company) taking into account the final determination of the Third Party Claim.

(f)            Access. From and after the delivery of a Claim Notice hereunder, at the reasonable request of the Indemnifying Party, the Indemnified Party shall grant to the Indemnifying Party and its representatives (including professional advisors) reasonable access to the premises, books, records, computerized systems, employees and senior management of the Indemnified Party (including the Transferred Companies, if the Purchaser is the Indemnified Party) to the extent reasonably related to the matters to which the Claim Notice relates. For the avoidance of doubt, any document or information received in this context shall be subject to Section 11.12. Except in connection with such Claim Notice and the defense of any related Third Party Claim, the Indemnifying Party will not, and shall require that its representatives do not, use or disclose to any Third Party other than the Indemnifying Party’s representatives (except as may otherwise be required by applicable Laws) any information obtained pursuant to this subsection (a) which is reasonably designated as confidential by the Indemnified Party. All such access shall be granted during normal business hours, and shall be granted under conditions which will not unduly interfere with the business and operations of the Indemnified Party (or, if the Purchaser is the Indemnified Party, the Transferred Companies) Notwithstanding the foregoing, the Indemnified Party shall not be required to provide access to any information which it may not provide to the Indemnifying Party and its representatives by reason of applicable Law; it being specified that such access may be limited to the extent the Purchaser reasonably determines, in light of the COVID-19 (taking into account any Pandemic Measure), that such access would jeopardize the health, safety and welfare of the directors, officers or employees of the Transferred Companies or the Business and other individuals having business dealing with the Transferred Companies or the Business.

(g)           Cooperation. From and after the delivery of a Claim Notice hereunder, in the event that any Damage is susceptible of remedy, the Indemnified Party shall allow (and if the Purchaser is the Indemnified Party, it shall cause the Transferred Companies to allow) the Indemnifying Party an opportunity to implement such remedy within a reasonable period.

(h)           Duty to Mitigate. The Indemnified Party shall use its commercially reasonable efforts (and if the Purchaser is the Indemnified Party, it shall cause the Transferred Companies to use their commercially reasonable efforts) to mitigate any Damages resulting from or arising out of any matters giving rise to a claim for a partial repayment of the Purchase Price or indemnification under this Article IX it being agreed that such duty to mitigate shall not include the requirement to compromise any right, to deliver any guarantee or to accept any changes to any contract. Accordingly, the Indemnified Party shall, and shall cause its Affiliates (including, if the Indemnified Party is the Purchaser, the Transferred Companies) to prosecute diligently and in good faith any claim that it (or, if the Purchaser is the Indemnified Party, the relevant Transferred Company) may have to receive indemnification or any other recovery (including insurance proceeds) from any Third Party.

(i)             Payment.

(i)                No amount shall become due and payable by an Indemnifying Party to an Indemnified Party (x) in respect of any claim arising by reason of contingent liability, unless and to the extent that such contingent liability ceases to be contingent and has become an actual Damage; and (y) in respect of any Third Party Claim unless and to the extent that the Indemnified Party (or if the Purchaser is the Indemnified Party, the relevant Transferred Company) is under the obligation to pay the relevant Damages to the relevant Third Party as a result of an enforceable judgment of a court of competent jurisdiction, an enforceable decision of an arbitral tribunal or a binding settlement or other agreement among the relevant parties entered into in accordance with the terms of this Agreement.

(ii)                Subject to paragraph (i) above, any payment due by the Sellers to the Purchaser in respect of any claim made under this Article IX shall be payable within thirty (30) Business Days following the latest of:

(A)               the date determined by mutual agreement between the Indemnified Party and the Indemnifying Party or the date of issuance of an enforceable decision pursuant to Section 12.18 (or, if later, the date for payment set forth in such judgment); or

(B)               the date on which payment must be made to the relevant Third Party pursuant to a final settlement of such Third Party Claim reached in accordance with and subject to the terms and conditions of this Agreement;

(iii)               All payments made by the Sellers to the Purchaser pursuant to this Article IX shall be treated by the Parties hereto for all purposes, including tax, accounting and financial reporting purposes, as a partial repayment of the Purchase Price to the fullest extent permitted by applicable Law.

(iv)              Notwithstanding anything in this Section 9.3(i), if an Indemnified Party is required to make any payment in respect of Taxes to be permitted to contest or defend any Third Party Claim in respect of such Taxes, the Indemnifiying Party in respect of such Taxes shall make such payment no later than the date that is five (5) Business Days prior to the date on which it is due to the applicable Governmental Authority.

9.4           Calculation of Damages.

(a)            Deductions. In calculating the amount of any Damages which may be due and payable by the Indemnifying Party as a result of any claim brought by the Indemnified Party made under this Article IX, there shall be deducted:

(i)                 the amount of any indemnification or other recoveries (including proceeds under the W&I Insurance Policy or other insurance proceeds), net of any reasonable costs incurred for obtaining such indemnification or other recoveries, premium increases, and of any Tax chargeable on such amount including any Taxes which would have been chargeable but for the use of any available tax loss or relief, received by the Indemnified Party (or, if the Purchaser is the Indemnified Party, to the Transferred Companies) from any Third Party with respect to such Damages;

(ii)                the amount of any insurance proceeds (net of any Tax that would have been chargeable on such amount including any Taxes which would have been chargeable but for the use of any available tax loss or relief) which would have been recoverable by the Purchaser or the Transferred Companies with respect to such Damages had the insurance coverage of the Transferred Companies in effect immediately prior to the Closing not been modified by the Purchaser or the Transferred Companies at or subsequent to the Closing;

(iii)               the amount of any reserve or provision included in the Closing Statement for Damages of the type to which such claim relates but only to the extent such reserve or provision has been specifically recorded to address any such Damages; and

(iv)               the amount of any corresponding Tax Benefit.

(b)           Subsequent Repayments. In the event that the availability or amount of any deduction referred to in Section 9.4(a) is determined only after payment by the Sellers of the amount otherwise required pursuant to this Article IX, the Purchaser shall repay to the Sellers promptly after such determination any such payments that the Sellers would not have had to make pursuant to this Article IX had such determination been made at or prior to the time of such payment.

9.5           Exclusion.

(a)           No Double Recovery. Any liability for a partial repayment of the Purchase Price under this Article IX shall be determined without duplication of recovery, and (x) the Purchaser shall not be entitled to a partial repayment of the Purchase Price for any Damage under this Article IX if and to the extent that the amount of such Damage was taken into account in the Closing Statement, and (y) the Sellers shall not be required to make any partial repayment of the Purchase Price more than once on account of the same events, facts, matters, circumstances or omissions.

(b)           Subsequent Events. The Sellers shall have no liability for Damages under this Article IX if and to the extent such Damages directly result from or arise out of:

(i)                  actions taken by or on behalf of, or omissions of, the Purchaser or the relevant Transferred Company after the Closing principally intended to give rise to a Third Party Claim that would be subject to an indemnification obligation to Section 9.1; or

(ii)                the passing of, or any change in, any Law or administrative practice of any Governmental Authority, in any such case not actually in force at the date of this Agreement (even if retroactive in effect), including any increase in the Tax rates in effect on the date hereof or imposition of any Tax not in effect on the date hereof.

9.6           Claim Period. The liability of the Sellers under this Article IX shall terminate on the date which is:

(a)            the second (2nd) anniversary of the Closing Date with respect to any Employee Claim Specific Liability;

(b)           the sixth (6th) anniversary of the Closing Date with respect to any Patent Specific Liability;

(c)            the date which is sixty (60) days following the end of the applicable statute of limitation with respect to any Pre-Closing Taxes Specific Liability;

(d)           the date which is sixty (60) days following the end of the applicable statute of limitation with respect to any Former Sites Specific Liability;

(e)            the date which is sixty (60) days following the end of the applicable statute of limitation with respect to any Asbestos Specific Liability;

(f)            the date which is sixty (60) days following the end of the statute of limitation applicable to the relevant Liability with respect to any Excluded Asset or any Excluded Liability which is not a Specific Liability, unless prior to such date the Purchaser has notified the Sellers’ Agent of a Claim Notice.

9.7           Tax Claim for Straddle Period.

(a)            Tax Claims. A “Tax Claim” shall mean any claim, demand, audit, investigation or other Proceeding which is asserted, notified or instituted by any Person (including by any Governmental Authority) against the Purchaser or any of the NewCos at any time after the Closing Reference Date in respect of any Tax for a Straddle Period. In the case of any Tax Claim asserted, notified or instituted on or after the Closing Date, the Party first receiving notice of any such Tax Claim shall provide the other Party (or in the case of any required notice to the Seller, the Sellers’ Agent) with a copy of such Tax Claim within ten (10) Business Days of receipt by such Party or the relevant NewCo of actual notice of such Tax Claim (or such shorter period as may be warranted under the circumstances (e.g., in the case of emergency proceedings or when a response to a notification must be given within a time period in order to avoid a forfeiture of rights); provided, that the failure to provide such notice shall not relieve either Party or any of their Affiliates of any of their obligations under any of the Transaction Documents).

(b)           Defense of Tax Claims. As from the Closing Date, the Purchaser shall conduct (or shall procure that the relevant NewCo conducts) the defense of each Tax Claim (subject to Section 9.7(c) below) in good faith and using all reasonable means and defenses available to it or the relevant NewCo. The Purchaser shall keep the Sellers’ Agent timely informed of the development of each Tax Claim and shall provide (or shall cause the relevant Transferred Company to provide) the Sellers’ Agent with all information, documents or access to personnel in relation to such Tax Claim which the Sellers’ Agent may reasonably request. The Sellers’ Agent may at any time elect to participate, at its expense, in the defense of any Tax Claim with counsel of its choice by providing written notice to such effect to the Purchaser. In such case, the Purchaser shall take (and shall procure that the relevant NewCo takes) into account such reasonable comments and proposed actions as the Sellers’ Agent shall consider reasonably necessary or appropriate under the circumstances in defending such Tax Claim.

(c)            Settlement of Certain Tax Claims. In the event that the Sellers’ Agent concludes at any time that a Tax Claim could reasonably be expected to have, if adversely determined or settled, an adverse effect on any of the Sellers or their Affiliates’ Tax position or liability, it may provide written notice to such effect to the Purchaser (a “Seller Tax Notice”), which notice shall set forth in reasonable detail the analysis conducted to support such conclusion. In such connection, in the event that (x) the Purchaser or any of the NewCos shall receive from any Person (including any Governmental Authority), or (y) the Purchaser or any of the NewCos) shall propose to make to any Person (including any Governmental Authority), an offer of settlement of such Tax Claim (a “Settlement Offer”), the Purchaser shall notify the Sellers’ Agent of such Settlement Offer promptly upon receipt thereof from the third party and reasonably in advance of responding thereto, or reasonably in advance of making such Settlement Offer, and shall provide with such notice all related supporting documentation reasonably required to enable the Sellers’ Agent to assess the relative merits of the Settlement Offer. At the reasonable request of either the Sellers’ Agent or the Purchaser, the Sellers’ Agent and the Purchaser will consult in good faith with respect to any such Settlement Offer. Purchaser shall not settle or compromise such Tax Claim without the prior written consent of Sellers’ Agent (not to be unreasonably withheld, conditioned or delayed).

Article X
TERMINATION

10.1       Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)           by the written agreement of the Purchaser and the Sellers’ Agent;

(b)          by either the Purchaser or the Sellers’ Agent, if a court of competent jurisdiction or any competent Governmental Authority shall have issued an order or other Judgment or taken any other action (which order or other Judgment the Purchaser and the Seller hereto shall use their commercially reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement, and such order or other Judgment shall have become final and non-appealable;

(c)           by either the Purchaser or the Sellers’ Agent, if Closing has not occurred on or prior to the Long Stop Date or the Extended Long Stop Date (as applicable), unless such eventuality shall be due to the breach by the Party seeking to terminate this Agreement of any of the covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by such Party prior thereto;

(d)           by the Sellers’ Agent pursuant to Section 2.9(a)(i); or

(e)            by the Purchaser pursuant to Section 2.9(c)(i).

10.2       Effect of Termination. Upon any termination of this Agreement pursuant to Section 10.1, all further obligations of the Parties hereunder, other than pursuant to Section 6.9 (Public Announcements), Section 11.11 (Release; Waiver of Claims), Section 12.5 (Costs and Expenses), Section 12.7 (Unforeseeability), Section 12.8 (Specific Performance), Section 12.9 (Express Waivers), Section 12.10 (Sellers’ Agent), Section 12.12 (Notices), Section 12.13 (Entire Agreement), Section 12.14 (No Third Party Rights; Assignment), Section 12.15 (Severability), Section 12.16 (Waivers and Amendments) and Section 12.18 (Governing Law and Submission to Jurisdiction), or as provided in the Confidentiality Agreement, shall terminate, except that nothing herein shall relieve any Party from liability for any antecedent breach of this Agreement.

Article XI
POST CLOSING COVENANTS

11.1       Post-Closing Permit Approvals.

(a)            After the Closing Date, the Purchaser shall, and shall cause its relevant Affiliates to, make all appropriate filings with all relevant Governmental Authorities to obtain the Post-Closing Permit Approvals in Annex O.

(b)           The Purchaser shall, and shall cause its relevant Affiliates to:

(i)               keep the Sellers’ Agent reasonably informed of the processing of such regulatory filings, if it becomes aware of anything that could result in any of the Post-Closing Permit Approvals being materially delayed or denied and, if reasonably requested by Sellers’ Agent, to provide the Sellers’ Agent with all non-privileged or non-commercially-sensitive documents and information concerning such filings and any communication exchanged with the relevant Governmental Authorities;

(ii)              invite the Sellers’ Agent and its advisors to participate in any material meeting or telephone conversations with the relevant Governmental Authorities and provide to the Sellers’ Agent any document to be handed to the relevant Governmental Authorities and a reasonable opportunity to discuss its content with the Purchaser prior to its submission to the relevant Governmental Authority and shall consider in good faith and take into account all reasonable comments or suggestions made by the Sellers’ Agent in this respect; and

(iii)              give notice to keep the Sellers’ Agent reasonably informed of the receipt of any Post-Closing Permit Approvals.

(c)            Each of the Sellers shall assist and reasonably cooperate with the Purchaser in preparing and filing all documents required to be submitted by the Purchaser (or its relevant Affiliate) pursuant to this Section 11.1 and in obtaining the Post-Closing Permit Approvals (which assistance and cooperation shall include timely furnishing to the Purchaser (or its relevant Affiliate) all information concerning the Sellers and their Affiliates which is required to be included in such notifications or documents or which may be requested by the relevant Governmental Authority, provided that all privileged or commercially sensitive information relating to the disclosing Party or its Affiliates may be first removed).

(d)           The Purchaser shall, and shall cause its Affiliates to, (i) do all things necessary or appropriate to obtain the Post-Closing Permit Approvals as soon as possible after the Closing, including giving (or procuring that a financial institution gives) any required guarantee, deposit or other undertaking, and (ii) not take any actions that might reasonably be expected to make it more difficult to obtain the Post-Closing Permit Approvals or to result in any material delay in obtaining the same.

11.2       Porto Marghera Clean-Up Liabilities.

(a)            The Purchaser acknowledges and agrees that the transfer of the Porto Marghera Ministerial Decrees from Arkema S.r.l. to Italian NewCo is subject to the prior approval of the Italian Ministero dell’Ambiente e della Tutela del Territorio e del Mare (the “Required Italian Authorization”) and the filing required to obtain the Required Italian Authorization may only be made by Italian NewCo after completion of the contribution of the Italian Business to Italian NewCo.

(b)           From the Closing Date until the date on which the Required Italian Authorization is obtained, the Purchaser shall, and shall cause its Affiliates (including Italian NewCo) to:

(i)               make, as soon as reasonably practicable after completion of the Italian Pre-Closing Reorganization, all appropriate filing with all relevant Governmental Authorities to obtain the Required Italian Authorization as promptly as possible;

(ii)             comply with the provisions of Section 11.1(b), which shall apply mutatis mutandis with respect to the Required Italian Authorization;

(iii)              (x) undertake all actions required by Law to obtain the Required Italian Authorization as soon as reasonably possible, including giving (or procuring that a financial institution gives) any required guarantee, deposit or other undertaking, and (y) not take any actions that might prevent or materially delay the granting of the Required Italian Authorization, until the date on which the Required Italian Authorization is obtained or the relevant Governmental Authority has expressly refused to grant such authorization;

(iv)              pay, perform and discharge when due the Porto Marghera Clean-Up Liabilities whether arising before, on or after the Closing and, in such connection (and without limiting the generality of the foregoing):

(A)             perform the remediation, monitoring and reporting obligations imposed on Arkema S.r.l. under the Porto Marghera Ministerial Decrees in accordance with the terms thereof and applicable Remediation Standards;

(B)               provide or cause to be provided to Arkema S.r.l. in writing all results of analyses and other relevant documentation and information related to such remediation, monitoring and reporting obligations as promptly as practicable and in any event reasonably in advance of the date on which they shall be communicated to the relevant Governmental Authority by Arkema S.r.l.;

(C)               provide Arkema S.r.l and its agents, contractors and advisors reasonable access to the premises and personnel of Italian NewCo during normal business hours for legitimate purposes in connection with the Porto Marghera Clean-Up Liabilities (including the remediation, monitoring and reporting obligations imposed on Arkema S.r.l under the Porto Marghera Ministerial Decrees) under conditions which will not disrupt normal business operations, in each case with prior notice of not less than five (5) Business Days to Italian NewCo specifying the purpose of such visit, which time frame may be shorter if necessary to meet the demands of a Governmental Authority or in case of emergency;

(D)               send prior notice to Arkema S.r.l of any meeting with any Governmental Authorities to which it is invited to participate and which pertains to the Porto Marghera Clean-Up Liabilities or, more generally, the Porto Marghera clean-up project, and Arkema S.r.l or its representatives shall be entitled to attend such meeting; and

(E)                not initiate any discussion regarding, or voluntarily provide any information to, any Governmental Authority with respect to the Porto Marghera Clean-Up Liabilities and, more generally, not seek, request or take any action expected to provoke or result in any administrative inquiry, investigation, audit or remedial action or similar compliance order of any Governmental Authority in connection with the Porto Marghera Clean-Up Liabilities, in each case without the prior written consent of Arkema S.r.l.

(c)            In case of failure by the Purchaser or its Affiliates to comply with any of the obligations of Arkema S.r.l. under the Porto Marghera Ministerial Decrees, and without prejudice to the Sellers’ right to be fully indemnified for any corresponding Damages in accordance with Section 9.2, Arkema S.r.l. shall, inter alia, have the right to perform or cause to be performed the corresponding obligations and related actions, at the Purchaser’s sole costs and expenses.

(d)           For the avoidance of doubt, the fact that the Required Italian Authorization will not be obtained prior to the Closing Date shall not entitle the Purchaser to terminate this Agreement or not to complete the transactions contemplated hereby.

11.3       Use of Sellers Trademarks and Logos. The Purchaser shall not, and shall cause the Transferred Companies not to, use any tradename which consists of or incorporates the “Arkema” name, the “Arkema” visual identity, or anything that is substantially or confusingly similar to this name or visual identity (“Retained Name”) from and after the Closing Date except that the Transferred Companies shall have the right to use, market and sell, or otherwise dispose of, the inventory, signage, vehicles, equipment, machinery, business consumables, marketing materials, packaging, or other materials (including letters, brochures and business cards) and other tangible assets in the Purchaser’s possession as of the Closing Date on which a Retained Name is printed, painted, affixed, or otherwise displayed until the earlier of (i) the deletion of the foregoing or (ii) for a period of six (6) months after the Closing Date; provided that such use shall be in a manner which is consistent with the use of this name and visual identity prior to the Closing Date, does not create confusion as to the origin of the services and products supplied by the Transferred Companies or the Business and does not cause any harm to any of the Sellers and their Affiliates or to the “Arkema” name or the “Arkema” visual identity.

11.4       Non-Compete Undertaking.

(a)            Undertaking. Each of Arkema and the Sellers agrees that during the period commencing on the Closing Date and ending on the third (3rd) anniversary date of the Closing Date, it will not, and will cause its controlled Affiliates, not to, engage in any Competing Business in the Restricted Territory. For the purpose hereof:

(i)                  “Competing Business” means the business of developing, manufacturing, regenerating, marketing, distributing and selling the Products; and

(ii)                “Restricted Territory” means worldwide;

(b)           Exceptions.

(i)                  The undertakings set out under Section 11.4(a) shall not be deemed to prohibit or restrict any of Arkema, the Sellers and their controlled Affiliates from:

(A)               acquiring, holding or otherwise investing in a controlling ownership interest in any Entity which conducts a Competing Business in the Restricted Territory if such operations account for up to twenty percent (20%) of such Entity’s consolidated revenues or consolidated assets at the time of such acquisition (as shown by the most recent audited consolidated financial statements of such Entity made available to Arkema, the relevant Seller or Affiliate thereof (as applicable) prior to the time of acquisition);

(B)               acquiring, holding or otherwise investing in a controlling ownership interest in any Entity which conducts a Competing Business in the Restricted Territory for more than twenty percent (20%) of such Entity’s consolidated revenues or consolidated assets at the time of such acquisition (as shown by the most recent audited consolidated financial statements of such Entity made available to Arkema, the relevant Seller or Affiliate thereof (as applicable) prior to the time of acquisition), to the extent that to Arkema, the relevant Seller or Affiliate thereof (as applicable) enters into a binding agreement to sell or divest such Competing Business within eighteen (18) months following the closing of such acquisition or investment; or

(C)               operating, directly or indirectly, the Retained Business.

(ii)                The undertakings set out under Section 11.4(a) shall not be deemed to prohibit or restrict the acquisition or ownership, for investment purposes only, by any employee savings, retirement, or similar benefit plan of any of the Sellers and their Affiliates, of any ownership in any company engaged in a Competing Business in the Restricted Territory, provided that the investment decisions in respect of such benefit plan shall be made by independent trustees or independent managers.

(c)            Each of Arkema and the Sellers acknowledges and agrees that the covenants set forth under this Section 11.4 are reasonable and proportionate to the Purchaser’s legitimate interest. If any Governmental Authority determines that the provisions of this Section 11.4 are too onerous in scope or duration or are not necessary for the protection of the Purchaser and its Affiliates (as applicable), each Party agrees that any court of competent jurisdiction may impose lesser restrictions that such court may consider to be fair, reasonable, necessary or appropriate to properly protect the Purchaser and its Affiliates (as applicable) under the circumstances. If any Governmental Authority determines that any of the provisions of this Section 11.4, or any part thereof, is invalid or unenforceable, this shall not affect the validity and enforceability of the remaining provisions of this Section which shall apply to the greatest extent possible.

11.5       Collection of Retained Trade Receivables.

(a)            The Purchaser shall, and shall cause its Affiliates to, (i) provide to the Sellers and their Affiliates, at the relevant Seller’s or Sellers’ Affiliate’s expenses (for external expenses only), such assistance and cooperation as may be reasonably requested in connection with the collection of the Retained Trade Receivables, and (ii) comply with any commercially reasonable instructions of any of the Sellers or their Affiliates to ensure timely payment recovery by the Sellers and their Affiliates of such Retained Trade Receivables.

(b)           In the event that the Sellers and their Affiliates fail to recover the full amount of any Retained Trade Receivable within 90 days from the date on which payment was due, and provided that (a) the relevant Seller or Sellers’ Affiliate shall have used its commercially reasonable efforts to recover such amount (including by delivering formal notice of payment to the relevant Third Party), (b) the amount thereof is not disputed in good faith by the relevant Third Party and (c) the relevant Third Party is not subject to any Insolvency Proceeding, the Purchaser shall, and shall cause its Affiliates to, suspend, to the extent legally possible and commercially reasonable, deliveries of Products to the relevant Third Party until the outstanding amount of such Retained Trade Receivable is paid to the relevant Seller or Sellers’ Affiliate. If such suspension is not legally possible or if the Purchaser elects not to do so, the Purchaser shall purchase the outstanding amount of such Retained Trade Receivable from the relevant Seller or Sellers’ Affiliate at a purchase price equal to 20% of its nominal value.

11.6       Wrong-Pocket Provision.

(a)            To the extent that after the Closing Date, any of the Sellers or any of their Affiliates receives any payment that is for the account of the Transferred Companies, the Sellers shall, or shall cause their relevant Affiliate, to deliver such amount to the relevant Transferred Company within thirty (30) days.

(b)           To the extent that after the Closing Date, the Purchaser or any of its Affiliates receives any payment that is for the account of any of the Sellers or any of their Affiliates, the Purchaser shall, or shall cause its relevant Affiliate, to deliver such amount to the relevant Seller or the relevant Affiliates within thirty (30) days.

11.7       CRC Agreement.

(a)            The Parties hereby acknowledge and agree that (A) Arkema Inc. is party to a certain agreement dated October 1, 2000 with Rohm and Haas Company (now Dow) (the "CRC"), pursuant to which Arkema Inc. has the right to purchase and receive certain quantity of MMA, and which will be transferred to US NewCo as part of the Pre-Closing Reorganizations, and (B) under the terms of articles 3.2(c)(v) and 9 of the CRC, Arkema Inc. is entitled to conduct (or cause to be conducted) on an annual basis audits on certain costs (transportation costs, certain costs used in the determination of the MMA price and capex for which Arkema Inc. is responsible), for the purpose of reconciling the amounts invoiced to Arkema Inc. in respect of each calendar year with the actual amounts owed by Arkema Inc. pursuant to the terms of the CRC, in respect of such year (the “Annual Audits”).

(b)           If, as a result of the Annual Audits, any amount is due to Arkema Inc. under the CRC with respect to any calendar year ended on or prior to the Closing Date, such amount shall be for the sole benefit of Arkema Inc. and, to the extent received by the Purchaser or any of its Affiliates after the Closing Date, shall be promptly remitted to Arkema Inc. without any deduction or set-off.

(c)            If, as a result of the Annual Audits, any amount is due by Arkema Inc. under the CRC with respect to any calendar year ended on or prior to the Closing Date, Arkema Inc. shall be solely liable for such amount and, to the extent such amount has been paid by the Purchaser or any of the Transferred Companies after the Closing Date, Arkema Inc. shall promptly reimburse such amount upon receipt of evidence of such payment to supplier, without any deduction or set-off.

(d)           Arkema Inc. shall have the sole and exclusive right to conduct (or cause to be conducted) the Annual Audits in respect of any calendar year ended on or prior to the Closing Date and, to the extent it is unable to do so, the Purchaser shall and shall procure that US NewCo exercise such right for the account and benefit of Arkema Inc. and provide Arkema Inc. with the results of any such Annual Audits promptly upon receipt; and

(e)            With respect to the calendar year in which the Closing Date occurs:

(i)                  the Purchaser shall and shall procure that US NewCo (i) exercise its right to perform the Annual Audits in respect of such year as promptly as practicable after year end, and (ii) provide Arkema Inc. with the results thereof promptly upon receipt; and

(ii)                any amount due to or by Dow as a result of such Annual Audits shall be apportioned between Arkema Inc. and US NewCo on a prorata temporis basis, with any amount relating to the period ended on the Closing Date being for the account and benefit of Arkema Inc. and any amount relating to the period ended after the Closing Date being for the account and benefit of US NewCo.

11.8       Subsequent Transfers.

(a)            If, subsequent to the Closing Date, any of the Sellers or the Purchaser discovers that any assets, properties, or rights (x) constitute a Transferred Asset, and (y) have not been transferred to a NewCo on or prior to the Closing Date as part of the Pre-Closing Reorganizations, the Purchaser or the Sellers’ Agent, as the case may be, shall have the right, exercisable within six (6) months following the Closing Date, to send written notice to the Sellers’ Agent or the Purchaser, as applicable, requesting the transfer to the relevant NewCo of such assets, properties or rights. If it is determined that such assets, properties or rights (x) constitute a Transferred Asset and (y) should have been transferred to a NewCo as part of the Pre-Closing Reorganizations, the Sellers shall procure that they are promptly transferred to the relevant NewCo without any further consideration.

(b)           If, subsequent to the Closing Date, any of the Sellers discovers that any Liability (x) constitute a Transferred Liability, and (y) have not been assumed by a NewCo on or prior to the Closing Date as part of the Pre-Closing Reorganizations, the Sellers’ Agent shall have the right, exercisable within six (6) months following the Closing Date, to send written notice to the Purchaser requesting the assumption by the relevant NewCo of such Liability. If it is determined that such Liability (x) constitute a Transferred Liability, and (y) should have been assumed by a NewCo as part of the Pre-Closing Reorganizations, the Purchaser shall procure that they are promptly assumed by the relevant NewCo without any further consideration.

11.9       Non-Transferred Intellectual Property Rights. If, subsequent to the Closing Date, the Sellers own or have a right to use (with the right to sublicense on a royalty-free basis as contemplated in this Section without obtaining any Third Party consent) any Intellectual Property Right used or held for used (but not primarily for such purpose) during the twelve (12) month period prior to the Closing Date by the Business and which is necessary to conduct the Business in all material respects as conducted during such period (the “Non-Transferred IP Rights”), but excluding in all cases (w) Trademarks, (x) the Intellectual Property Rights made available to the Purchaser or any of its Affiliates as part of the Ancillary Agreements or retained by the Sellers or any of their Affiliates thereunder, (y) commercially available software licensed from a Third Party, and (z) Intellectual Property Rights relating to Elium Products, the Purchaser shall have the right to give notice to the Sellers’ Agent of the same at any time within 12 months following Closing. If such notice is given, the Sellers shall, to the fullest extent legally and practically feasible, grant to the Purchaser and the Transferred Companies a perpetual, irrevocable, worldwide, non-sublicensable, non-transferable, non-exclusive, royalty-free license to use such Non-Transferred IP Right in connection with the Business as conducted during the above 12-month period. Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to maintain any trade secrets and confidential information contained within such Non-Transferred IP Right as confidential and shall refrain from disclosing the same to any other Person who is not bound by a confidentiality obligation. Any such Non-Transferred IP Rights shall be provided to the Purchaser and the Transferred Companies as-is, without warranties or indemnities of any kind express or implied.

11.10   REACH.

(a)            Except as otherwise provided in Section 11.10(c) below, it is expressly acknowledged and agreed that all original data in the Sellers’ or their Affiliates’ possession relating to the Products (including but not limited to UCLID files and the last version of SDS documentation) which have been submitted to the European Chemical Agency (the “ECHA”) to comply with their regulatory requirements under REACH (Regulation (EC) 1907/2006 and CLP (Regulation (EC) 1272/2008 as amended), including the corresponding registrations under REACH, notifications under CLP, including all chemical and physical data, human toxicology and eco toxicology data, all studies and tests being done historically to the extent exclusively related to, or in respect of, the Products (other than data subject to copyright (such as publications, conference proceedings, monographs, book chapters, etc.)) (the “MMA/PMMA Products Data”) will be transferred to the Transferred Companies on the Closing Date. The Purchaser and the Transferred Companies shall grant to the Sellers and their Affiliates a non-exclusive, irrevocable, worldwide, royalty-free license to use or refer to the MMA/PMMA Products Data that the Purchaser and the Transferred Companies own exclusively for Products produced by the Retained Business, as may be required by the Sellers to comply with their regulatory requirements under, but not limited to, REACH (Regulation (EC) 1907/2006 as amended) and CLP (Regulation (EC) 1272/2008 as amended).

(b)           However, notwithstanding anything to the contrary in this Agreement, all chemical and physical data, human toxicology and eco toxicology data, all studies and tests being done historically related to or in respect of the substances or products used for the manufacturing of the Products (other than, for the avoidance of doubt, the MMA used for the manufacture of the PMMA) (the “Other Products Data”) shall remain the exclusive property of the Sellers and their relevant Affiliates or any consortium to which they participate. The Sellers and their Affiliates shall grant to the Purchaser and the Transferred Companies a non-exclusive, irrevocable, worldwide, royalty-free license to use or refer to the Other Products Data that the Sellers and their Affiliates own exclusively for Products, in particular as may be required by the Purchaser or the Transferred Companies to comply with their regulatory requirements under, but not limited to, REACH (Regulation (EC) 1907/2006 as amended) and CLP (Regulation (EC) 1272/2008 as amended).

(c)            For the avoidance of doubt, as from the Closing Date, the Purchaser shall:

(i)               bear all costs and expenditure incurred after the Closing Date related to the REACH (Regulation (EC) 1907/2006 and CLP (Regulation (EC) 1272/2008 as amended in connection with the Business and the Products;

(ii)              remain solely responsible for costs incurred after the Closing Date of joining all relevant consortium agreements and SIEFs agreements; and

(iii)              obtain access, at its own costs, to all chemical and physical data, human toxicology and eco toxicology data and all studies and tests that are not part of the MMA/PMMA Products Data transferred to the Transferred Companies. In particular, the Purchaser shall take the necessary steps to obtain, at its own costs the letter of access to the consortia/SIEF to access to the data Sodium phosphinate, Butyl Acrylate and Ethyl Acrylate.

11.11   Release; Waiver of Claims. Except for claims involving fraud or willful misconduct (dol), the Purchaser shall not, and shall cause its Affiliates (including the Transferred Companies) not to, make any claim against any of the Sellers or other members of the Arkema Group, or any former or current mandataire social, director or officer of the Sellers, other members of the Arkema Group or the Transferred Companies (who are individuals) (including the Resigning Persons) including under any Intragroup Agreements or with respect to any management decisions adopted by the Transferred Companies prior to the Closing Date or otherwise seek the liability of any such Person in that respect and the Purchaser hereby irrevocably and forever releases, both on its own behalf and on behalf of its Affiliates, any such claims or causes of action. To the extent any such claim is made by the Purchaser or any of its Affiliates, the Purchaser shall indemnify and hold any such Person harmless against the consequences of any such claim or any liability resulting therefrom. The Purchaser shall cause the Transferred Companies to complete the publication and registration formalities relating to the resignations of the Resigning Persons within two months (2) after the Closing Date. The members of the Arkema Group, the former or current mandataire social, directors or officer of the Sellers, other members of the Arkema Group or the Transferred Companies (who are individuals) (including the Resigning Persons) are expressly intended as third-party beneficiaries of this provision of this Agreement.

11.12   Confidentiality.

(a)            Each of the Parties shall treat (and shall direct its directors, officers, employees, agents, professional advisors and other representatives to treat) and shall cause its Affiliates to treat (and that each of its Affiliates shall direct its directors, officers, employees agents professional advisors and other representatives to treat) the contents of this Agreement and the other Transaction Documents as confidential and shall refrain from disclosing such information, in whole or part, to any Person without the consent of the other Party (or the disclosing party, as applicable) except to the extent necessary for enforcement hereof or as otherwise required by Law or the rules of any stock exchange or requested by any Governmental Authority (in which case, to the extent permitted, the disclosing Party shall give prior written notice to the other Party, and if requested by such other Party, the disclosing Party shall seek to obtain a protective order or similar protection); provided however, that (x) the Purchaser may disclose and provide copies of this Agreement and the applicable Transaction Documents to its financing sources, its insurance broker and the W&I Insurer and to its and their respective professional advisors, and (y) the Seller may disclose and provide copies of this Agreement and the other Transaction Documents to its Affiliates and to its and their respective professional advisors, provided that, in each case, such Persons shall have agreed to maintain the confidentiality of this Agreement and such other Transaction Documents in accordance with the terms of this Section 11.12 or shall otherwise be legally obligated not to disclose and to keep the contents of this Agreement confidential.

(b)           After the Closing Date, the Sellers shall treat (and shall direct their directors, officers, employees, agents, professional advisors and other representatives to treat), and shall cause their Affiliates to treat (and each of their Affiliates to direct their respective directors, officers, employees, agents, professional advisors and other representatives to treat) as confidential and shall refrain from disclosing any Confidential Information which they may possess. For the purpose hereof, “Confidential Information” means all information of a confidential or proprietary nature, in any form or medium, that relates exclusively to the Transferred Companies or the Business. Notwithstanding the foregoing, Confidential Information does not include such information which: (i) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of the Sellers or their Affiliates; (ii) is disclosed or furnished to any of the Sellers or their Affiliates by a Third Party who is not known by such Seller or Affiliate to have acquired the information under an obligation of confidentiality; (iii) is independently developed by any of the Sellers or their Affiliates without the use of or reference to Confidential Information after the Closing Date; (iv) is required to be disclosed by any of the Sellers or their Affiliates under applicable Law, by any Governmental Authority, or by the rules of any stock exchange; or (v) necessary or required for the purpose of enforcing any rights or complying with any obligations under this Agreement (including in connection with any Proceeding).

(c)            After the Closing Date, the Purchaser shall treat (and shall direct its employees, representatives and professional advisors to treat), and shall cause its Affiliates (including the Transferred Companies) to treat (and each of its Affiliates to direct its employees, representatives and professional advisors to treat) as confidential and shall refrain from disclosing any Arkema Group Confidential Information which they may possess or had access to in the Disclosed Information. For the purpose hereof, “Arkema Group Confidential Information” means all information of a confidential or proprietary nature, in any form or medium, that relates to the Sellers or any of their Affiliates (excluding, for the avoidance of doubt, the information which related exclusively to the Business). Notwithstanding the foregoing, Arkema Group Confidential Information does not include such information which: (i) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of the Purchaser or the Transferred Companies; (ii) is disclosed or furnished to the Purchaser or the Transferred Companies by a Third Party who is not known by the Purchaser or the Transferred Companies to have acquired the information under an obligation of confidentiality; (iii) is independently developed by the Purchaser or the Transferred Companies without the use of or reference to Arkema Group Confidential Information after the Closing Date; (iv) is required to be disclosed by any of the Purchaser or the Transferred Companies under applicable Law, by any Governmental Authority or by the rules of any stock exchange; or (v) necessary or required for the purpose of enforcing any rights or complying with any obligations under this Agreement (including in connection with any Proceeding).

(d)           The undertakings set forth in this Section 11.12 shall survive for a period of five (5) years following the Closing.

11.13   Intellectual Property.

(a)            On the Closing Date, Sellers shall provide a list of respective known due dates of the applications, registrations, maintenance or renewal required to ensure the proper on-going maintenance and protection of the Transferred Intellectual Property and Other Transferred Intellectual Property for the 60-day period following the Closing Date. From and after the Closing Date, the Purchaser shall, or shall cause its relevant Affiliate to, file the IP Short Form Assignment Agreement or any other relevant documentation with the relevant Governmental Authorities and make all other formalities which are required or customary to register and transfer good and marketable title in and to the Transferred Intellectual Property or the Other Transferred Intellectual Property (as applicable) in the name of the Purchaser or its relevant Affiliate. All costs and expenses associated therewith (including, for the avoidance of doubt, the fees and expenses of any third-party service provider, including local counsel, appointed by the Sellers or their Affiliates to prepare, prior to the Closing Date, specific documentation for such purpose) shall be borne by the Purchaser or its relevant Affiliates. The Sellers shall reasonably cooperate with the Purchaser and its relevant Affiliates in connection with the formalities referred to above.

(b)           Prior to the Closing Date and thereafter, Sellers shall make, subject to any administrative delay which may be caused by COVID-19, filings with the United States Patent and Trademark Office and any other similar domestic or foreign office, department, or agency in all applicable foreign jurisdictions to ensure that the chain of title of each issuance, registration and application in respect of the Transferred Intellectual Property and Other Transferred Intellectual Property reflects all prior mergers, acquisitions and transfers of such item and name changes of the owner(s) of such item and to ensure that any security interests have been released. All costs and expenses associated therewith (including, for the avoidance of doubt, the fees and expenses of any third-party service provider, including local counsel, appointed by the Purchaser or its Affiliates to prepare, prior to the Closing Date, specific documentation for such purpose) shall be borne by the Purchaser.

11.14   Law firms and contact people. At least ten (10) Business Days before the Closing Date, Sellers shall provide a list of the law firms and the contact details of the main contact person used by the Business in connection with any material active legal matter or on-going litigation in the Business where the Purchaser is assuming responsibility.

11.15   US NewCo Reorganization. As soon as reasonably practicable after the Closing Date, the Purchaser shall amend the applicable Organizational Documents of US NewCo to: (i) reflect the new membership and (ii) appoint new officers.

11.16   EU Allowances in Italy.

(a)            For the purpose of this Agreement:

(i)                “2021 Free EU Allowances” means the number of EU Allowances received for free from the competent Governmental Authority during calendar year 2021 in respect of the Italian facilities included in the Transferred Assets (including for indirect emissions of such facilities resulting from steam purchase).

(ii)                “Surrendered EU Allowances” means, with respect to any given calendar year, the number of EU Allowances required to be (a) surrendered on account of such calendar year to the relevant Governmental Authority in accordance with applicable Environmental Laws and (b) transferred to any Third Party pursuant to the terms of any Contract in connection with indirect annual greenhouse gas emissions resulting from steam purchase of the Italian facilities included in the Transferred Assets.

(iii)              “Estimated 2021 EU Allowances” means the average (rounded down or up to the nearest whole number) Surrendered EU Allowances for calendar year 2019 and 2020.

(b)           The Parties hereby acknowledge and agree that Arkema S.r.l is granted by competent Governmental Authorities EU Allowances with respect to certain of its facilities located on the Italian Sites. Accordingly, as promptly as possible as from the date hereof, Arkema S.r.l. shall, and shall cause Italian NewCo, to take the actions necessary under applicable Laws to effect the transfer to Italian NewCo of the EU Allowance electronic account relating to each of the facilities located on the Italian Sites (on which the 2021 Free EU Allowances shall be allocated).

(c)            To the extent that the number of Estimated 2021 EU Allowances exceeds the number of 2021 Free EU Allowances, Arkema S.r.l shall (or shall cause any of its Affiliates to) transfer to the EU Allowance electronic accounts of Italian NewCo a number of EU Allowances equal to such excess multiplied by the number of day between January 1, 2021 and the Closing Date (included) and divided by 365 (rounded down to the nearest whole number), on the Closing Date or, if the transfer of such electronic accounts has not yet been completed at such date, as promptly as practicable after completion of such transfer.

11.17   MMATwo Consortium. Arkema France shall not, in its capacity of member of the MMATwo Consortium, object to the application of Altuglas International to the membership of such consortium.

Article XII
MISCELLANEOUS

12.1       Sellers’ Maximum Liability. Notwithstanding any other provision of this Agreement, the maximum aggregate amount for which the Sellers may be liable under Article VIII and Article IX, shall not exceed an amount equal to the Purchase Price.

12.2       Further Actions. Subject to the terms and conditions herein provided, each of the Parties shall, and shall cause its Affiliates to, use its (their) commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, necessary, proper or advisable under all applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

12.3       Records.

(a)            At Closing, the relevant Sellers shall make their best efforts to make available at Altuglas International’s headquarters, all CBAs, minutes, resolutions and records of Altuglas International for the last 5 (five) years.

(b)           During the period from the Closing Date through the tenth anniversary of the Closing Date, the Purchaser shall not, and shall cause the Transferred Companies not to, destroy or otherwise dispose of any of the books and records of the Transferred Companies or the Business existing as of the Closing Date except with the prior written consent of the Sellers’ Agent (which consent shall not be unreasonably withheld). The Purchaser shall, and shall cause the Transferred Companies to, make available to each of the Sellers and their representatives and agents all such books and records, and permit each of the Sellers and their representatives and agents to examine, make extracts from and, at their expense, copy such books and records at any time during normal business hours for any proper business purpose.

(c)            From and after the Closing Date, each of the Purchaser and the Sellers shall, and shall cause their respective Affiliates to, provide to each other, as promptly as practicable upon reasonable request, such information and assistance relating to the Transferred Companies, the Transferred Shares, the Transferred Intellectual Property, the Other Transferred Intellectual Property, the Transferred Assets, the Transferred Liabilities and the Business (including access to employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the calculation of Taxes, the making of any election related to Taxes, the preparation for any audit or other Proceeding by any Governmental Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. The Party requesting any such information and assistance shall pay all reasonable costs and expenses incurred by the other Party in connection with such cooperation. Notwithstanding anything in the foregoing, neither Party shall be required to provide any document that such Party is not permitted to disclose under applicable Law.

12.4       Brokers and Finders.

(a)            The Sellers shall indemnify and defend and hold the Purchaser and the Transferred Companies harmless against all claims, losses, liabilities, fees, costs and expenses which may be asserted against the Purchaser (or any of its Affiliates) by any broker or other Person who claims to be entitled to an investment banker’s, financial advisor’s, broker’s, finder’s or similar fee or commission in respect of the entering into of this Agreement, or the consummation of the transactions contemplated hereby, by reason of its acting at the request of the Sellers or the Transferred Companies.

(b)           The Purchaser shall indemnify and defend and hold the Sellers harmless against all claims, losses, liabilities, fees, costs and expenses which may be asserted against the Sellers (or any of their Affiliates) by any broker or other Person who claims to be entitled to an investment banker’s, financial advisor’s, broker’s, finder’s or similar fee or commission in respect of the entering into of this Agreement or the consummation of the transactions contemplated hereby, by reason of his acting at the request of the Purchaser or any of its Affiliates (excluding the Transferred Companies).

12.5       Costs and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein, the Sellers, on the one hand, and the Purchaser, on the other hand, shall bear their own expenses incurred in connection with the negotiation, preparation and signing of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein. For the avoidance of doubt, both Parties expressly recognize that none of these costs and expenses were or will be taken into account in determining the Purchase Price.

12.6       Professional Advice. Each of the Parties acknowledges and confirms that it was advised by its own lawyers and other professional advisors and, in such connection, has been able to independently assess the scope of its rights and obligations under this Agreement and has had the opportunity to negotiate the terms of this Agreement. Consequently, no lawyer or other advisor shall be deemed to be the sole drafter (rédacteur unique) on behalf of all the Parties and each of the Parties acknowledges and agrees that this Agreement shall not be deemed a contract of adhesion (contrat d’adhésion) within the meaning of article 1110 of the French Civil Code.

12.7       Unforeseeability.

(a)            Each Party hereby acknowledges and agrees that the provisions of article 1195 of the French Civil Code (Code Civil) shall not apply to it with respect to its obligations under this Agreement, and hereby expressly and irrevocably waives any rights that it may have under article 1195 of the French Civil Code (Code Civil) and agrees not to make any claim under article 1195 of the French Civil Code (Code Civil) (including in the event of any fluctuation or change of interest rates or market conditions).

(b)           Each Party further acknowledges, after due consideration, that there are no circumstances that cannot be foreseen at the time this Agreement is entered into which could make the performance of its obligations excessively onerous and each Party agrees to bear its own risks in relation thereto.

12.8       Specific Performance. Notwithstanding anything to the contrary in this Agreement, the Purchaser expressly acknowledges and agrees that the Sellers may seek specific performance in the event of a breach by the Purchaser of its obligations under this Agreement, including the obligation to purchase the Transferred Shares and pay the Closing Purchase Price under this Agreement in accordance with the provisions of article 1221 of the French Civil Code (Code Civil). The Purchaser further acknowledges and agrees that such specific performance would not result in or constitute a manifest disproportion (disproportion manifeste) within the meaning of article 1221 of the French Civil Code (Code Civil).

12.9       Express Waivers. The Purchaser expressly and irrevocably waives (i) any right it may have under articles 1217 and 1221 to 1230 of the French Civil Code (Code Civil) to terminate this Agreement, (ii) any right it may have under articles 1186 and 1187 of the French Civil Code (Code Civil) to claim that this Agreement has lapsed as a result of any other contract contributing to the completion of the transactions contemplated hereunder having terminated, lapsed or being ineffective for any reason whatsoever, (iii) to the fullest extent permitted by applicable Law, the benefits of articles 1130 et seq., 1190, 1602, 1626, 1641 and 1643 of the French Civil Code (Code Civil), and (iv) its right to benefit from the provisions of article 1223 of the French Civil Code and to accept a partial performance of the Agreement in exchange for a proportional discount of the price (unless otherwise provided) and, more generally, the Purchaser waives any right to terminate or rescind this Agreement or any of the transactions contemplated hereby.

12.10   Sellers’ Agent.

(a)            The Sellers hereby irrevocably and exclusively appoint Arkema France as their sole representative (the “Sellers’ Agent”), with full power and authority to, in their name, place and stead, take all actions permitted or required to be taken by them pursuant to this Agreement, including:

(i)                  receive notices under this Agreement;

(ii)                receive any payments made by the Purchaser under this Agreement and allocate any such payment between the Sellers;

(iii)              deliver any notices, certifications, consents, approvals or waivers required or appropriate under this Agreement;

(iv)              amend the terms of this Agreement, to the extent such amendment does not materially affect one Seller more than the other Sellers;

(v)                handle, contest, dispute, compromise, adjust, settle or otherwise deal with any and all claims by or against or disputes with the Purchaser under this Agreement; and

(vi)              more generally, exercise the rights of the Sellers on their behalf under this Agreement (including the right to terminate this Agreement under Article 10.1).

(b)           Any act or decision taken by the Sellers’ Agent in accordance with this Agreement shall bind each of the Sellers.

(c)            References to the “Sellers’ Agent” appearing herein shall be deemed to be qualified by the phrase “(on behalf of each of the Sellers)”, provided that the Sellers’ Agent’s so acting as the agent for each of the Sellers neither implies that the Sellers’ Agent shall be deemed to be liable for any obligations of a Seller hereunder nor to establish any joint and several liability among the Sellers.

(d)           The Sellers’ Agent shall not bear any liability whatsoever, to either any of the Sellers or the Purchaser, in its capacity as agent of the Sellers under this Agreement, except in case of wilful misconduct (faute intentionnelle).

12.11   Waiver of Conflicts.

(a)            Purchaser hereby acknowledges and agrees, on its own behalf and on behalf of its Affiliates (including the Transferred Companies after the Closing), that, following the Closing, Willkie Farr & Gallagher LLP (“WFG”) may serve as counsel to Arkema and its Affiliates in connection with any matters related to any of the Transaction Documents or the transactions contemplated thereby, including any litigation, claim or obligation arising out of or relating to the Transaction Documents, the negotiation, performance or subject matter hereof or thereof, or the Transaction, notwithstanding any representation by WFG prior to the Closing Date of any of the Transferred Companies. Purchaser hereby agrees, on its own behalf and on behalf of its Affiliates (including the Transferred Companies after the Closing), to waive any claim they have or may have that WFG has a conflict of interest or is otherwise prohibited from engaging in such representation. WFG is expressly intended as a third-party beneficiary of this provision of this Agreement.

(b)           Sellers and Arkema acknowledge and agree, on their behalf and on behalf of their Affiliates, that following the Closing, the legal advisors of the Transferred Companies and the Sellers (in respect of the Business) may serve as counsel to the Transferred Companies notwithstanding any representation by them prior to, or following, the Closing Date of any of the Transferred Companies or the Sellers (in respect of the Business), to the extent that such representation after the Closing Date does not place such legal advisors in a position of conflict of interests towards any member of the Arkema Group which would prevent such legal advisor to act for the Transfer Companies in accordance with the relevant applicable bar regulation.

12.12   Notices.

(a)            All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing in the English language and shall be:

(i)                  sent by an overnight courier service of recognized international standing delivering an acknowledgement of receipt (such as FEDEX or DHL) or registered mail (such as French lettre recommandée avec accusé de réception);

(ii)                sent by email (which shall contain a scanned copy of the signed notice, demand or other communication) (with a confirmation to be sent by no later than the next Business Day by an overnight courier service of recognized international standing delivering an acknowledgement of receipt (such as FEDEX or DHL) or registered mail (such as French lettre recommandée avec accusé de reception)); or

(iii)              delivered by hand delivery against an acknowledgement of receipt dated and signed by the recipient,

(b)           provided that, unless the context requires otherwise, any notice or communication which is received after 6 p.m. (local time in the place of receipt) on a Business Day or on any day which is not a Business Day shall be deemed received at 9 a.m. (local time in the place of receipt) on the next Business Day to the relevant Party at its address set forth on Annex 12.12.

(c)            Any notice, demand or other communication made in accordance with paragraph (a) above shall be deemed to have been duly given or made as follows:

(i)                if sent by an overnight courier service of recognized international standing or registered mail (such as French lettre recommandée avec accusé de reception), on the date of the first presentation of the courier or mail;

(ii)                if sent by email, on the date indicated on such email; and

(iii)              if delivered by hand, on the date indicated on the corresponding acknowledgement of receipt signed by the recipient.

(d)           A Party may notify the other Parties of a change to its name, relevant addressee, address, or electronic address for the purposes of this Section 12.2 in accordance with provisions of this Section 12.2, provided that such notification shall only be effective:

(i)                  on the date specified in the notification as the date on which the change is to take place; or

(ii)               if no date is specified or the date specified is less than one (1) Business Day after the date on which notice is given, the date which is one (1) Business Day after notice of any such change has been given.

12.13   Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement and understanding of the Parties with reference to the transactions set forth herein and therein and supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter hereof and thereof and all prior drafts of such documents, all of which are merged into the executed version of such documents; provided, however, that in the event of a conflict between this Agreement and any other Transaction Document, the provisions of this Agreement shall govern. No prior drafts of any Transaction Document may be used to show the intent of the Parties in connection therewith and the transactions contemplated thereby or shall otherwise be admissible into evidence in any Proceeding or other legal action involving this Agreement.

12.14   No Third Party Rights; Assignment.

(a)            This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and permitted assigns; provided, however, that, except as expressly provided herein, none of the Parties shall assign any of its rights or delegate any of its obligations created under this Agreement without the prior written consent of the other Parties; provided, further, that Purchaser may assign its rights and obligations to any of its wholly-owned Affiliates incorporated in the European Union, Mexico or the United States of America without the prior consent of the Sellers provided that Purchaser shall remain jointly and severally (solidairement) liable with such Affiliate under this Agreement. Except as expressly provided herein, nothing set forth in this Agreement shall be construed to give any Person other than the Parties to this Agreement (including any current or former employees, any participant in any benefit plan, or any dependent or beneficiary thereof) any right, remedy or claim or any obligation or liability under or with respect to this Agreement or any provision of this Agreement.

(b)           Notwithstanding the provisions of paragraph (a) above, the Parties expressly agree that the Purchaser may assign or transfer, by way of security or charge, the right to receive any repayment of a portion of the Purchase Price or other payments hereunder to any direct or indirect provider of finance in connection with the debt financing of all or a part of the Transaction, provided that under no circumstance shall the obligations or liabilities of the Sellers be increased as a result of any such assignment or transfer.

12.15   Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible to effectuate the intent of the Parties hereunder.

12.16   Waivers and Amendments. No modification of, or amendment to, this Agreement shall be valid unless in a writing signed by the Parties hereto referring specifically to this Agreement and stating the Parties’ intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the Party entitled to grant such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

12.17   Transfer Taxes. Any Transfer Tax that may become payable as a result of the signing of this Agreement or the transfer of the Transferred Shares and the Transferred Intellectual Property pursuant hereto shall be borne by the Purchaser and shall be paid on a timely basis in compliance with all statutory requirements. The Purchaser shall provide the Sellers’ Agent with evidence of the payment of any such Transfer Taxes promptly after payment has been made and in any event no later than thirty (30) days after the Closing Date. Each of the Sellers agrees to cooperate with the Purchaser in the filing of any returns with respect to the Transfer Taxes, including by supplying information in its possession that is reasonably necessary to complete such returns.

12.18   Governing Law and Submission to Jurisdiction.

(a)            This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of France (without giving effect to the conflicts-of-law principles thereof).

(b)           Except as provided in Section 2.9, all disputes, controversies or claims (each a “Dispute”) arising out of or in connection with this Agreement including any question regarding its existence, validity, interpretation, breach or termination shall be referred to and finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three (3) arbitrators which Rules are incorporated by reference into this Section 12.18. One shall be nominated by the claimant and one shall be nominated by the respondent. The third arbitrator, who shall be the Chairman of the tribunal, shall be nominated by the two party nominated arbitrators within 30 calendar days of the last of their confirmations by the International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”). If the two party appointed arbitrators fail to appoint the Chairman within 30 calendar days of the last of their appointments, the Chairman shall be appointed by the ICC Court.

(c)            The arbitral tribunal (and for the avoidance of doubt, in this Section 12.18, “arbitral tribunal” shall refer to a sole arbitrator or a tribunal, as applicable) shall use its best efforts to render its final award as soon as is reasonably practicable. Without prejudice to such provisional remedies as may be available under the jurisdiction of a competent court, the arbitral tribunal shall have the power to make such directions and any provisional, interim or partial award as they consider just and desirable, including injunctive relief and/or specific performance. The arbitral tribunal shall not have the power to decide the dispute as “amiables compositeurs”. The award of the arbitral tribunal shall be final and binding upon the Parties as from the date it is made, and each Party hereby waives any and all rights to appeal or challenge the award on the law and/or merits insofar as such waiver can be validly made. Each party undertakes to carry out any award of the tribunal without delay.

(d)           The place of arbitration shall be Paris, France and the governing law of the arbitration agreements contained in Section 12.18 shall be the law of France. The English language shall be used throughout the proceedings, but documentary evidence in French may be submitted without translation.

(e)            The parties shall preserve the confidentiality of all aspects of any arbitration brought pursuant to Section 12.18 of this Agreement and shall not disclose to any Third Party (other than disclosure to affiliate(s) and professional advisers of a party on a need-to-know basis where such person(s) are informed of the confidential nature of such information and are instructed to keep such information confidential):

(i)                  any information made known and documents produced in the arbitration not otherwise in the public domain;

(ii)                all evidence and materials created for the purposes of the arbitration; and

(iii)              all orders and awards arising from the arbitration, except:

(iv)              where disclosure is required by law or regulation;

(v)               where such disclosure is required to protect or pursue a legal right or is required to enforce or challenge an award in legal proceedings before a court or other competent judicial authority;

(vi)              where such disclosure consists only of information already within the public domain; or

(vii)            in the case of disclosure by any party to a Third Party, with the consent of all other parties, such consent not to be unreasonably withheld.

12.19   Debt Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, each of the Sellers and their respective Affiliates and Subsidiaries (on behalf of themselves and their respective Affiliates and Subsidiaries) hereby:

(a)            (i) waives any claims or rights against any Debt Financing Source relating to or arising out of (and no Debt Financing Source shall have any liability for any claims or damages to the Sellers in connection with) this Agreement, the Debt Financing Commitments and the transactions contemplated hereby and thereby, (ii) hereby agrees not to bring any Proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing Commitments and the transactions contemplated hereby and thereby and (iii) hereby agrees to cause any suit, action or proceeding asserted against any Debt Financing Source by or on behalf of the Sellers or any of their Affiliates, or any officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof in connection with this Agreement, the Debt Financing Commitments and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated;

(b)        notwithstanding the foregoing and without limiting the foregoing, agrees that it will not bring or support any person, or permit any of its Subsidiaries or its or their Affiliates or their respective representatives to bring or support any person, in any claim, against the Debt Financing Source Related Parties in any way arising out of or relating to this Agreement, the Debt Financing Commitments or any of the transactions contemplated hereby or thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York, and any appellate court thereof, and each party hereto irrevocably submits itself and its property with respect to any such claim to the exclusive jurisdiction of such court (and irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such claim in any such court);

(c)        agrees that, except to the extent relating to the interpretation of any of the provisions of this Agreement, all claims against any of the Debt Financing Source Related Parties in any way arising out of or relating to the Debt Financing Commitments or the performance thereof, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York;

(d)        irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating in any way to the Debt Financing Commitments;

(e)        agrees that service of process upon the Sellers and their Subsidiaries in any such Proceeding shall be effective if notice is given in accordance with Section 12.10; and

(f)         agrees that the Debt Financing Source Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in Section 12.10 and this Section 12.19, and such provisions and the definitions of “Debt Financing Sources” or “Debt Financing Source Related Parties” (and any provision of this Agreement to the extent an amendment, supplement, modification, waiver or termination of such provision would modify the substance of Section 12.10 or any provision of this Section 12.19 or the definitions of “Debt Financing Sources” or “Debt Financing Source Related Parties”) shall not be amended, supplemented, waived or otherwise modified in any way adverse to the Debt Financing Source Related Parties without the prior written consent of the Debt Financing Sources.

(g)        notwithstanding the foregoing, nothing in this Section 12.19 shall limit the liability or obligations of the Debt Financing Sources under the Debt Financing Commitments or the documents governing any existing credit facilities provided by any Debt Financing Source to Purchaser or its Affiliates.

(h)        For the purposes of this Section 12.19:

(i)              “Debt Financing Source” means each entity that is party to the Debt Financing Commitments (other than any of the Purchaser or its Affiliates) and each other entity that has committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing Commitments or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements or definitive documentation relating thereto (and any additional party added as a party to the Debt Financing Commitments after the date hereof).

(ii)             “Debt Financing Source Related Party” means the Debt Financing Sources, together with their respective Affiliates, equityholders, members, general partners and limited partners, and the respective officers, directors, employees, agents, advisors, successors and permitted assigns of each of the foregoing.

[signature pages to follow]

Made in Paris on the date indicated on the first page of this Agreement, in two (2) originals, allocated as follows:

-      one (1) original, delivered to Arkema, for the Sellers, which acknowledge that they have a common interest for the purpose of article 1375 of the French Civil Code; and

-      one (1) original for the Purchaser.

ARKEMA acting in its name and on its own behalf and in the name and on behalf of the Sellers

By:	/s/ Jérôme Schmidgen
	Name:	Jérôme Schmidgen
	Title:	Authorized Representative

[Signature page of the Share Purchase Agreement]

TRINSEO S.A.

By:	/s/ Angelo Chaclas
	Name:	Angelo Chaclas
	Title:	Authorized Representative

[Signature page of the Share Purchase Agreement]